UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

HENRY BROS. ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share of Henry Bros. Electronics, Inc. (“Henry Bros. common stock”)

(2)	Aggregate number of securities to which transaction applies:

6,210,366 shares of Henry Bros. common stock issued and outstanding and 1,000,499 options to purchase Henry Bros. common stock with a per share exercise price less than the per share merger consideration of $7.00 per share of Henry Bros. common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (a) 6,210,366 shares of Henry Bros. common stock multiplied by $7.00 per share, and (b) options to purchase 1,000,499 shares of Henry Bros. common stock multiplied by $2.39 (which is the difference between $7.00 and the weighted average exercise price for the options having an exercise price of less than $7.00 of $4.61 per share). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1) and the Commission’s Fee Rate Advisory for Fiscal Year 2010, was determined by multiplying the maximum aggregate value of the transaction by .0000713 ($71.30 per million dollars).

(4)	Proposed maximum aggregate value of transaction:

$45,863,755

(5)	Total fee paid:
$3,270.09

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, OCTOBER 25, 2010

HENRY BROS. ELECTRONICS, INC.
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410

November [ • ], 2010

Dear Stockholder:

It is our pleasure to invite you to the Henry Bros. Electronics, Inc. 2010 Annual Meeting of Stockholders to be held on December [ • ], 2010, at [ • ] a.m., Eastern Time, at our offices located at 17-01 Pollitt Drive, Fair Lawn, NJ 07410.

At the annual meeting, you will be asked to adopt the previously announced merger agreement pursuant to which Kratos Defense & Security Solutions, Inc. has agreed to acquire Henry Bros. Electronics, Inc. in an all-cash transaction valued at approximately $45 million. The proposed transaction and merger agreement, which was unanimously approved by our board of directors on October 4, 2010, provide for a cash payment to Henry Bros. stockholders of $7.00 per share, without interest, for each outstanding share of their Henry Bros. common stock.

You are also being asked to approve adjournment of our 2010 Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

In addition, you are being asked at the annual meeting to elect seven directors to serve until the next annual meeting of stockholders, or until their respective successors are duly elected and qualified. The directors nominated, if elected, have agreed to resign upon closing of the transactions contemplated by the merger agreement. Further, you are being asked to ratify the appointment of EisnerAmper LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2010.

Our board of directors unanimously recommends that you vote

•	“FOR” the adoption of the merger agreement,

•	“FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies,

•	“FOR” the election of each nominee for director, and

•	“FOR” ratification of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm.

The accompanying notice of annual meeting and proxy statement provide additional information regarding the matters to be voted on at the annual meeting. Please read these materials carefully.

Whether or not you plan to attend the annual meeting, once you have read the accompanying materials, please take the time to vote, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

Submitting a proxy now will not affect your right to vote your Henry Bros. shares in person if you choose to attend the annual meeting in person.

Note: If your shares are held by your bank, brokerage firm or other nominee, you must provide them instructions on how to vote on your behalf or they will be unable to vote your shares on the proposals to adopt the merger agreement, to adjourn the meeting to permit further solicitation of proxies, and the election of nominees for director, all of which are considered “non-discretionary” items under the rules of the under the rules of the New York Stock Exchange. In the absence of instructions on how to vote on your behalf, your bank, broker or nominee can vote your shares on the proposal for ratification of the selection of the independent registered public accounting firm which is considered a “discretionary” item. Your bank, broker or nominee will include a voting instruction card with this proxy statement. We strongly encourage you to cause your shares to be voted by following the instructions provided on the voting instruction card. Please return your proxy card to your nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Remember, YOUR VOTE IS VERY IMPORTANT regardless of the number of shares you own.

Very truly yours,

/s/  James E. Henry
James E. Henry
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ • ], 2010 and is first being mailed out to stockholders on or about [ • ], 2010

HENRY BROS. ELECTRONICS, INC.
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held [ • ], 2010

TO:	THE STOCKHOLDERS OF
HENRY BROS. ELECTRONICS, INC.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of HENRY BROS. ELECTRONICS, INC. (“Henry Bros.”) will be held at Henry Bros.’ offices at 17-01 Pollitt Drive, Fair Lawn, NJ 07410, on Wednesday, [ • ], 2010, at [ • ] a.m., Eastern Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 2010, among Kratos Defense & Security Solutions, Inc., Hammer Acquisition Inc. and Henry Bros., as such agreement may be amended from time to time;

2. To approve adjournment of our 2010 Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement;

3. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

4. To ratify the selection of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm for 2010; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on November 2, 2010 as the record date for the Annual Meeting and only holders of shares of record at that time will be entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. Stockholders are entitled to one vote for each share of Henry Bros. common stock held of record by such stockholder as of the record date.

Under Delaware law, Henry Bros.’ stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

Regardless of whether you plan to attend the Annual Meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the Annual Meeting to ensure that your shares will be present in person or represented at the Annual Meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment of the Annual Meeting, if necessary, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the merger agreement, “FOR” the election of the seven nominees for director, and “FOR” the ratification of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm for 2010. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING TO A LATER DATE OR TIME, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THERE ARE INSUFFICIENT VOTES AT THE TIME OF SUCH ADJOURNMENT TO ADOPT THE MERGER AGREEMENT, “FOR” THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR, AND “FOR” THE RATIFICATION OF EISNERAMPER LLP AS HENRY BROS.’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

By Order of the Board of Directors,

/s/  James E. Henry
James E. Henry
Chief Executive Officer

Fair Lawn, New Jersey
November [ • ], 2010

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission, we are now furnishing our proxy statement and annual report on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can also be found on the proxy card sent to stockholders of record.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on [ • ], 2010

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009 are available and can be accessed directly at the following Internet address: http://phx.corporate-ir.net/phoenix.zhtml?c=130008&p=irol-sec

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HENRY BROS. ELECTRONICS, INC.
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held December [ • ], 2010

Dated: November [ • ], 2010

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Henry Bros. Electronics, Inc., a Delaware corporation (“Henry Bros.”), from the holders of common stock, par value $.01 per share, of Henry Bros. (the “Common Stock”), in connection with its 2010 Annual Meeting of Stockholders to be held at Henry Bros.’ offices at 17-01 Pollitt Drive, Fair Lawn, NJ 07410 on [ • ], December [ • ], 2010, at [ • ] a.m., Eastern Time (“Annual Meeting”), and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to Henry Bros. Electronics, Inc. and its subsidiaries in this proxy statement by using the terms “Henry Bros.,” the “company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Parties to the Merger (Page 14)

Henry Bros. Electronics, Inc.

We provide technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. We have offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia.

Kratos Defense & Security Solutions, Inc.

Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Kratos”), is a United States national security solutions provider. Kratos provides mission critical products, solutions and services for United States national and homeland security. Principal areas of expertise include command, control, communications, computing, combat systems, intelligence, surveillance, and reconnaissance, sensor development, unmanned system solutions and support, weapon systems upgrade and sustainment; design, engineering, manufacturing and integration of military products, tactical and other shelters; military weapon range operations; critical network engineering services; information assurance and cybersecurity solutions; security and surveillance systems; and critical infrastructure security system design, integration and operation.

Hammer Acquisition Inc.

Hammer Acquisition Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Kratos, was formed solely for the purpose of facilitating Kratos’ acquisition of Henry Bros. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (Page 14)

The Agreement and Plan of Merger, dated as of October 5, 2010, which we refer to as the merger agreement, among Henry Bros., Kratos, and Merger Sub, provides that Merger Sub, a wholly-owned subsidiary of Kratos, will merge with and into Henry Bros. As a result of the merger, Henry Bros. will become a wholly-owned subsidiary of Kratos. Upon completion of the proposed merger, shares of Henry Bros.’ common stock will no longer be listed on The NASDAQ Capital Market.

Merger Consideration (Page 32)

At the effective time of the merger, each outstanding share of Henry Bros. common stock (other than shares of Henry Bros. common stock held by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as “Delaware law” or the “DGCL”), as described in this proxy statement) will be converted into the right to receive $7.00 in cash, without interest and less applicable withholding taxes. We refer to the $7.00 per share in this proxy statement as the per-share merger consideration.

Treatment of Stock Options (Page 45)

Kratos will assume all Henry Bros. options in connection with the merger. At the effective time of the merger, options to acquire Henry Bros. common stock outstanding will automatically be converted into options to acquire Kratos common stock under the terms and conditions of the stock option plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. The number of shares of Kratos common stock subject to each such option will be equal to the number of shares of Henry Bros. common stock subject to such option immediately prior to the effective time multiplied by 0.6552, rounding down to the nearest whole share, and the per share exercise price under each such option will be adjusted by dividing the per share exercise price under such option by 0.6552 and rounding up to the nearest cent.

Reasons for the Merger (Page 22)

In reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement, Henry Bros.’ board of directors consulted with Henry Bros.’ management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision.

Recommendation of Henry Bros.’ Board of Directors (Page 24)

Henry Bros.’ board of directors deemed that the merger and the other transactions contemplated by the merger agreement together represent a transaction that is fair to, advisable and in the best interests of Henry Bros. and its stockholders, and unanimously adopted and approved, and declared advisable, the merger agreement, the merger and the other transactions contemplated thereby. Henry Bros.’ board of directors unanimously recommends that Henry Bros.’ stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the annual meeting, if necessary, to solicit additional proxies.

Interests of Henry Bros.’ Directors and Executive Officers in the Merger (Page 46)

Henry Bros.’ directors and executive officers have economic interests in the merger that may be different from, or in addition to, their interests as Henry Bros. stockholders. Our board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated under the merger agreement. In addition, executive officers and directors of Henry Bros. have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the proposed merger.

Security Ownership of Directors and Executive Officers (Page 59)

As of November 2, 2010, the record date for determining stockholders entitled to vote at the annual meeting, the directors and executive officers of Henry Bros. beneficially owned in the aggregate [ • ] shares, or approximately [ • ]%, of Henry Bros.’ outstanding common stock entitled to vote at the annual meeting.

Voting Agreements (Page 52)

In connection with the transactions contemplated by the merger agreement, each member of our board of directors, including Richard D. Rockwell, our Chairman, James E. Henry, our Vice-Chairman and Chief Executive Officer, and Brian Reach, our President and Chief Operating Officer, who collectively beneficially owned, as of the record date, approximately [ • ]%, of the total outstanding shares of Henry Bros. common stock, has entered into a voting agreement with Kratos, to, among other things, vote their respective shares of Henry Bros. common stock in favor of the adoption of the merger agreement and the adjournment proposal, in each case, unless the merger agreement has been terminated.

Opinion of Imperial Capital, LLC (Page 25)

On October 4, 2010, Henry Bros.’ financial advisor, Imperial Capital, LLC (which we refer to as “Imperial Capital”), rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Imperial Capital’s written opinion) to the effect that, as of October 4, 2010, the $7.00 per share in cash consideration is fair, from a financial point of view, to the holders of Henry Bros. common stock in connection with the merger.

The full text of the written opinion of Imperial Capital, dated October 4, 2010, is attached as Appendix C to this proxy statement. The written opinion of Imperial Capital sets forth, among other things, the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken in connection with rendering the opinion. Imperial Capital provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger agreement. The Imperial Capital opinion does not constitute a recommendation as to any action Henry Bros. or holders of our common stock should take in connection with the merger or any aspect thereof.

Appraisal Rights (Page 72)

Under Delaware law, Henry Bros. stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures explained in this proxy statement.

Conditions to the Closing of the Merger (Page 40)

The obligation of us on the one hand, and Kratos and Merger Sub, on the other hand, to complete the merger is subject to satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement (Page 42)

The merger agreement may be terminated at any time prior to the consummation of the merger under specified circumstances set forth in the merger agreement.

Termination Fee (Page 44)

Upon termination of the merger agreement under specified circumstances, we may be required to pay a termination fee to Kratos of $1,788,000.

Solicitations of Alternative Proposals (Page 37)

During the period beginning on the date of the merger agreement, and continuing until 11:59 p.m. on November 14, 2010 (the “No-Shop Period Start Date”), we may solicit acquisition proposals (as defined in the merger agreement) from third parties, provide non-public information to any person pursuant to a confidentiality agreement on terms with respect to confidentiality not more favorable to such person than those contained in our confidentiality agreement with Kratos, and participate in discussions and negotiate with third parties with respect to acquisition proposals. To the extent that we provide a third party with nonpublic information that was not previously made available to Kratos or Merger Sub, we must promptly (and in any event within 24 hours) make such information available to Kratos and Merger Sub.

Our board of directors will determine, in its good faith judgment, after consultation with an independent financial advisor, whether any proposal received during the “go shop” period could reasonably be expected to result in a proposal more favorable to Henry Bros.’ stockholders from a financial point of view than the merger.

Starting on the No-Shop Period Start Date, we have agreed that we will not, nor will we permit any of our subsidiaries, or any of our respective officers, directors, employees, agents, attorneys, accountants, advisors or other representatives, to directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that would reasonably be expected to lead to any such inquiries or the making of any such proposal or offer;

•	furnish any information regarding us to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract having a primary purpose of effectuating, or which would effect, any acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, we may, before the merger agreement is approved by our stockholders, respond to an unsolicited bona fide written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement applicable to the circumstances in which the board of directors may change its recommendation with respect to the merger agreement, including negotiating with Kratos and Merger Sub in good faith to make adjustments to the merger agreement prior to termination and, if required, paying a termination fee. We can also continue discussions commenced prior to the No-Shop Period Start Date with third parties to further acquisition proposals previously submitted.

Regulatory Approvals (Page 52)

No filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the merger and, therefore, there is no applicable waiting period under the HSR Act for the merger to be consummated. We are not aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the merger, except for compliance with the applicable regulations of the Securities and Exchange Commission (the “SEC”) in connection with this proxy statement, other than as described herein.

Effective Time of the Merger (Page 31)

We are working with Kratos to complete the merger as soon as practicable and are targeting completion of the merger during the fourth quarter of 2010. However, we cannot predict the exact timing of the completion of the proposed merger and whether the merger will be consummated. In order to consummate the merger, Henry Bros.’ stockholders must adopt the merger agreement and the other closing conditions under the merger agreement must be satisfied or, to the extent legally permitted, waived.

Material U.S. Federal Income Tax Consequences of the Merger (Page 49)

If you are a U.S. Holder (as defined below), the receipt of cash in exchange for your shares of Henry Bros. common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash you receive pursuant to the merger (determined before any applicable withholding) and (ii) your adjusted tax basis in the Henry Bros. shares. If you are a Non-U.S. Holder (as defined below), any gain realized on your receipt of cash in the merger generally will not be subject to U.S. federal income tax unless certain circumstances apply (as discussed below). Because of the complexities of the tax laws, all stockholders should consult their tax advisors to determine the particular tax consequences to them related to the merger (including the application and effect of any state, local or foreign income and other tax laws).

Market Information for Common Stock (Page 75)

The closing sale price of Henry Bros. common stock on October 5, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $4.60 per share. The closing sale price of Henry Bros. common stock as listed on NASDAQ on [ • ], 2010, the most recent practicable date before this proxy statement was printed, was $[ • ].

The merger consideration of $7.00 per share of Henry Bros. common stock represents a 52.2% premium over the closing price of Henry Bros. common stock as listed on NASDAQ on October 5, 2010, the last trading day before the date the proposed transaction with Kratos was publicly announced, a 68.7% premium over the closing price of Henry Bros. common stock on October 1, 2010, the last trading day prior to delivery of the fairness opinion and the approval of the signing of the definitive agreement; and premiums of 70.3%, 76.3%, 91.8% and 75.0%, respectively, over the Henry Bros. common stock average market price corresponding to the 30-day, 60-day, 90-day and 180-day periods prior to October 1, 2010.

You are encouraged to obtain current market quotations for Henry Bros. common stock in connection with voting your shares.

Delisting and Deregistration of Common Stock (Page 53)

If the merger is completed, Henry Bros. common stock will no longer be listed on NASDAQ or any other exchange or quotation system and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the proposed merger and the annual meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of Henry Bros. common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

The Annual Meeting

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you owned shares of Henry Bros. common stock as of November 2, 2010, the record date for the 2010 annual meeting. Henry Bros.’ board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the annual meeting of Henry Bros.’ stockholders.

Q:	When and where will the annual meeting of stockholders be held?

A:	The annual meeting of Henry Bros. stockholders (which we refer to as the annual meeting) will be held on [ • ], December [ • ], 2010, starting at [ • ] a.m. Eastern Time at the offices of Henry Bros. at 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410.

Q:	What are the proposals that will be voted on at the annual meeting?

A:	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment of the annual meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement;

• to elect seven directors to serve on our board of directors;

• to ratify the selection of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm for the fiscal year ending December 31, 2010; and

• to act on other matters and transact such other business, as may properly come before the meeting.

Q:	Who is entitled to attend and vote at the annual meeting?

A:	The record date for the annual meeting is November 2, 2010. If you own shares of Henry Bros. common stock of record as of the close of business on the record date for determining stockholders entitled to notice of and to vote at the annual meeting, you are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. As of the record date, there were approximately [ • ] shares of Henry Bros. common stock issued and outstanding.

Q:	How does the Henry Bros. board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement;

• “FOR” adjournment of the annual meeting, if necessary, to permit the further solicitation of proxies;

• “FOR” each of our nominees for director;

• “FOR” ratification of the selection of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	How many votes are required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Henry Bros. common stock. In connection with the transactions contemplated by the merger agreement, each member of our Board of Directors, including Richard D. Rockwell, our Chairman, James E. Henry, our Vice-Chairman and Chief Executive Officer, and Brian Reach, our President and Chief Operating Officer, who collectively beneficially owned, as of the record date, approximately [ • ]%, of the total outstanding shares of Henry Bros. common stock, has entered into a voting agreement with Kratos, which provides, among other things, that they will vote their respective shares of Henry Bros. common stock in favor of the adoption of the merger agreement, unless the merger agreement has been terminated.

Q:	How many votes are required for Henry Bros.’ stockholders to approve the other proposals at the annual meeting?

A:	The affirmative vote of a majority of the votes cast by all stockholders present in person or by proxy at the annual meeting will be required for the ratification of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm and the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies. The director nominees will be elected by a plurality of the votes cast at the annual meeting.

Q:	What constitutes a quorum for the annual meeting?

A:	The presence of holders of a majority of the shares entitled to vote that are outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the annual meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please cause your shares to be voted as described below.

Q:	How many votes do I have?

A:	You have one vote for each share of Henry Bros. common stock you own as of the record date.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “FOR,” “AGAINST,” “ABSTAIN” and withheld votes.

With respect to (i) the proposal to adopt the merger agreement, (ii) the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies, and (iii) the proposal to ratify the selection by the audit committee of our independent registered public accounting firm, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Because under Delaware law adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Henry Bros. common stock as of the record date, failures to vote or abstentions on the proposal to adopt the merger agreement will have the same effect as votes “AGAINST” the adoption of the merger agreement. Because failures to vote and abstentions on the proposal to adjourn the meeting, if necessary, to permit further solicitations of proxies, or the proposal to ratify the selection by the audit committee of our independent registered public accounting firm are not considered votes “cast,” such failures to vote and abstentions will not be counted in determining the total number of votes cast or the number of votes cast “FOR” or “AGAINST” such proposals.

For the election of directors, you may vote “FOR” all of our nominees or you may “WITHHOLD” your vote for one or more of our nominees. Withheld votes will not count as votes cast for such nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you withhold your vote, it has no effect on the outcome of the vote to elect such directors.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting, if necessary, to permit further solicitation of proxies, “FOR” each of our seven nominees for director, “FOR” ratification of the selection of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Henry Bros.’ transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement and proxy card have been sent directly to you by Henry Bros.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for providing voting instructions by telephone or the Internet, if applicable.

Q:	How do I cause my shares to be voted if I am a stockholder of record?

A:	You may cause your shares to be voted:

• by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

• by appearing in person and voting at the annual meeting.

Submitting your proxy card will not prevent you from voting in person at the annual meeting. You are encouraged to submit a proxy by mail even if you plan to attend the annual meeting in person to ensure that your shares of Henry Bros. common stock are present in person or represented at the annual meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting, if necessary, to permit further solicitation of proxies, “FOR” each of our seven nominees for director, “FOR” ratification of the selection of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Under the rules of the New York Stock Exchange, your brokerage firm, bank, trust or other nominee will not be permitted to vote your shares for you at the annual meeting on “non-discretionary” items, which are the proposal for the adoption of the merger agreement, the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, and the election of the nominees for director, if you do not instruct it how to vote. The proposal for the ratification of EisnerAmper, LLP as Henry Bros.’ independent registered public accounting firm for 2010 is considered a “discretionary” item and is the sole proposal that your nominee may vote your shares if you provide your nominee with your proxy but do not instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the annual meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the annual meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the annual meeting. If you are a registered stockholder, you can do this in one of three ways. First, you can send a written, dated notice to the Corporate Secretary of Henry Bros., stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

If you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive to ensure that all of your shares are voted.

Q:	May I vote in person?

A:	Yes. You may attend the annual meeting and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the annual meeting.

The Merger

Q:	What is the proposed transaction?

A:	Henry Bros. and Kratos have entered into a definitive agreement pursuant to which, subject to the terms and conditions of the merger agreement, Kratos will acquire Henry Bros. through the merger of a wholly-owned subsidiary of Kratos with and into Henry Bros. Henry Bros. will be the surviving corporation (which we refer to as the “surviving corporation”) in the merger and will continue as a wholly-owned subsidiary of Kratos.

Q:	What will a Henry Bros. stockholder be entitled to receive when the merger occurs?

A:	If the proposed merger is completed, for every share of Henry Bros. common stock held of record at the time of the merger, Henry Bros. stockholders will be entitled to receive $7.00 per share in cash, without interest, less any applicable withholding taxes. This does not apply to shares held by Henry Bros. stockholders, if any, who have perfected their appraisal rights under Delaware law.

Q:	How does the merger consideration compare to the market price of Henry Bros. common stock?

A:	The merger consideration of $7.00 per share of Henry Bros. common stock represents a 52.2% premium over the closing price of Henry Bros. common stock as listed on NASDAQ on October 5, 2010, the last trading day before the date the proposed transaction with Kratos was publicly announced, a 68.7% premium over the closing price of Henry Bros. common stock on October 1, 2010, the last trading day prior to delivery of the fairness opinion and the approval of the signing of the definitive agreement which occurred on October 4, 2010; and premiums of 70.3%, 76.3%, 91.8% and 75.0%, respectively, over the Henry Bros. common stock average market price corresponding to the 30-day, 60-day, 90-day and 180-day periods prior to October 1, 2010. You are encouraged to obtain current market quotations for Henry Bros. common stock in connection with voting your shares.

Q:	What are the material federal income tax consequences of the merger to me?

A:	If you are a U.S. Holder (as defined below), the receipt of cash in exchange for your shares of Henry Bros. common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash you receive pursuant to the merger (determined before any applicable withholding) and (ii) your adjusted tax basis in the Henry Bros. shares. If you are a Non-U.S. Holder (as defined below), any gain realized on your receipt of cash in the merger generally will not be subject to U.S. federal income tax unless certain circumstances apply (as discussed below). Because of the complexities of the tax laws, all stockholders should consult their tax advisors to determine the particular tax consequences to them related to the merger (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the material federal income tax consequences of the merger to you, see “Material U.S. Federal Income Tax Consequences of the Merger” on page 49.

Q:	When do you expect the merger to be completed?

A:	We are working with Kratos to complete the merger as soon as practicable and are targeting completion of the merger during the fourth quarter of 2010. However, the merger is subject to various closing conditions, including Henry Bros. stockholder approval, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Henry Bros. common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Henry Bros. common stock before the annual meeting?

A:	The record date for stockholders entitled to vote at the annual meeting is earlier than the date of the annual meeting and the expected closing date of the merger. If you transfer your shares of Henry Bros. common stock after the record date but before the annual meeting, you will, unless special arrangements are made, retain your right to vote at the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the annual meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” on page 72 and Appendix D.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of the Delaware law, provided they satisfy the special criteria and conditions set forth in Section 262 of Delaware law. You should be aware that the fair value of your shares as determined under Delaware law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. We encourage you to read the Delaware statute carefully and consult with legal counsel if you desire to exercise your appraisal rights. For more information regarding appraisal rights, see “Appraisal Rights” on page 72. In addition, a copy of Section 262 of Delaware law is attached as Appendix D to this proxy statement.

Q:	What will happen to the directors who are up for election if the merger agreement is adopted?

A:	If the merger agreement is adopted by stockholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors, including those elected at the annual meeting, will serve only until the merger is completed.

Q:	Will members of our board of directors or management hold any equity interest in Kratos following the merger?

A:	After the merger, pursuant to the terms of his employment agreement with Kratos, Mr. Henry will receive restricted stock units to acquire Kratos common stock and will be eligible to receive additional restricted stock units for the years ended 2011, 2012 and 2013. The license agreement between Kratos, Henry Bros. and Mr. Henry, provides that Mr. Henry will purchase between $3.0 and $4.0 million shares of Kratos common stock pursuant to a Rule 10b5-1 trading plan to be entered into by Mr. Henry within 15 days following the effective time of the merger. For a more detailed discussion of the employment agreement and the license agreement, see “Interests of Henry Bros.’ Directors and Executive Officers in the Merger” on page 46.

In addition, because Kratos will be converting all outstanding stock options to purchase Henry Bros. common stock into options to purchase Kratos common stock, all of our other directors and certain members of our executive management, including Mr. Reach, Mr. Hopkins, Mr. Smith and Mr. Peckham, may, if they exercise such options after the effective time of the merger, hold shares of Kratos common stock following the merger.

Q:	How can I obtain additional information about Henry Bros.?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 23, 2010, excluding certain exhibits, and other filings with the SEC, without charge to any stockholder who makes a written or oral request to our Corporate Secretary by writing to: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Corporate Secretary. Our Annual Report on Form 10-K, and other SEC filings also may be accessed on the Internet at www.sec.gov or on the Investor Relations page of our website at www.hbe-inc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and, therefore, is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information.”

THE ANNUAL MEETING

Date, Time and Place.

The annual meeting will be held on [ • ], December [ • ], 2010, starting at [ • ] a.m. Eastern Time at Henry Bros.’ offices at 17-01 Pollitt Drive, Fair Lawn, NJ 07410.

Purpose.

You will be asked to consider and vote upon (i) the adoption of the merger agreement, pursuant to which Merger Sub will be merged with and into Henry Bros., with Henry Bros. continuing as the surviving corporation, (ii) the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies (iii) the election of directors, (iv) ratification of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm, and (v) such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

Record Date and Quorum.

You are entitled to vote at the annual meeting if you owned shares of Henry Bros. common stock at the close of business on November 2, 2010, the record date for the annual meeting. You will have one vote for each share of Henry Bros. common stock that you owned on the record date. As of November 2, 2010, the record date there were [ • ] shares of Henry Bros. common stock issued and outstanding and entitled to vote. The presence, in person or by proxy, of a majority of Henry Bros. common stock issued, outstanding and entitled to vote at the annual meeting will constitute a quorum for the purpose of the annual meeting. In the event that a quorum is not present at the annual meeting, the meeting may be adjourned to solicit additional proxies.

Vote Required.

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Henry Bros. common stock. The approval of any proposal to adjourn the annual meeting to a later date or time, if necessary, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the merger agreement requires the affirmative vote of a majority of the votes cast by holders of Henry Bros. common stock, even if less than a quorum. The director nominees will be elected by a plurality of the votes cast at the annual meeting. The ratification of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by holders of Henry Bros. common stock at the annual meeting.

Because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of Henry Bros. common stock for approval, the failure to provide your broker or nominee with voting instructions, or abstentions, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Because the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast by holders of Henry Bros. common stock at the annual meeting, even if less than a quorum, and because your broker or nominee does not have discretionary authority to vote on the proposal, the failure to instruct your broker or nominee with voting instructions on how to vote your shares will result in a broker non-vote, which will have no effect on the approval of that proposal. Likewise, any abstentions will have no effect on the vote on this proposal.

Because the nominees for director are elected by a plurality of the votes cast at the annual meeting and because your broker or nominee does not have discretionary authority to vote on the election of the nominees for director, the failure to instruct your broker or nominee on how to vote your shares will result in a broker non-vote. Broker non-votes and votes withheld in the election of directors will not be counted towards the election of any person as a director.

In the absence of instructions on how to vote on your behalf, your bank, broker or nominee will be able to vote your shares on the proposal for ratification of the selection of the independent registered public accounting firm which is considered a “discretionary” item. Abstentions and broker non-votes, if any, will not be counted as votes “cast” with respect to such matter.

Prior to the annual meeting, we will select one or more inspectors of election for the annual meeting. Such inspector will canvas the stockholders present in person at the annual meeting, count their votes and count the votes represented by proxies presented.

Voting and Proxies.

Any stockholder of record entitled to vote at the annual meeting may submit a proxy by returning the enclosed proxy card by mail, or by voting in person at the annual meeting. If you do not return your proxy card or attend the annual meeting and vote in person, your shares of Henry Bros. common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Even if you plan to attend the annual meeting, if you hold your shares of common stock in your own name as the stockholder of record, please cause your shares to be voted by completing, signing, dating and returning the enclosed proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, if applicable, “FOR” the election of the seven nominees, and “FOR” the ratification of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm.

If your shares of Henry Bros. common stock are held in “street name,” you should instruct your broker, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your broker or nominee. If your shares of Henry Bros. common stock are held in “street name,” you must obtain a legal proxy from such nominee in order to vote in person at the annual meeting.

If you fail to provide your nominee with instructions on how to vote your shares of Henry Bros. common stock, your broker or nominee will not be able to vote such shares at the annual meeting on the proposal to adopt the merger agreement, the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies, and the election of the seven nominees for director, all of which are considered “non-discretionary” items under the rules of the New York Stock Exchange.

Revocability of Proxy.

Any stockholder of record of Henry Bros. common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the annual meeting by any of the following actions:

•	delivering to Henry Bros.’ Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

•	delivering a new proxy, relating to the same shares of Henry Bros. common stock and bearing a later date.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Henry Bros. Electronics, Inc.
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410
Attn: Corporate Secretary

If you are a “street name” holder of Henry Bros. common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

SOLICITATIONS

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by Henry Bros. In addition to the use of mail, employees of Henry Bros. may solicit personally and by telephone. Henry Bros.’ employees will receive no compensation for soliciting proxies other than their regular salaries. Henry Bros. may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Henry Bros. may reimburse such persons for their expenses in so doing.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend(s)” and similar expressions are intended to identify such forward-looking statements. These statements include, but are not limited to, the expected timing of the acquisition; the ability of Kratos and Henry Bros. to close the acquisition; the performance of the parties under the terms of the merger agreement and related transaction documents; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of Henry Bros., that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Investors are also urged to carefully review and consider the various disclosures in Henry Bros.’ SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010, and Current Reports on Form 8-K filed from time to time by Henry Bros., and the following factors:

•	uncertainties associated with the acquisition of Henry Bros. by Kratos;

•	uncertainties as to the timing of the merger;

•	the failure to receive approval of the transaction by the stockholders of Henry Bros.;

•	the ability of the parties to satisfy closing conditions to the transaction;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	the outcome of any legal proceedings that have been or may be instituted against Henry Bros. and/or others relating to the merger agreement; and

•	failure of a party to comply with its obligations under the merger agreement and the related transaction documents.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and “Forward-Looking Statements” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K which are available at no charge from the SEC through its website at www.sec.gov. We are under no obligation to publicly release any revision to any forward-looking statement to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE MERGER

THE PARTIES TO THE MERGER

Henry Bros. Electronics, Inc.

Henry Bros Electronics, Inc., a Delaware corporation, provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. Henry Bros. has offices in Arizona, California, Colorado, Maryland, New Jersey, New York, Texas and Virginia. Henry Bros.’ principal executive offices are located at 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410 and our telephone number is (201) 794-6500. Henry Bros. common stock is listed on The NASDAQ Capital Market under the symbol “HBE”.

Kratos Defense & Security Solutions, Inc.

Kratos Defense & Security Solutions, Inc., a Delaware corporation, is a United States national security solutions provider. Kratos provides mission critical products, solutions and services for United States national and homeland security. Principal areas of expertise include command, control, communications, computing, combat systems, intelligence, surveillance, and reconnaissance, sensor development, unmanned system solutions and support, weapon systems upgrade and sustainment; design, engineering, manufacturing and integration of military products, tactical and other shelters; military weapon range operations; critical network engineering services; information assurance and cybersecurity solutions; security and surveillance systems; and critical infrastructure security system design, integration and operation. Kratos’ principal executive offices are located at 4820 Eastgate Mall, Suite 200, San Diego, CA 92121 and its telephone number is (858) 812-7300. Kratos common stock is listed on The NASDAQ Global Select Market under the symbol “KTOS”.

Hammer Acquisition Inc.

Merger Sub was formed solely for the purpose of facilitating Kratos’ acquisition of Henry Bros. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon completion of the proposed merger, Merger Sub will merge with and into Henry Bros. and will cease to exist. Merger Sub’s principal executive offices are located at 4820 Eastgate Mall, Suite 200, San Diego, CA 92121 and its telephone number is (858) 812-7300.

BACKGROUND OF THE MERGER

Over the past several years, our board of directors has periodically reviewed, with our senior management, the long-term strategic direction for Henry Bros. in light of our financing capabilities and markets served, economic climate, competitive position and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving Henry Bros. and other security system integrators, particularly in view of the increasing competition and ongoing consolidation in our industry. In an effort to maximize stockholder value, our management and board of directors have also considered a variety of business strategies, including the pursuit of organic growth, strategic alliances, Department of Defense market partners and acquisitions, as well as our prospects as a small public company.

The system integration space in which Henry Bros. operates is highly fragmented and competitive. Many of our competitors are significantly larger, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources. As a result, many customers perceive such larger competitors to be more stable in the long term, which places Henry Bros. at a competitive disadvantage, although Henry Bros.’ services may be equally competitive. Historically, it has been very difficult for smaller participants in our industry, including Henry Bros., to achieve and maintain profitability and revenue growth. For example, Henry Bros. was profitable in fiscal years 2005 and 2008, but operated at a net loss for fiscal years 2006, 2007 and 2009.

Consolidation in the industry also places Henry Bros. at a greater disadvantage, as it creates additional larger system integrators. In addition, as a small market capitalization company, Henry Bros. has experienced difficulty in attracting a following in the stock market, resulting in a lack of liquidity. This has impaired Henry Bros.’ ability to use its stock as currency for acquisitions, and has created practical trading issues for its stockholders.

Since 2001, our board of directors and management team focused on a growth strategy pursuant to which Henry Bros. would seek to increase profitability by pursuing larger projects and the completion of strategic acquisitions to expand its business. During that time, Henry Bros. executed this strategy by completing seven acquisitions, entering into three strategic alliances and by hiring additional sales personnel. Despite those efforts, as noted above, Henry Bros. has been unable to maintain consistent growth and profitability over the last five years. Although Henry Bros. stands to benefit from record backlog and booked orders this fiscal year, the capital required to fill such orders and support increased performance bonding requirements under new contracts may create working capital challenges by 2010 year-end.

In light of the market dynamics and pressures described above, our board of directors and management team has been actively evaluating ways for Henry Bros. to remain competitive and to increase its revenues and financial performance. Thus, in December 2009, Henry Bros.’ Chief Executive Officer James E. Henry and Henry Bros.’ President and Chief Operating Officer Brian Reach agreed to the request of representatives of Imperial Capital to meet to discuss the state of the security integration market and Henry Bros.’ competitive positioning within that market.

In March 2010, representatives of Imperial Capital met with Messrs. Henry and Reach to discuss a potential business opportunity for Henry Bros. During that meeting, the parties discussed the possibility of an M&A transaction between Henry Bros. and Kratos.

On April 21, 2010, an Imperial Capital representative introduced Messrs. Henry and Reach to Ben Goodwin, President of Kratos’ Public Safety and Security Segment. During that meeting, Mr. Goodwin communicated Kratos’ interest in growing its system integration business through a potential combination of Henry Bros.’ business with Kratos’ Public Safety and Security business.

Between April 23-26, 2010, an Imperial Capital representative fielded several calls from Kratos during which Kratos indicated a potential interest in acquiring Henry Bros. The Imperial Capital representative informed Henry Bros. that Kratos would need detailed financial information and projections in order to evaluate the Company.

On April 27, 2010, Messrs. Henry and Reach were informed by a representative of Imperial Capital that Kratos was potentially interested in acquiring Henry Bros. and indicated that, based on the information available to Kratos at that time, it would only be willing to pay $6.00 per share to acquire Henry Bros. The Imperial Capital representative stated that he believed that in order to move Kratos up from that price, Henry Bros. would have to make its case with its financial condition and projections, which would include projected business and operating synergies.

In order to engage in further discussions with Kratos and to ensure the confidentiality of non-public information regarding Henry Bros., on April 28, 2010, Henry Bros. and Kratos signed a Non-Disclosure Agreement.

On May, 3, 2010, Mr. Reach met with Mr. Goodwin and an Imperial Capital representative to discuss Henry Bros.’ business, financial history and 2010 guidance. It was agreed that the next step would be to meet with Eric DeMarco, Kratos’ Chief Executive Officer and President. Moreover, Imperial Capital agreed to help analyze whether a business combination would make sense from a financial standpoint.

On May 12, 2010, during a regularly scheduled meeting of Henry Bros.’ board of directors, Mr. Henry reported on Henry Bros.’ discussions with Kratos. Mr. Henry noted, however, that due to Henry Bros.’ operating net loss in fiscal year 2009, as well as the limited time it had to demonstrate a turnaround in its financial condition, that it would be advisable to delay substantive discussions until after the availability of financial results for the fiscal quarter ended June 30, 2010. Mr. Henry also reported that he had been approached in March 2010 by Company A and Company B, individually, regarding their interests in pursuing a combination with Henry Bros. Although there had been follow-up discussions with both companies, Henry Bros. management indicated that it did not believe either company had the resources to finance such a transaction and the discussions never reached a stage where terms were discussed beyond an initial indication of interest from each of the companies to pay Henry Bros. stockholders $6.00 per share.

On June 17, 2010, Messrs. Henry and Reach attended a meeting at Kratos’ San Diego Headquarters. In addition to Mr. DeMarco, Mr. Goodwin, an Imperial Capital representative, Deanna Lund, Kratos’ Chief Financial Officer, Fred Thomas, Kratos’ General Manager of Public Safety and Securities Business and Laura Siegal, Kratos’ Vice President and Corporate Controller also attended the meeting. Representatives of Henry Bros. and Kratos gave presentations on their respective businesses. During the meeting, Mr. DeMarco communicated Kratos’ desire to combine its system integration business with that of Henry Bros.’ and operate the combined businesses under the Henry Bros. brand name. The price and terms of a strategic transaction were not discussed at this meeting. Moreover, Henry Bros. and Kratos decided to hold off discussing a potential transaction until the release of Henry Bros.’ financial information for the fiscal quarter ended June 30, 2010 and updated financial forecasts.

Between July 14, 2010 and August 4, 2010, Henry Bros. prepared financial projections for the six-months ended 2010 and full fiscal years 2011-2012 in anticipation of a meeting to discuss whether the parties should contemplate a business combination. Based on Henry Bros.’ record backlog of booked orders for the fiscal quarter ended June 30, 2010 and improved guidance for 2010, Mr. Reach requested that Imperial Capital get more clarity from Kratos as to what it would be willing to pay to acquire Henry Bros.

On August 5, 2010, Mr. Henry and Mr. Reach attended a meeting at Imperial Capital’s offices. Mr. Goodwin and an Imperial Capital representative were also present at that meeting. During that meeting, Messrs. Henry and Reach provided Mr. Goodwin with certain financial information of Henry Bros. In addition, the parties discussed Henry Bros.’ business, and its growth prospects, with and without a combination with Kratos’ public safety and security business.

On August 11, 2010, the Henry Bros. board of directors held a regularly scheduled meeting. Representatives of Moses & Singer LLP (“M&S”), Henry Bros.’ legal counsel, were also present at such meeting by telephone. Mr. Henry provided an overview of Kratos’ history, operations and financial condition and proceeded to update the board on the status of the Henry Bros.’ conversations with Kratos over the last few months.

On August 16, 2010, Kratos furnished a letter of intent to Henry Bros. pursuant to which Kratos proposed to acquire all of Henry Bros.’ outstanding capital stock for a purchase price of $7.00 per share. The letter of intent required Henry Bros.’ response no later than 5:00 p.m. (Eastern Time) on August 20, 2010. The letter of intent also provided that (i) consideration would be paid all in cash or in a combination of 50% cash and 50% Kratos common stock, at Kratos’ election, with the valuation of Kratos stock to be based on its average closing price for the 20 days preceding execution of a definitive agreement; (ii) all Henry Bros. directors and officers, as well as all stockholders represented on the board of directors (which held approximately 60% of the Henry Bros. outstanding shares), would be subject to irrevocable proxies to vote in support of the merger, i.e., “lock-up agreements”, without any contractual exceptions; (iii) no stock options would be accelerated and only stock options that were both vested and in-the-money would be assumed, all others would be canceled; (iv) a “no shop” covenant, meaning that Henry Bros. could not solicit potential bidders after signing of a definitive agreement with Kratos (subject to a customary “fiduciary out”); (v) Henry Bros. would be subject to a “force the vote” provision which would require Henry Bros. to submit the merger for approval by the stockholders even if the board withdrew its recommendation pursuant to its fiduciary duties and (vi) a break-up fee of 4% of the announced value of the transaction in the event the board withdrew its recommendation in favor of the acquisition.

On August 17, 2010, Henry Bros.’ board of directors met to discuss Kratos’ proposal, the hiring of a financial advisor and any strategic alternatives to Kratos’ proposal. Mr. Reach arranged to have three financial advisors attend the meeting, including Imperial Capital. The Henry Bros. board interviewed each of the three firms. A discussion ensued with the Imperial Capital representative with respect to Imperial Capital’s relationship with, and past representations of, Kratos. The Imperial Capital representative noted that Imperial Capital had represented SYS Technologies in 2008 in its acquisition by Kratos. The Imperial Capital representative reported that Imperial Capital rendered a fairness opinion for Kratos in 2008 in connection with Kratos’ acquisition of Digital Fusion and had participated as an underwriter in a recent debt offering by Kratos. The Imperial Capital representative noted that Imperial Capital’s analysts covered Kratos.

On August 19, 2010, our board of directors held a telephonic meeting to discuss further the engagement of a financial advisor, Kratos’ proposal and alternatives to Kratos’ proposal. A representative of M&S attended the meeting. The board of directors reviewed the qualifications of the various financial advisors it had interviewed. The consensus was that Imperial Capital had the most extensive industry experience and would be in the best position to reach potential buyers because of its significant relationships throughout the security industry. It was also noted that Imperial Capital had a significant advantage over the other firms that had been interviewed due to its prior dealings with Kratos and, consequently, was in the best position to further discussions with Kratos, if the board of directors decided to proceed with further consideration of a transaction with Kratos. The board of directors then considered issues relating to Imperial Capital’s independence. After review and discussion of this point, the board of directors appointed non-employee board members Jim Power and David Sands to interview representatives of Imperial Capital with respect to Imperial Capital’s ability to be an independent advisor. After discussion, Henry Bros.’ board of directors decided to defer making a selection of financial advisors until Messrs. Power and Sands reported the results of their meeting with Imperial Capital.

On August 20, 2010, our board of directors held another telephonic meeting to discuss the engagement of a financial advisor, Kratos’ proposal and alternatives to Kratos’ proposal. Messrs. Sands and Power reported on their meeting with Imperial Capital representatives. After Messrs. Sands and Power’s report, the board of directors discussed a number of issues concerning the possibility that Imperial Capital’s prior dealings with Kratos could influence Imperial Capital’s independence as a financial advisor. The board also considered representations by Imperial Capital to Messrs. Sands and Power that (i) if not hired by Henry Bros., Imperial Capital would not play a role, or receive any compensation from Kratos, in connection with a transaction with Henry Bros. and (ii) that Henry Bros.’ engagement of Imperial Capital would be subject to the review and approval of Imperial Capital’s conflicts committee. After discussion, the board of directors concluded that Imperial Capital’s reputation and experience in the physical security and system integration industries, and its prior dealings with Kratos, would confer substantial benefits to Henry Bros.’ stockholders. Moreover, based on Imperial Capital’s representations to Messrs. Sands and Powers that it could and would be able to provide the board with independent advice, combined with the active oversight of the board throughout the acquisition and “go shop” process, the board concluded that the potential for any problems relating to conflicts of interest by Imperial Capital would, in the view of the board, be acceptably minimized. The board also determined that hiring an additional financial advisor to work on the transaction was unnecessary given Imperial Capital’s qualifications and experience in Henry Bros.’ industry and the greater transaction costs that would be passed on to the Henry Bros. stockholders would not be justified. Finally, the board determined that to not hire Imperial Capital would result in failing to provide Henry Bros.’ stockholders with the benefits of Imperial Capital’s capabilities, without any assurance that costs would be reduced.

Messrs. Richard Rockwell, Henry and Reach were authorized to negotiate an engagement letter with Imperial Capital.

On August 25, 2010, Henry Bros. entered into a written engagement letter with Imperial Capital to act as its financial advisor for purposes of evaluating the Kratos offer and any strategic alternatives available to Henry Bros.

On August 25, 2010, Henry Bros. communicated to Kratos that it had engaged a financial advisor and that it intended to continue its review of its strategic alternatives, including the letter of intent received from Kratos, based on a process managed with the input of its financial advisor.

On August 26, 2010, our board of directors held a special meeting to discuss Henry Bros.’ strategic alternatives. A representative of Imperial Capital and representatives of M&S were also present by invitation of the board. The Imperial Capital representative discussed Henry Bros.’ strategic alternatives, including (i) maintaining the status quo (with or without making acquisitions), (ii) raising capital, (iii) entering into a transaction to go private or (iv) a sale or merger. The board discussed the competitive environment in the security integration business and other general developments in the industry. The Imperial Capital representative advised that the relative illiquidity of Henry Bros.’ stock would hinder its ability to make acquisitions (as had previously been experienced by Henry Bros. in the past), and the unwelcoming environment for micro-cap public companies in the debt and equity capital markets would limit Henry Bros.’ ability to raise capital.

At the same meeting of the board of directors, Kratos’ proposal dated August 16, 2010 was discussed with Imperial Capital. A representative of M&S explained various “deal protection” alternatives that the board could consider requesting in connection with the proposal.

On August 27, 2010, the board of directors reconvened the special meeting by telephone conference to discuss further Kratos’ letter of intent. The board determined at such time that it could not respond to Kratos’ letter of intent because it was still in the process of evaluating the Company’s strategic alternatives. The board also determined that it would need certain deal protection terms in place before it could seriously consider entering into an agreement with Kratos. Consequently, at the direction of the board, Mr. Henry sent Kratos a letter advising it that (i) Henry Bros. was in the process of reviewing its strategic alternatives; (ii) any transaction would require adequate protections to enable Henry Bros.’ board to discharge its fiduciary duties to seek the best possible transaction for Henry Bros.’ stockholders, including a post-signing “go shop” period of appropriate duration, a bifurcated termination fee and a standard termination right in the event the board exercised a “fiduciary out”; (iii) Henry Bros. would require additional information regarding Kratos’ business in order to evaluate Kratos’ stock if used as consideration in the transaction and (iv) Henry Bros. would not be seeking alternative acquirers at that time. Mr. Henry further noted that given the concentration of Henry Bros. stock, a “force the vote” provision was inappropriate.

The August 27 decision of the board to not negotiate Kratos’ $7.00 per share offer at such time or to seek alternative acquirers, or “shop” Henry Bros., prior to signing a definitive agreement was based on discussions with Imperial Capital. Imperial Capital indicated to the Henry Bros. board that (a) Kratos had stated to Imperial Capital that Kratos believed that it was making a fully valued offer and (b) there was a risk that Kratos would withdraw its offer if Henry Bros. decided to canvass buyers. Moreover, Imperial Capital indicated that it believed that Henry Bros. would be in a better position to maximize stockholder value during a post signing “go shop” period with a signed $7 per share agreement with Kratos establishing a floor price than to engage in a pre-signing shopping process given Henry Bros.’ then current $4.25 per share price. Accordingly, the board decided to hold off on seeking potential bidders at such time and instead focused on negotiating a “go shop” protection mechanism to ensure that Henry Bros.’ stockholders would have an opportunity to receive the highest possible price for their shares.

During the period of August 27, 2010 to September 2, 2010, Imperial Capital and our management team met several times to discuss these strategic alternatives and the likely universe of third parties who might be interested in a potential merger or other business combination involving Henry Bros.

On September 1, 2010, Henry Bros. received a letter from Kratos indicating that it would agree to proceed substantially with the deal protection measures requested by the board.

On September 2, 2010, our board of directors held a meeting to review and discuss the strategic alternatives available to Henry Bros. Representatives from Imperial Capital and M&S were also present at this meeting. Imperial Capital discussed with Henry Bros.’ board Henry Bros.’ business and the security integration and monitoring markets, as well as Henry Bros.’ strategic alternatives. Imperial Capital then discussed with Henry Bros.’ board of directors the strengths and weaknesses of each of the various strategic alternatives available to Henry Bros. and the likely universe of third parties, both strategic and financial, who might be interested in a potential acquisition of Henry Bros.

During the meeting, the directors discussed how Henry Bros. would be marketed through a “go shop” mechanism. The Imperial Capital representatives described the process and assured the board that any potential bidders would be provided the same information provided to Kratos and that Imperial Capital would attempt to create an active bidding process.

After their presentation and discussion with the directors, the Imperial Capital representatives left the meeting. The board then discussed, among other things, each of the strategic alternatives available to Henry Bros. in relation to Henry Bros.’ existing business plan and prospects, potential structures for strategic alternatives, and Henry Bros.’ financial condition and market position. The consensus of the board was that, based upon the factors discussed, Kratos’ offer of $7.00 per share was in the best interests of Henry Bros.’ stockholders and would deliver, in the view of the directors, a value to all stockholders that would only be otherwise exceeded if the most optimistic projections were realized. The realization of a $7.00 per share value in any scenario other than a sale to Kratos would be subject to significant risk. Thus, in light of the uncertainties and risks at this time with respect to the economy, Henry Bros. and the industry, the board concluded that the Kratos offer created optimal value at that time for the stockholders. Accordingly, the board authorized the negotiation of a letter of intent with Kratos at the $7.00 per share price. In addition, the board expressed a preference for an all cash offer because it still had not had an opportunity to complete its due diligence of Kratos in order to evaluate the value of its common stock. The board also expressed an interest that the transaction be consummated in 2010 in light of the expected increase in tax rates beginning January 1, 2011.

Between September 2, 2010 and September 10, 2010, Henry Bros. and M&S negotiated with Kratos and Paul, Hastings, Janofsky & Walker LLP (“PHJW”), outside legal counsel to Kratos, various aspects of the Kratos letter of intent.

On September 7, 2010, Henry Bros.’ board of directors held a telephonic meeting to discuss the negotiations with Kratos of the letter of intent. Also, present were representatives from Imperial Capital and M&S. During the meeting, the board of directors discussed the possibility of a mix of cash and Kratos common stock as consideration in a transaction between Henry Bros. and Kratos and the performance of due diligence on Kratos in the event that Kratos’ common stock formed part of the consideration in a transaction with Henry Bros. In addition, the board discussed with the representatives of M&S and Imperial Capital the different options available to it for negotiating several deal protection terms. The board also discussed the termination fee. At the conclusion of the discussion, a response to Kratos’ letter of intent was delivered at the direction of the board requesting: (i) mutual due diligence of the parties, (ii) the transaction be consummated via a tender offer (or “two-step” merger) instead of a “one-step” merger, (iii) stockholder lock-up agreements would terminate upon termination by Henry Bros. of the acquisition based on a “fiduciary out,” (iv) deferment on treatment of stock options until more information was exchanged by the parties, (v) a 45-day “go shop” period, followed by a customary “window-shop,” which also would allow the board of directors to continue any discussions which commenced during the “go shop” period and (vi) a bifurcated termination fee equal to 1.5% of the announced equity value of the transaction payable during the “go shop” period that would rise to 3.0% if paid during the “window-shop” period, subject to increases to 2.0%/4.0% if actual expenses of Kratos were higher.

On September 8, 2010, Henry Bros.’ board of directors held a telephonic meeting to discuss the revised letter of intent received from Kratos in response to Henry Bros.’ letter dated September 7, 2010. Representatives of Imperial Capital and M&S were also present. The M&S representatives discussed with the board of directors the remaining issues arising out of the letter of intent with Kratos, including issues relating to the form of consideration, the means for valuing Kratos stock to the extent used as consideration and the treatment of Henry Bros. stock options in a transaction.

The board of directors also discussed a “no litigation” condition to closing proposed by Kratos and provided guidance to Imperial Capital and M&S with respect to the resolution of the issue.

The board proceeded to discuss the inclusion of a “go shop” mechanism. The board of directors concluded that such a provision was significant for Henry Bros. and that it needed to be adequate in duration. Thus, the board rejected the 20-day “go shop” orally communicated by Kratos.

The board of directors also discussed the expected change in the capital gains tax rate beginning January 1, 2011 and, consequently, insisted that Kratos would have to agree to complete the transaction by 2010 year-end.

Finally, the board of directors discussed the amount of the termination fee. Imperial Capital and M&S indicated that Kratos rejected Henry Bros.’ proposed bifurcated fee and would not agree to go lower than 4% of the enterprise value. A discussion ensued on the point during which the Imperial Capital representative noted that a termination fee of approximately $1,800,000 for this type of deal fell within market bounds for transactions of a similar size. The board insisted that if it was going to agree to a break-up fee of 4%, then it would have to be based on the announced equity value of the transaction rather than the announced total value of the transaction, which was higher. In addition, the Henry Bros. board indicated that the fee would not have to be paid if the board withdrew its recommendation because Kratos suffered a material adverse effect (which would only be a condition if the deal had Kratos stock as a component of consideration). The board directed that the letter of intent delivered by Kratos be further revised to reflect the board’s position.

On September 9, 2010, Messrs. Henry, Reach and Rockwell of Henry Bros. and Messrs. DeMarco and Goodwin of Kratos held a telephonic meeting to discuss the proposed transaction. Representatives from Imperial Capital also attended. Messrs. Henry and DeMarco discussed the manner in which a stock payment by Kratos should be measured in the event Kratos used its stock as consideration. Mr. DeMarco explained that Kratos would only be willing to make such payment based on a fixed share exchange ratio and that the value of Kratos common stock to be issued would be based on the average closing price of such common stock for the 30 trading days immediately preceding the day of execution of a definitive agreement.

On September 10, 2010, Henry Bros.’ board of directors held a special meeting to discuss the further revised letter of intent received from Kratos on September 9, 2010. Representatives from Imperial Capital and M&S were also in attendance. Mr. Henry reported on his discussions with Kratos’ officers on September 9, 2010 and the board discussed issues related to accepting Kratos common stock with a fixed exchange ratio as part of the consideration. M&S discussed certain provisions in the Kratos letter of intent relating to the board’s ability to terminate the definitive agreement under certain circumstances without payment of the break-up fee if Kratos suffers a material adverse effect. The Henry Bros. board of directors then authorized the execution of the Kratos letter of intent.

On September 10, 2010, Henry Bros. and Kratos executed a letter of intent, which provided for a period of exclusivity ending on the earlier of (i) October 9, 2010 or (ii) such date as Kratos advises Henry Bros. in writing of its decision to terminate discussions in respect of a transaction between Henry Bros. and Kratos. In addition, the letter of intent reflected that any merger agreement would contain a 40 day “go shop” period, within which Henry Bros. would be free to solicit competing proposals, followed by a customary “window shop” provision, which also would allow the board of directors to continue any discussions which commenced in the “go shop”

period, contain a cash break-up fee in an amount equal to 4% of the announced equity value of the transaction and contain “matching” rights in favor of Kratos, granting Kratos the right to match, or beat, any competing bid.

Between September 13, 2010 and October 4, 2010, Henry Bros., M&S and Richards, Layton & Finger, P.A., special Delaware counsel to Henry Bros., and Kratos and PHJW negotiated the terms and conditions of the proposed transaction and the various provisions in the proposed merger agreement and ancillary agreements and schedules.

On September 15, 2010, Messrs. Henry and Rockwell, Mr. DeMarco, Ms. Lund and representatives of Imperial Capital met in New York at a conference hosted by Imperial Capital. During that meeting, Messrs. Rockwell and DeMarco held a discussion concerning Kratos’ purchase of Henry Bros. common stock with cash versus a combination of cash and Kratos common stock. Specifically, Mr. Rockwell advocated the Henry Bros. board’s previously expressed position that an “all cash” deal would be preferred, which would allow Henry Bros. stockholders the choice of whether to use any portion of the cash merger consideration to purchase Kratos common stock in the open market. Mr. DeMarco stated that Kratos had made the decision to purchase the Henry Bros. common stock with all cash rather than with a combination of cash and Kratos common stock.

On October 1, 2010, Henry Bros. was further informed by Kratos that it would assume all stock options for the purchase of the Company’s common stock outstanding at the time of the merger, in the interest of employee retention, instead of its previously communicated position of cashing out in-the-money options but canceling all others. On October 1, 2010, the parties also agreed to change the transactions structure from a “two-step merger” to a “one-step” merger to address certain regulatory concerns.

On October 1, 2010, Henry Bros.’ board of directors held a special meeting to discuss the status of negotiations between Henry Bros. and Kratos. The Imperial Capital representative and representatives of M&S were also present. A representative of M&S informed the board that Kratos had elected to proceed with an all cash transaction and otherwise discussed the deal structure, the negotiations and the likely timing of a transaction.

Mr. Henry also advised the board that, for employee retention purposes, Kratos would assume all outstanding Henry Bros. stock options in accordance with the terms and conditions of the stock option plans and stock option agreements relating to them.

During the weekend of October 2-3, 2010, Henry Bros. and M&S and Kratos and PHJW negotiated final terms of the merger agreement and the ancillary agreements, and resolved all remaining due diligence items.

On October 4, 2010, Henry Bros.’ board of directors held a special meeting with representatives of M&S and Imperial Capital to discuss the proposed merger agreement, which was previously circulated to the members of the board and the status of negotiations between Henry Bros. and Kratos during the previous few days. M&S reviewed the proposed merger agreement with the board of directors. Imperial Capital and the board discussed Henry Bros.’ income statement and balance sheet, one- and three-year stock price performances, and certain other actual and projected revenue and EBITDA information upon which Imperial Capital relied for certain of its valuation analyses. Imperial Capital made a presentation at the meeting and gave its financial analysis and expressed its oral opinion (subsequently confirmed by its written opinion dated October 4, 2010) that, as of October 4, 2010, and subject to the assumptions, qualifications and limitations to be set forth in its respective written opinion, $7.00 per share of Henry Bros. common stock in cash to be received by the holders of shares of Henry Bros. common stock was fair, from a financial point of view, to the holders of Henry Bros.’ common stock in connection with the merger (you are urged to read the written opinion, which is set forth in its entirety in Appendix C to this proxy statement, and the discussion of the opinion under the caption “The Merger — Opinion of Imperial Capital, LLC”). The entire board of directors was present during Imperial Capital’s presentation. Following the presentation, Imperial Capital discussed the “go shop” process. Following the presentation and discussion of the “go shop” process, the representatives of Imperial Capital were excused from the meeting and the meeting continued. The board of directors discussed Imperial Capital’s opinion as to the fairness, from a financial point of view, of the consideration to the holders of Henry Bros.’ common stock in connection with the merger. M&S reviewed with Henry Bros.’ board its fiduciary duties with respect to the approval of the final merger agreement and in connection with a sale process. After a discussion, Henry Bros.’

board of directors unanimously authorized and approved the execution, delivery and performance of the definitive merger agreement and the consummation of the merger contemplated thereby.

On October 5, 2010, the definitive merger agreement was fully executed by authorized officers of Kratos and Henry Bros.

On October 6, 2010, the parties issued separate press releases announcing execution of the definitive merger agreement prior to the opening of trading of The NASDAQ Capital Market.

On October 6, 2010, Imperial Capital commenced soliciting third-party acquisition proposals as part of the 40 day post-signing “go shop” period as described in “The Merger — Permitted Solicitation of Acquisition Proposals” on page 37. As part of the “go shop” process conducted to date, Imperial Capital has contacted 116 potential buyers (65 potential strategic buyers and 51 potential financial buyers). As of October 22, 2010, ten such potential buyers (six strategic buyers and four financial buyers) have signed nondisclosure agreements, of which three have participated in individual management presentations with Henry Bros.’ management team. Imperial Capital’s engagement letter with Henry Bros. provides for an incentive fee for any incremental consideration above the current proposed merger consideration of $7.00 per share in connection with any superior proposal (as defined in the Merger Agreement) accepted by Henry Bros.’ board of directors as a result of the “go shop” process.

Reasons for the Merger; Recommendation of Henry Bros.’ Board of Directors

Reasons for the Merger

In the course of reaching its decision to approve the execution, delivery and performance of the definitive merger agreement and the consummation of the merger contemplated thereby, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and considered the following factors and potential benefits of the merger:

•	discussions with our senior management team regarding our business, financial performance and condition, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these objectives and prospects; the nature of our business and the industry in which we compete; and current industry, national and local economic conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the merger presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent or pursued other alternatives;

•	a review of the possible alternatives to a sale of Henry Bros., which included (i) remaining a stand- alone entity without obtaining financing, (ii) conducting a capital raise, (iii) entering into a transaction to go private or (iv) consummating strategic acquisitions, and an analysis of the strengths and weaknesses of each; the value to our stockholders of such alternatives; the timing and likelihood of actually achieving additional value from these alternatives; the likely universe of third parties who might be interested in entering into a strategic transaction with Henry Bros.; the risks of pursuing such alternatives and our board of directors’ assessment that none of these alternatives was reasonably likely to result in value for our stockholders greater than the consideration to be received by our stockholders in the merger. In this regard, our board of directors considered the highly competitive system integration space in which Henry Bros. operates, the number of large new entrants in the business aggressively undercutting profit margin, the financial constraints on growing its monitoring business, the growing inability to meet bonding requirements, the number of large contracts that may be difficult to replace and the consolidation in the industry, which the Henry Bros. believed to place Henry Bros. at a disadvantage and hinder its ability to achieve meaningful growth as an independent stand alone company. While Henry Bros. was profitable in fiscal years 2005 and 2008, it has operated at a net loss for fiscal years 2006, 2007 and 2009;

•	the risks associated with Henry Bros. remaining a stand-alone company, including the increased competition, the challenges to growth as an independent company, the significant and increasing cost of complying with our obligations as a publicly traded company, our anticipated operating performance and competitive position;

•	the current and historical market prices of our common stock, the current and historical market prices of our common stock relative to those of other industry participants and general market indices, the muted reaction of the stock market to the favorable 2010 guidance released on August 11, 2010 and the illiquidity of micro cap stocks in general;

•	the fact that the $7.00 per share of our common stock in cash to be paid as the consideration in the merger represented a 52.2% premium over the closing price of Henry Bros. common stock as listed on NASDAQ on October 5, 2010, the last trading day before the date the proposed transaction with Kratos was publicly announced, a 68.7% premium over the closing price of Henry Bros. common stock on October 1, 2010, the last trading day prior to delivery of the fairness opinion and the approval of the signing of the definitive agreement; and premiums of 70.3%, 76.3%, 91.8% and 75.0%, respectively, over the Henry Bros. common stock average market price corresponding to the 30-day, 60-day, 90-day and 180-day periods prior to October 1, 2010;

•	the financial analysis and opinion of Imperial Capital, dated as of, and delivered to Henry Bros.’ board of directors on, October 4, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth therein, the $7.00 per share of our common stock in cash to be received by the holders of shares of our common stock pursuant to the definitive merger agreement was fair, from a financial point of view, to such holders in connection with the merger. The full text of the written opinion of Imperial Capital, dated October 4, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Appendix C to this proxy statement and is incorporated herein by reference. For a further discussion of Imperial Capital’s opinion, see “The Merger — Opinion of Imperial Capital, LLC” beginning on page 25;

•	the belief by our board of directors that we had obtained the highest price per share that Kratos was willing to pay;

•	the belief of Henry Bros.’ board of directors that the merger was more favorable to Henry Bros. stockholders than the potential value that might result from other alternatives available, including continuing to operate in the ordinary course of business and the alternatives available pursuant to other strategic initiatives; and

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the availability of appraisal rights for Henry Bros. stockholders who properly exercise their statutory appraisal rights under Delaware law;

•	the terms of the definitive merger agreement and related voting agreement, as reviewed by our board of directors with our outside legal advisors, including:

•	the structure of the merger;

•	the representations and warranties;

•	the conditions to our respective obligations;

•	the ability of Henry Bros. to seek specific performance against Kratos in the event Kratos breaches the merger agreement;

•	the terms of the voting agreements with stockholders of Henry Bros., including the fact that such voting agreements terminate upon termination of the merger agreement;

•	the no solicitation terms of the merger agreement which entitle Henry Bros. to a 40-day post-signing “go shop” period during which Henry Bros. is permitted to both solicit interest in and receive from third parties expressions of interest in alternative transactions involving Henry Bros. and, after such 40-day period, permit Henry Bros. to continue discussions with persons who submit an acquisition proposal during the go-shop period and to respond to unsolicited acquisition proposals which are or are reasonably likely to result in a superior proposal; and

•	the ability of our board of directors, under specified circumstances, upon the payment to Kratos of a termination fee of $1,788,000, to terminate the definitive merger agreement to accept a superior proposal;

•	the board of directors’ ability to modify and change its recommendation of the transaction in certain circumstances if required by its fiduciary obligations to the stockholders; and

•	the likelihood that the merger would be consummated in light of the conditions to Kratos’ obligation to complete the merger, Kratos’ financial capability and the absence of any financing condition to Kratos’ obligation to complete the merger.

In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including:

•	the fact that our stockholders will not participate in any future growth potential of Henry Bros. or any synergies resulting from the merger;

•	the possibility that the merger might not be completed and the effect of the public announcement and pendency of the merger on our management attention, our ability to retain employees, our relationship with customers and suppliers, and our sales, operating results and stock price and our ability to attract and retain key management and sales, marketing and technical personnel;

•	the restrictions the definitive merger agreement imposes on soliciting competing bids after the expiration of the “go shop” period and the fact that we may be obligated to pay Kratos the $1,788,000 termination fee under specified circumstances;

•	the restrictions on the conduct of Henry Bros.’ business prior to completion of the merger, requiring Henry Bros. to conduct business only in the ordinary course, subject to specific limitations, which could delay or prevent Henry Bros. from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place;

•	the fact that gains from a cash transaction would be taxable to our stockholders for United States federal income tax purposes; and

•	that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed, even if the definitive merger agreement is adopted by our stockholders. See the section of this proxy statement entitled “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 39.

Henry Bros.’ board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement. The foregoing discussion of the information and factors considered by the board of directors is not exhaustive. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the proposed transaction and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board of directors evaluated the factors described above and reached a consensus that the proposed transaction was advisable to, fair to, and in the best interests of, Henry Bros. and its stockholders. In considering the factors described above and any other factors, individual members of the board of directors may have viewed factors differently or given different weights or merits to different factors.

Our board of directors, by unanimous vote, has determined that it is advisable and in the best interests of Henry Bros. and our stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement. When you consider our board of directors’

recommendation, you should be aware that Henry Bros.’ directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “Interests of Henry Bros.’ Directors and Executive Officers in the Merger.”

OPINION OF IMPERIAL CAPITAL, LLC

Henry Bros. retained Imperial Capital to act as financial advisor to Henry Bros. in connection with the merger. On October 4, 2010, Imperial Capital rendered its oral opinion to the board of directors, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the $7.00 per share in cash consideration is fair, from a financial point of view, to the holders of Henry Bros. common stock in connection with the merger.

The full text of Imperial Capital’s written opinion, dated October 4, 2010, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Imperial Capital in connection with its opinion is attached to this proxy statement as Appendix C. The description of Imperial Capital’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Imperial Capital’s written opinion attached as Appendix C. We encourage you to read Imperial Capital’s opinion and this section carefully and in their entirety.

Imperial Capital’s opinion was directed to the board of directors for the information and assistance of the board of directors in connection with its evaluation of the fairness, from a financial point of view, of the $7.00 per share in cash consideration to the holders of Henry Bros. Common Stock in connection with the merger and does not address any other aspect of the merger. Imperial Capital’s opinion does not constitute a recommendation as to any action Henry Bros. or holders of Henry Bros. Common Stock should take in connection with the merger or any aspect thereof. Imperial Capital’s opinion does not address the merits of the underlying decision by Henry Bros. to engage in the merger or the relative merits of any alternatives discussed by the board of directors. In addition, Imperial Capital expresses no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons.

In arriving at its opinion, Imperial Capital made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Imperial Capital, among other things:

•	analyzed certain publicly available information of Henry Bros. that Imperial Capital believed to be relevant to its analysis, including Henry Bros.’ annual report on Form 10-K for the fiscal year ended December 31, 2009 and quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	reviewed certain internal financial forecasts and budgets for Henry Bros. prepared and provided by Henry Bros.’ management;

•	met with and held discussions with certain members of Henry Bros.’ management to discuss Henry Bros.’ operations and future prospects;

•	reviewed public information with respect to certain other public companies with business lines and financial profiles which Imperial Capital deemed to be relevant;

•	reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which Imperial Capital deemed to be relevant;

•	reviewed current and historical market prices of Henry Bros. Common Stock, as well as the trading volume and public float of Henry Bros. Common Stock;

•	reviewed the Merger Agreement, including material schedules and exhibits, and related agreements; and

•	conducted such other financial studies, analyses and investigations and took into account such other matters as Imperial Capital deemed necessary, including Imperial Capital’s assessment of general economic and monetary conditions.

In giving its opinion, Imperial Capital relied upon the accuracy and completeness of the foregoing financial and other information and did not assume responsibility for independent verification of such information and did not conduct nor were furnished with any current independent valuation or appraisal of any assets of Henry Bros. or any appraisal or estimate of liabilities of Henry Bros. With respect to the financial forecasts, Imperial Capital assumed, with Henry Bros.’ consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Henry Bros. as to the future financial performance of Henry Bros. Imperial Capital also relied upon the assurances of management of Henry Bros. that it was unaware of any facts that would make the information or financial forecasts provided to Imperial Capital incomplete or misleading. Imperial Capital assumed no responsibility for, and expressed no view as to, such financial forecasts or the assumptions on which they were based.

Imperial Capital’s opinion was based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of Imperial Capital’s opinion and does not address the fairness of $7.00 per share cash consideration as of any other date. These conditions have been and remain subject to volatility and uncertainty, and Imperial Capital expressed no view as to the impact of such volatility and uncertainty after the date of its opinion on Henry Bros. or the contemplated benefits of the merger. In rendering Imperial Capital’s opinion, Imperial Capital assumed, with Henry Bros.’ consent that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft that Imperial Capital examined, (ii) the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement, and (iii) the merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. Imperial Capital also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Henry Bros. or the merger.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Imperial Capital and reviewed with the board of directors of Henry Bros. on October 4, 2010 in connection with Imperial Capital’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Imperial Capital’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Imperial Capital’s financial analyses.

Selected Transactions Analysis

Imperial Capital reviewed and compared selected financial information for the merger with corresponding financial information for the following transactions involving the acquisition of companies Imperial Capital believes possess similar characteristics, including lines of business and financial profiles, to Henry Bros., which were announced since April 2008 and which Imperial Capital believes are comparable to the merger.

Date
Announced	Target	Acquirer

August 2010	Reveal Imaging Technologies, Inc.	SAIC, Inc.
August 2010	Bower Security, Inc. and Shield Security, Inc.	Universal Protection Service, Inc.
July 2010	Infrared Engineering and Consultants Limited	China Star Film Group Limited
July 2010	Alphatronics BV	TKH Group NV
May 2010	EnviroTek, Inc.	Suffer
May 2010	Pieper GmbH	Moog Inc.
April 2010	Clifford & Snell Limited	R. Stahl AG

Date
Announced	Target	Acquirer

April 2010	Protection One, Inc.	GTCR Golder Rauner, LLC
April 2010	Communication Technology Centre BV	Halin BV
March 2010	RockWest Technology Group LLC	SCM Microsystems Inc.
March 2010	ADT France SA	Stanley Black & Decker, Inc.
November 2009	Adesta, LLC and Adesta, LP	G4S Technology North America
November 2009	Pinnacle Integrated Systems, Inc.	Comcam International Inc.
July 2009	Zhejiang Loyal Co., Ltd.	China Security & Surveillance Technology, Inc.
December 2008	Watch24 Security Services Pty Ltd.	Signature Security Group Pty Ltd.
November 2008	Colledge Trundle & Hall Limited	Balfour Beatty WorkPlace Limited
October 2008	Access Systems Integration, LLC	Michael Stapleton Associates, Ltd.
September 2008	JSC Videofon MV	Open joint stock company MegaFon
August 2008	Hafslund Sikkerhet AS	Securitas Direct AS
July 2008	SYSDAT GmbH	Cancom IT Systeme AG
July 2008	MAC Systems, Inc.	Siemens Building Technologies
July 2008	Utilitec B.V.	GSH Group plc
July 2008	HFP Corporation	Integrated Products and Services, Inc.
June 2008	Sonitrol Corporation	Stanley Works
June 2008	Winner Security Services, LLC	Tyco International
June 2008	Touchcom, Inc.	G4S plc
May 2008	Pinnacle Security LLC	Golden Gate Capital
May 2008	S3 Integration, LLC	ICx Technologies, Inc.

In its review of the selected transactions, Imperial Capital considered, among other things, the consideration paid in the selected transactions as a multiple of revenue for the latest twelve-month period and EBITDA for the latest twelve-month period. Financial data for the selected transactions were based on the most recent available filings with the SEC and on the Institutional Brokers’ Estimate System’s estimates. Financial data for Henry Bros. was based on the most recent available filings with the SEC and on information provided by Henry Bros.’ management. This analysis indicated the following implied equity value per share ranges of Henry Bros. based on the selected transaction multiples applied to Henry Bros.’ (a) revenue for the latest twelve-month period ended June 30, 2010 and (b) EBITDA for the latest twelve-month period ended June 30, 2010.

Implied Equity Value per Share	Low	Mid[1]	High

Latest Twelve-Month Period Ended June 30, 2010 Revenue	$6.50	$6.87	$7.24
Latest Twelve-Month Period Ended June 30, 2010 EBITDA	$1.67	$1.82	$1.96

Selected Company Analysis

Imperial Capital reviewed and compared selected financial information for Henry Bros. with corresponding financial information for the following companies Imperial Capital believes possess similar characteristics, including lines of business and financial profiles, to Henry Bros.

Systems Integrators2

Diebold, Incorporated

1 The mid-point of the range is based on the mean multiple of the selected transactions.
2 Valuations for Systems Integrators were discounted by 20% to reflect order of magnitude size differences between such selected companies and Henry Bros.

Niscayah Group OB

Diversified Contractors

EMCOR Group Inc.

Black Box Corp.

Layne Christensen Co.

Orion Marine Group, Inc.

XETA Technologies, Inc.

Pro-Tech Industries, Inc.

In its review of the selected companies, Imperial Capital considered, among other things, (i) market capitalization (computed using closing stock prices as of October 1, 2010), (ii) enterprise values, (iii) enterprise values as a multiple of revenue for the latest reported twelve-month period, estimated revenue for the 2010 calendar year and estimated revenue for the 2011 calendar year, and (iv) enterprise values as a multiple of EBITDA for the latest reported twelve-month period, estimated EBITDA for the 2010 calendar year and estimated EBITDA for the 2011 calendar year. Financial data for the selected companies were based on the most recent available filings with the SEC and on the Institutional Brokers’ Estimate System’s estimates. Financial data for Henry Bros. was based on the most recent available filings with the SEC and on forecasts provided by Henry Bros.’ management. This analysis indicated the following implied equity value per share ranges of Henry Bros. based on the selected company trading multiples applied to Henry Bros.’ (a) revenue for the latest twelve-month period ended June 30, 2010, (b) EBITDA for the latest twelve-month period ended June 30, 2010 and (c) estimated EBITDA for the 2010 fiscal year:

Implied Equity Value per Share	Low	Mid[3]	High

Latest Twelve-Month Period Ended June 30, 2010 Revenue	$3.85	$4.25	$4.65
Latest Twelve-Month Period Ended June 30, 2010 EBITDA	$1.21	$1.36	$1.50
2010 Estimated EBITDA	$4.84	$5.40	$5.95

Discounted Cash Flow Analysis

Imperial Capital performed a discounted cash flow analysis of Henry Bros. as a stand-alone entity using forecasts for the period ranging from the final six months of fiscal year 2010 through the end of fiscal year 2015 (the “forecast period”) provided by Henry Bros.’ management accounting for estimated taxes, depreciation and amortization, capital expenditures and changes in working capital, and using an assumed valuation date of June 30, 2010, and a company estimated effective tax rate of 49.3%. Imperial Capital calculated the implied present values of free cash flows for Henry Bros. for the forecast period using discount rates (based on the calculation of weighted average cost of capital of Henry Bros.) ranging from 23.0% to 27.0% (with an emphasis on 24.0% to 26.0%). Imperial Capital calculated the terminal values for Henry Bros. based on multiples of 5.7x to 6.7x (derived from calculating enterprise value as a multiple of latest twelve-month period EBITDA in the selected company analysis), with an emphasis on 6.0x to 6.5x, applied to 2015 EBITDA. The estimated terminal values were then discounted to implied present values using discount rates ranging from 23.0% to 27.0% (with an emphasis on 24.0% to 26.0%). This analysis resulted in a range of implied equity values per share of Henry Bros. Common Stock of approximately $5.45 to $7.00 (with an emphasis on $5.81 to $6.58).

Leveraged Buyout Analysis

Imperial Capital performed a leveraged buyout analysis of Henry Bros. as a stand-alone entity using forecasts for the period ranging from the final six months of fiscal year 2010 through the end of fiscal year 2015 provided by Henry Bros.’ management, an assumed valuation date of June 30, 2010, and a company estimated

3 The mid-point of the range is based on the mean multiple (excluding the high and low) of the selected companies.

effective tax rate of 49.3%. The estimated implied enterprise values were calculated using target equity returns ranging from 22.5% to 27.5%, which is the expected range of rates of return that Imperial Capital believed a potential private equity investor would target. Imperial Capital calculated the returns on equity using an exit multiple of 6.2 (derived from the mean (excluding the high and low) of multiples derived from calculating enterprise value as a multiple of latest twelve-month period EBITDA in the selected company analysis) applied to 2015 EBITDA and a debt multiple based on available leverage of 3.0x EBITDA. This analysis resulted in a range of implied equity values per share of Henry Bros. Common Stock of approximately $5.61 to $6.67.

Premiums Paid Analysis

Imperial Capital reviewed and compared the premium to be paid to holders of Henry Bros. Common Stock with respect to the $7.00 per share cash consideration with corresponding control premiums that were paid in all U.S. public acquisitions announced in the last two years with an enterprise value of less than $200 million. Imperial Capital noted an average premium of 52.7% for all deals reviewed in the control premium study and an average premium of 65.5% for those deals in the control premium study with a premium between 0% and 200%. Imperial Capital noted that the premiums implied by the merger were (i) 68.7% over the October 1, 2010 Henry Bros. Common Stock market price, (ii) 70.3%, 76.3%, 91.8% and 75.0%, respectively, over the Henry Bros. Common Stock average market price corresponding to the 30-day, 60-day, 90-day and 180-day periods prior to October 1, 2010, and (iii) 71.6%, 76.3%, 91.3% and 75.0%, respectively, over the Henry Bros. Common Stock volume weighted average price corresponding to the 30-day, 60-day, 90-day and 180-day periods prior to October 1, 2010.

Overview of Analyses; Other Considerations

The summaries set forth above do not purport to be a complete description of all the analyses performed by Imperial Capital in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Imperial Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Imperial Capital believes, and advised the board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying Imperial Capital’s opinion. In performing its analyses, Imperial Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Henry Bros. The analyses performed by Imperial Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Henry Bros., Imperial Capital or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Imperial Capital and its opinion were among several factors taken into consideration by the board of directors in making its decision to authorize Henry Bros. to enter into the Merger Agreement and should not be considered as determinative of such decision.

Miscellaneous

Pursuant to a letter agreement dated August 25, 2010, Henry Bros. engaged Imperial Capital to act as its financial advisor in connection with the merger. Under the terms of Imperial Capital’s engagement, Henry Bros. has agreed to pay Imperial Capital for its financial advisory services in connection with the merger an aggregate fee of $1,200,000, a portion of which was payable in connection with Imperial Capital’s opinion and a significant portion of which is contingent upon consummation of the merger. Imperial Capital’s engagement letter with Henry Bros. also provides for an incentive fee for any incremental consideration above the current proposed merger consideration of $7.00 per share in connection with any superior proposal (as defined in the Merger Agreement) accepted by Henry Bros.’ board of directors. In addition, Henry Bros. agreed to pay all fees, disbursements and out-of-pocket expenses incurred in connection with services to be rendered and to indemnify Imperial Capital and related parties against any liabilities arising out of or in connection with advice or services rendered or to be rendered pursuant to the engagement letter agreement. No portion of Imperial Capital’s fee for the delivery of its opinion is contingent upon the consummation of the merger.

Henry Bros. selected Imperial Capital as its financial advisor based on its experience with merger transactions and familiarity with Henry Bros. Imperial Capital is a full-service investment banking firm offering a wide range of advisory, finance and trading services. In the past, Imperial Capital has provided investment banking services to Kratos unrelated to the merger, for which Imperial Capital has received compensation, including having acted as co-manager to Kratos in connection with Kratos’ May 2010 high yield notes offering and as financial advisor to Kratos in connection with Kratos’ acquisition of Digital Fusion, Inc. in December 2008. Imperial Capital also acted as advisor to SYS in connection with its sale to Kratos in July 2008. In the ordinary course of its business, Imperial Capital and its affiliates may actively trade the debt and equity securities of Henry Bros. and/or Kratos for Imperial Capital’s own account and for the accounts of Imperial Capital’s customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FINANCIAL PROJECTIONS

We do not as a matter of course prepare or make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, our management developed and provided to Imperial Capital in connection with its fairness opinion projections for Henry Bros.’ final six months of fiscal year 2010 and fiscal years 2011 through 2015. These financial projections were also provided to, and were considered by, our board of directors prior to our board’s approval of the merger agreement. As described in the “Background of the Merger” section of this proxy statement, prior to the preparation of these financial projections, we provided to Kratos for due diligence purposes, certain financial projections.

None of Henry Bros., Kratos or their respective affiliates assumes any responsibility for the accuracy of the financial projections. The financial projections set forth below are included in this proxy statement solely because this information was provided to Imperial Capital and our board of directors, and not to influence your decision as to whether to vote for the proposal to adopt the merger agreement. The inclusion of the financial projections in this proxy statement should not be regarded as an indication that we, our board of directors, Imperial Capital, Kratos or any other recipient of the financial projections considered, or now considers, them to be material or to be reliable predictions of future results, and they should not be relied upon as such.

At the time the financial projections set forth below were prepared, the projections represented the best estimates and judgments of our management concerning the future financial performance of Henry Bros. While the financial projections were prepared in good faith, they are forward-looking statements that are subjective in many respects, and reflect numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond our control, including estimates and assumptions regarding general economic conditions and the impact of such factors on our business. Important factors that may affect actual results and cause the financial projections not to be accurate include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, competition and other factors described under the captions “Risk Factors” and “Forward-Looking Statements” in our most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and the “Cautionary Statement Concerning Forward-Looking Information” section of this proxy statement. In addition, the financial projections do not reflect any events that could affect our prospects, including changes in general business or economic conditions, or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared. The financial projections also cover multiple years and by their nature become subject to greater uncertainty with each successive year.

There can be no assurance that the financial projections are or will be accurate or that our future financial results will not vary, even materially, from the financial projections. None of Henry Bros., Kratos or their respective affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the financial projections to reflect circumstances existing or arising after the date such financial projections were generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error or to have changed.

	Henry Bros. Projections
	6 Mo.
	2010E	2011E	2012E	2013E	2014E	2015E
	($ in millions)

Net Revenue	$51.7	$113.6	$87.4	$91.8	$99.2	$107.1
Growth %(1)	NA	43.9%	(23.0)%	5.0%	8.0%	8.0%
Adjusted EBITDA(2)	$6.1	$14.1	$11.1	$12.4	$13.4	$14.5
Margin %	11.9%	12.4%	12.7%	13.6%	13.6%	13.6%
Adjusted EBIT(3)	$5.4	$12.4	$10.0	$11.3	$12.2	$13.2
Margin %	10.4%	10.9%	11.5%	12.3%	12.3%	12.3%
Unlevered Free Cash Flow(4)	$(8.2)	$10.1	$9.8	$5.3	$5.4	$5.9

(1)	Expressed as a percentage change over the prior year.

(2)	Adjusted EBITDA reflects earnings before interest expense, taxes, depreciation and amortization, as adjusted to account for stock-based compensation.

(3)	Adjusted EBIT reflects earnings before interest expense and taxes, as adjusted to account for stock-based compensation.

(4)	Unlevered Free Cash Flow was calculated by using Adjusted EBIT and taking into account an estimated effective tax rate of 49.3%, and our management’s estimates for depreciation and amortization, capital expenditures and changes in working capital.

Adjusted EBITDA and Adjusted EBIT are non-GAAP measures. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing our company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

There can be no assurance that any financial projections will be, or are likely to be, realized, or that the assumptions on which they are based will prove to be, or are likely to be, correct. None of Henry Bros., Kratos or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholders or any other person regarding the ultimate performance of Henry Bros. compared to the financial projections set forth above. Henry Bros. has not made any representation to Kratos, in the merger agreement or otherwise, concerning the financial projections. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the proposal to adopt the merger agreement.

PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

The Merger Agreement

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and attached hereto as Appendix A. Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger

Under the terms of the merger agreement, Hammer Acquisition Inc., a wholly owned subsidiary of Kratos, will be merged with and into Henry Bros., with Henry Bros. continuing as the surviving corporation. As a result of the merger, Henry Bros. will become a wholly owned subsidiary of Kratos.

Effective Time

Unless the parties agree otherwise, the closing of the merger shall occur within five days after the satisfaction or waiver of the last to be satisfied or waived of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions). The merger shall become effective upon the filing of a certificate of merger with the Delaware Secretary of State unless we and Kratos agree to and specify a subsequent date or time in the certificate of merger. We are working with Kratos to complete the merger as soon as practicable and are targeting completion of the merger during the fourth quarter of 2010.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by any of our wholly owned subsidiaries and those shares held by stockholders who perfected their appraisal rights will be canceled and automatically converted into the right to receive $7.00 in cash, without interest and less any applicable withholding tax, as adjusted to reflect fully the effect of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction with respect to our common stock occurring after October 5, 2010 but prior to the effective time of the merger. Treasury shares and shares held by any of our wholly owned subsidiaries will be automatically canceled and cease to exist immediately prior to the effective time of the merger and no consideration shall be paid for such shares.

Exchange of Certificates and Payment Procedures

Kratos will designate a bank or trust company reasonably acceptable to us to act as exchange agent in the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate or certificates representing shares of our common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. Until surrendered, each certificate shall be deemed to represent only the right to receive upon surrender the merger consideration, without interest, into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Kratos, the surviving corporation and the exchange agent will be entitled to deduct and withhold from any merger consideration payable to any holder of our common stock any amounts as may be required to be to be deducted or withheld therefrom. Any sum that is so deducted or withheld will be deemed to have been paid to the person with regard to whom it is withheld or deducted.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the payment agent without a letter of transmittal.

From and after the effective time, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Kratos or the exchange agent any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per-share merger consideration deposited with the exchange agent that remains unclaimed by former record holders of common stock for 12 months after the effective time will be delivered to the surviving corporation. Holders of common stock who have not surrendered their certificates or uncertificated shares by that time will thereafter only look to the surviving corporation for payment of the per-share merger consideration. None of the surviving corporation, Kratos, the exchange agent or any other person will be liable to any former holders of common stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per-share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Kratos, post a bond in a reasonable amount as indemnity against any claim that may be made against it, the exchange agent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Appraisal Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who

•	has not voted such shares in favor of adoption of the merger agreement and approval of the merger at the annual meeting,

•	is entitled to demand and properly exercises and perfects appraisal rights of such shares pursuant to Section 262 of the DGCL and complies in all respects with the provisions of such laws, and

•	has not failed to perfect or otherwise effectively waived, withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the effective time of the merger,

shall not be converted into the right to receive the merger consideration. Instead such holder shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the effective time of the merger, all such shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder shall cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL shall cease to exist and such holder’s shares shall be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to give prompt notice to Kratos of any written demands for appraisal received by us, and Kratos has the right to direct, in compliance with applicable law, all negotiations and proceedings with respect to such demands. We may not, without Kratos’ prior written consent, voluntarily make any payment with respect to demands for appraisal, settle or offer to settle any such demands, waive any failure to timely deliver a written demand for appraisal or agree to take any of the foregoing actions.

These rights in general are discussed more fully under the section entitled “Appraisal Rights.” on page 72.

Representations and Warranties

We made a number of representations and warranties to Kratos and Merger Sub relating to, among other things:

•	corporate organization and similar corporate matters;

•	our subsidiaries;

•	the authorization, execution, delivery and performance of the merger agreement and related matters with respect to us;

•	the vote required from our stockholders to adopt the merger agreement and approve the merger;

•	the absence of any conflicts, violations, breaches, termination rights, defaults or acceleration of any obligations, as applicable, under our constituent documents, resolutions adopted by our board of directors and stockholders, applicable legal requirements, our governmental authorizations and our contracts, with respect to applicable legal requirements, governmental authorizations and our contracts, that would materially prevent or delay consummation of the merger or otherwise prevent us from performing our obligations under the merger agreement in any material respect or that would reasonably be expected to have a material adverse effect on us;

•	the consents, filings and notices required for us to execute, deliver and perform our obligations under the merger agreement and complete the merger, where failure to obtain such consents or to make such filings or notifications would materially prevent or delay consummation of the merger or otherwise prevent us from performing our obligations under the merger agreement in any material respect or would reasonably be expected to have a material adverse effect on us;

•	our capital structure;

•	documents we have filed with the Securities and Exchange Commission, the accuracy of certain specified financial statements filed since January 1, 2008 and other information contained in documents we filed with the SEC since January 1, 2008, and our compliance with the Sarbanes-Oxley Act of 2002 and other matters with respect to our internal controls and disclosure controls and procedures;

•	our existing accounts receivable and customers;

•	title to our material properties and tangible assets and rights to leasehold interests;

•	our intellectual property;

•	the absence of any undisclosed liabilities;

•	tax matters;

•	employment, labor and employee benefit matters;

•	our compliance with applicable laws;

•	environmental matters;

•	the absence of undisclosed pending legal proceedings;

•	the absence of certain undisclosed changes or events since June 30, 2010, including changes or events that have had a material adverse effect (as defined in the merger agreement) on us;

•	our material contracts and the absence of conflicts, breaches or defaults arising thereunder;

•	the compliance of each product sold or licensed by us with all applicable warranties and legal requirements at the time it was sold, except for any noncompliance that would not reasonably be expected to have a material adverse effect on such product (or the operation or performance thereof);

•	our satisfaction of state takeover statutes applicable to us and any provisions in our constituent documents or contracts relating to takeover or containing similar restrictions relating to the merger;

•	the opinion of our financial advisor;

•	brokers’ and other fees payable by us related to the merger;

•	the acquisition of and compliance with all governmental authorizations which are required for us or our subsidiaries to conduct our business in the manner in which such business is currently being conducted and as proposed to be conducted; and

•	the accuracy of information supplied by us in connection with this proxy statement.

Kratos and Merger Sub made a number of representations and warranties in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to Kratos and Merger Sub;

•	the absence of any conflicts, violations, breaches, termination rights, defaults or acceleration of any obligations, as applicable, under Kratos’ or any of its subsidiaries’ constituent documents, resolutions adopted by their respective board of directors and stockholders, applicable legal requirements, their respective governmental authorizations and their respective contracts, except for violations and defaults that would not have a material adverse effect on Kratos’ or Merger Sub’s ability to consummate the merger;

•	the consents, filings and notices required for Kratos to execute, deliver and perform the merger agreement and complete the merger, where failure to obtain such consents or to make such filings or notifications would materially prevent or delay consummation of the merger or otherwise prevent Kratos from performing its obligations under the merger agreement in any material respect or would reasonably be expected to have a material adverse effect on Kratos and its subsidiaries;

•	the accuracy and timeliness of the documents Kratos has filed with the SEC since January 1, 2008, the accuracy of certain specified financial statements filed since January 1, 2008 and its compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed pending legal proceedings that challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the merger;

•	the completeness and accuracy of the information Kratos and Merger Sub have supplied for inclusion or incorporation into this proxy statement;

•	the sufficiency of Kratos’ resources to pay the merger consideration; and

•	Merger Sub’s lack of prior operating activity.

Covenants Relating to the Conduct of Business

Under the terms of the merger agreement and until the effective time of the merger, we agreed that we will:

•	conduct our business and operations (a) in the ordinary course and in accordance with past practices, and (b) in compliance with all applicable legal requirements and the requirements of our material contracts;

•	use commercially reasonable efforts to preserve intact our current business organization, keep available the services of our current officers and employees and maintain our relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons with whom we have business relationships;

•	use commercially reasonable efforts to keep in full force all insurance policies in effect as of the date of the merger agreement; and

•	to the extent reasonably requested by Kratos, cause our officers to confer regularly with Kratos concerning the status of our business.

We also agreed that from the date of the merger agreement until the effective time, we will not, among other things:

•	declare, set aside or pay any dividend or make any other distribution in respect of any shares of our capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of ours;

•	split, combine, or reclassify any of our capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity or voting interests;

•	repurchase, redeem or otherwise reacquire any shares of our capital stock or other securities, except pursuant to forfeiture conditions associated with restricted stock;

•	take any action that would result in a change of any term of any of our debt securities;

•	issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock, any other equity or voting interests, any securities convertible into, or exchangeable for, any such shares, interests or securities or any rights (except that we can issue shares of our common stock upon the valid exercise of options outstanding as of the date of the merger agreement);

•	amend or propose to amend our charter documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction;

•	acquire any business or person or division thereof;

•	acquire any material assets or a license therefor, other than in the ordinary course of business consistent with past practice;

•	incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing contracts as of the date of the merger agreement or that, in the aggregate, would not exceed $75,000 during any fiscal quarter;

•	enter into any lease or sublease of real property or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

•	sell, license, mortgage or otherwise encumber, subject to any encumbrance or otherwise dispose of any of our material properties or assets, other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practices;

•	incur any indebtedness or guarantee the indebtedness of another person, except that we are permitted to comply with contract bonding requirements in the ordinary course of business consistent with past practices;

•	make any loans, advances or capital contributions to, or investments in, any person other than us or any of our direct or indirect wholly owned subsidiaries and other than customary travel advances to employees;

•	subject to certain exceptions, pay, discharge, settle or satisfy any material claims, liabilities or obligations;

•	waive, release, grant or transfer any right of material value under a material contract other than in the ordinary course of business consistent with past practices;

•	commence any legal proceeding;

•	enter into certain contracts;

•	change or terminate any existing contract, or waive, release or assign any rights or claims thereunder, in each case, in a manner materially adverse to us;

•	except as required by law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to our employees or the employees of our subsidiaries or cause more than 20 employment losses (as defined in the merger agreement) to occur at any single site of employment;

•	hire any new employee at the level of manager or above or with an annual base salary in excess of $100,000, promote any employee except to fill a position vacated after the date of the merger agreement or engage any independent contractor whose engagement may not be terminated by us on 30 days’ notice or less;

•	increase the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor, except for increases in base salary in the ordinary course of business consistent with past practices that were communicated to the employee, officer, director or independent contractor prior to the date of the merger agreement;

•	pay any employee, officer, director or independent contractor any benefit not provided for under a contract or employee benefit plan in effect on the date of the merger agreement, grant any new awards under any employee benefit plan or, subject to certain exceptions, adopt, enter into or amend any employee benefit plan or otherwise take certain actions with respect to employee benefit plans;

•	fail to accrue a reserve in our books and records and financial statements in accordance with past practices for all taxes payable by us or any of our subsidiaries, settle or compromise any legal proceeding relating to any material tax or make or revoke any material tax election;

•	change our fiscal year, revalue any of our material assets or make any changes in financial or tax accounting methods, principles or practices, in each case, except as required by GAAP or applicable law;

•	take any action (or omit to take any action) if such action (or omission) is reasonably likely to result in any of our representations and warranties set forth in the merger agreement that are qualified as to materiality becoming untrue (as so qualified) or any of our representations and warranties that are not so qualified becoming untrue in any material respect;

•	engage in any practices that would have the effect of accelerating the reporting of sales or the collection of receivables to an earlier fiscal quarter or delaying the recognition of expenses to a later fiscal quarter, in each case, otherwise than would be expected based on past practices;

•	change any of our pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies in any material respect;

•	permit, or take any action or fail to take any action that could result in or increase the likelihood of (a) any transfer or disclosure by us of any of our source code or (b) a release from escrow of any of our source code that has been deposited or is required to be deposited in escrow under the terms of the relevant contract; or

•	authorize any of, or commit, resolve, or agree to take any of, the actions described in the foregoing bullet points.

Prior to the effective time of the merger, we have also agreed to promptly notify Kratos in writing of any material legal proceeding pending against us related to a tax matter.

Permitted Solicitation of Acquisition Proposals

During the period beginning on the date of the merger agreement, and continuing until 11:59 p.m. on November 14, 2010, the “No-Shop Period Start Date,” we may solicit acquisition proposals (as defined in the merger agreement) from third parties, provide non-public information to any person pursuant to a confidentiality agreement on terms with respect to confidentiality not more favorable to such person than those contained in our confidentiality agreement with Kratos, and participate in discussions and negotiate with third parties with respect to acquisition proposals. To the extent that we provide a third party with nonpublic information that was not previously made available to Kratos or Merger Sub, we must promptly (and in any event within 24 hours) make such information available to Kratos and Merger Sub.

Starting on the No-Shop Period Start Date, we have agreed that we will not, nor will we permit any of our subsidiaries, or any of our respective officers, directors, employees, agents, attorneys, accountants, advisors or other representatives, to directly or indirectly:

•	solicit, initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that would reasonably be expected to lead to any such inquiries or the making of any such proposal or offer;

•	furnish any information regarding us to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract having a primary purpose of effectuating, or which would effect, any acquisition proposal.

The merger agreement provides, however, that we may furnish non-public information and participate in discussions (on the terms set forth above) with respect to an acquisition proposal if such actions represent the continuation of discussions related to an acquisition proposal that was submitted to us during the period between the date of the merger agreement and the No-Shop Period Start Date. In addition, the merger agreement provides that, at any time prior to the adoption of the merger agreement by the required stockholder vote, we may, in response to a superior proposal (as defined in the merger agreement), or an acquisition proposal that is reasonably likely to result in a superior proposal, and subject to compliance with the merger agreement:

•	furnish nonpublic information with respect to us to the person or entity making such superior proposal, or acquisition proposal that is reasonably likely to result in a superior proposal, pursuant to a confidentiality agreement containing limitations on the use and disclosure of such nonpublic information, provided that all of such information not previously supplied to Kratos is provided to Kratos at least 24 hours prior to being furnished to such person or entity; and

•	participate in discussions or negotiations with the person or entity regarding such superior proposal, or acquisition proposal that is reasonably likely to result in a superior proposal,

provided, however, that the following conditions must be met:

•	our board of directors must determine in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law; and

•	we must provide Kratos with at least 24 hours prior written notice that we intend to engage in any of the actions described above and identify the party making the superior offer, or acquisition proposal that is reasonably likely to result in a superior proposal.

The merger agreement further provides that any breach of the non-solicitation provisions by any of our officers, directors, employees, agents, attorneys, accountants, advisors or representatives shall be deemed to be a breach of the merger agreement by us.

The merger agreement defines the term “superior proposal” to mean any bona fide written offer (which is not obtained in violation of the merger agreement) made by a third party, other than Kratos, contemplating or otherwise relating to the acquisition, directly or indirectly, of more than 50% of the voting power of our common stock or 50% or more of our consolidated net revenues, net income or assets on terms that our Board determines, in its good faith judgment, after consultation with an independent financial advisor to be more favorable to our stockholders from a financial point of view than the terms of this merger; provided, that any such proposal shall not be deemed to be a “superior proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and, in the good faith judgment of our Board, is not otherwise reasonably capable of being obtained by such third party.

The merger agreement allows us to take any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act.

During the period beginning on the date of the merger agreement and ending on the No-Shop Period Start Date, we have agreed to advise Kratos of any written offer, proposal, inquiry or indication of interest we receive related to an acquisition proposal within two business days after receipt thereof. We must also advise

Kratos of any material modification to any such offer, proposal, inquiry or indication of interest, and keep Kratos reasonably informed with respect to the status of any such acquisition proposal and any modification or proposed modification thereto. Likewise, after the No-Shop Period Start Date, we have agreed to promptly (and in no event later than two business days after receipt thereof) advise Kratos of any acquisition proposal or any inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal, including the identity of the person or entity making or submitting such acquisition proposal, inquiry or indication of interest and the terms thereof. We must also keep Kratos reasonably informed with respect to the status of any such acquisition proposal, inquiry or indication of interest and any modification or proposed modification thereto.

The merger agreement provides that neither our Board nor any committee of our Board will cause or permit us or any of our subsidiaries to enter into any acquisition agreement (other than the merger agreement) or will:

•	withhold, withdraw, qualify or modify in a manner adverse to Kratos or Merger Sub, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Kratos or Merger Sub, the recommendation by our Board that our stockholders adopt the merger agreement;

•	adopt, approve or recommend, or propose to adopt, approve or recommend (publicly or otherwise), any acquisition proposal (other than the merger);

•	after the public announcement of the submission of an acquisition proposal (other than the merger), fail to publicly reaffirm, within ten business days after Kratos so requests in writing, our Board’s recommendation that our stockholders adopt the merger agreement;

•	fail to recommend against, within ten business days after the commencement of such acquisition proposal on a Schedule TO, any acquisition proposal (other than the merger) subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9; or

•	fail to include our Board’s recommendation that our stockholders adopt the merger agreement in the proxy statement related to the merger.

The merger agreement provides, however, that at any time prior to obtaining the required vote of our stockholders to adopt the merger agreement, our Board or a committee of our Board may take any of the actions described in the foregoing bullet points if it determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that (i) (a) it has received a superior proposal or (b) a material fact, event, change, development or set of circumstances (an “intervening event”) that was not known by our Board as of or at any time prior to the date of the merger agreement (other than, and not relating in any way to, an acquisition proposal) has occurred and is continuing, and (ii) the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; provided, however, that the following conditions must be met:

•	we must give Kratos at least three business days’ prior written notice of our intention to take such action, which notice (a) in the case of a superior proposal, shall specify the material terms and conditions of the superior proposal and include a copy of the relevant proposed transaction agreement and other material documents with the party making the superior proposal and (b) in the case of an intervening event, shall include a written explanation of our Board’s basis for proposing to effect such action;

•	if requested by Kratos, we must negotiate in good faith with Kratos during such three business day notice period to enable Kratos to propose changes to the merger agreement that (a) in the case of a superior proposal, would cause such superior proposal to no longer constitute a superior proposal and (b) in the case of an intervening event, would obviate the need for our Board to effect the action;

•	our Board must consider in good faith (after consultation with its independent financial advisor and outside legal counsel) any changes to the merger agreement proposed by Kratos in writing and (a) in the case of a superior proposal, determine that the superior proposal would continue to constitute a superior proposal if such changes were to be given effect and (b) in the event of an intervening event, determine that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law if such changes were to be given effect; and

•	in the event of any material change to the financial or other material terms of a superior proposal or the facts and circumstances relating to the intervening event, as applicable, we must have delivered to Kratos an additional notice, together with any relevant documents, and the three business day notice period shall have recommenced.

Conditions to the Closing of the Merger

Conditions to Obligation of Kratos and Hammer Acquisition Inc.  The obligations of Kratos and Merger Sub to effectuate the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions, among others:

•	Our representations and warranties contained in the merger agreement shall be accurate in all respects without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on us, in each case as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date of the merger, except for representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date. Our representation regarding our capitalization shall have been accurate in all respects as of the date of the merger agreement and as of the closing date of the merger, except for de minimus inaccuracies.

•	We shall have performed or complied with any covenants or obligations required to be performed or complied with by us under the merger agreement at or prior to the closing date of the merger in all material respects.

•	There is no legal proceeding pending or threatened by any governmental body that challenges or seeks to restrain or prohibit the consummation of the merger.

•	No event, change or effect, individually or in the aggregate, with respect to us or our subsidiaries, has occurred and not been cured which had or would reasonably be expected to have, a material adverse effect (as such term is defined in the merger agreement) on us.

•	The merger agreement shall have been duly adopted, and the merger shall have been duly approved by our stockholders as required by the applicable laws.

•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect.

•	There is no law or order enacted, enforced, promulgated, amended, issued or deemed applicable to the merger that has or is reasonably likely to result in material damages in connection with the merger or has had or is reasonably likely to have any of the following consequences:

•	makes consummation of the merger illegal or otherwise restrains or prohibits the consummation of the merger; or

•	restrains, prohibits, adversely affects or limits the ownership or operation by Kratos, Merger Sub or any of their respective affiliates, of the business conducted by us or any of our affiliates, or materially restricts the exercise or use of all or any material portion of our business or assets, or compels Kratos, Merger Sub or any of their respective affiliates to dispose of, license or hold separate all or any material portion of our business or assets, or seeks to impose any material limitations on the ability of Kratos, Merger Sub or any of their respective affiliates to conduct our business or own such assets, and there shall not have been instituted, pending or overtly threatened in writing any action or proceeding by or before any governmental body that has resulted or is reasonably likely to result in any of the consequences referred to in the two preceding bullet points, except for any legal proceedings made or brought by any stockholders of ours arising out of the transactions contemplated by the merger agreement.

Conditions to Our Obligation.  Our obligation to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	The representations and warranties of Kratos and Merger Sub contained in the merger agreement shall be accurate in all respects without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on Kratos, in each case as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date of the merger, except for representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date.

•	Each of Kratos and Merger Sub shall have duly performed or complied with any covenants or obligations required to be performed or complied with by them under the merger agreement at or prior to the closing date of the merger in all material respects.

•	The merger agreement shall have been duly adopted, and the merger shall have been duly approved by our stockholders as required by the applicable laws.

•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any laws enacted or deemed applicable to the merger that makes consummation of the merger illegal or otherwise prohibits or interferes with the consummation of the merger.

•	There is no legal proceeding pending or threatened by any governmental body that challenges or seeks to restrain or prohibit the consummation of the merger.

The merger agreement defines the term “material adverse effect” with respect to us to mean an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to our representations and warranties set forth in the merger agreement but for the presence of “material adverse effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) that had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, operations or financial performance of us and our subsidiaries taken as a whole, or (b) our ability to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of our obligations under the merger agreement. However, any such event, change, development or occurrence resulting from or arising out of the following shall not be deemed to constitute a “material adverse effect”:

•	any changes in law, GAAP, or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board;

•	any changes in the United States financial markets generally or that are the result of acts or war or terrorism that do not have a disproportionate effect (relative to other industry participants) on us and our subsidiaries taken as a whole;

•	conditions affecting the security integration industry, and general national or international economic, financial or business conditions generally affecting the security integration industry, that, in each case, do not have a disproportionate effect (relative to other industry participants) on us and our subsidiaries taken as a whole;

•	political conditions (or changes in such conditions), acts of war, sabotage or terrorism, or natural disasters, weather conditions or other force majeure events, in each case, in the United States or any other country or region in the world;

•	any actions taken or failure to take action, in each case, which Kratos has approved, consented to or requested, or compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement, or the failure to take any action prohibited by the merger agreement;

•	changes in our stock price or the trading volume of our stock; and

•	legal proceedings made or brought against us by our stockholders arising out of the transactions contemplated by the merger agreement.

The merger agreement defines a “material adverse effect” with respect to Kratos to mean an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to Kratos’ representations and warranties set forth in the merger agreement but for the presence of “material adverse effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) that had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of Kratos and its subsidiaries taken as a whole, or (b) the ability of Kratos to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of our obligations under the merger agreement. However, any such event, change, development or occurrence resulting from or arising out of the following shall not be deemed to constitute a “material adverse effect”:

•	any changes in law, GAAP, or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board;

•	any changes in the United States financial markets generally or that are the result of acts or war or terrorism that do not have a disproportionate effect (relative to other industry participants) on Kratos and its subsidiaries taken as a whole;

•	conditions affecting the security integration industry, and general national or international economic, financial or business conditions generally affecting the security integration industry, that, in each case, do not have a disproportionate effect (relative to other industry participants) on Kratos and its subsidiaries taken as a whole;

•	political conditions (or changes in such conditions), acts of war, sabotage or terrorism, or natural disasters, weather conditions or other force majeure events, in each case, in the United States or any other country or region in the world;

•	any actions taken or failure to take action, in each case, which we have approved, consented to or requested, or compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement, or the failure to take any action prohibited by the merger agreement;

•	changes in Kratos’ stock price or the trading volume of Kratos’ stock; and

•	legal proceedings made or brought against Kratos by our stockholders or stockholders of Kratos arising out of the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by our stockholders, by mutual written consent, or by either Kratos or us:

•	if the merger has not been consummated on or before February 28, 2011; provided, however, neither party may terminate the merger agreement if the failure to consummate the merger prior to the date set forth above resulted from or was principally caused by such party’s failure to fulfill any of such party’s obligations in the merger agreement; or

•	if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	if our stockholders do not adopt the merger agreement and approve the merger at our annual meeting (or any adjournment or postponement thereof); provided, however, that a party cannot terminate the merger agreement where the failure to obtain stockholder approval was caused by such party’s failure to perform a material obligation required to be performed by such party at or prior to the effective time.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after the merger agreement has been adopted by our stockholders, by us:

•	if we are not in material breach of our obligations or our representations and warranties under the merger agreement, and (a) Kratos or Merger Sub has breached any of their covenants or obligations under the merger agreement or (b) any of the representations and warranties of Kratos and Merger Sub set forth in the merger agreement were inaccurate when made or have become inaccurate, which such breach or inaccuracy, individually or in the aggregate, would have a material adverse effect on Kratos’ or Merger Sub’s ability to consummate the merger; provided, however, that if such breach or inaccuracy is capable of being cured by Kratos or Merger Sub through the exercise of commercially reasonable efforts, we may not terminate on behalf of such breach or inaccuracy until the earlier of (i) 11 calendar days after our delivery of written notice of such breach or inaccuracy or (ii) February 28, 2011; and

•	if, at any time prior to the adoption of the merger agreement by our stockholders, (a) our Board has received an acquisition proposal that it determines in good faith (after consultation with its independent financial advisor and outside legal counsel) constitutes a superior proposal and the failure to enter into a definitive agreement relating to such superior proposal would reasonably be expected to result in a breach of its fiduciary duties, (b) we have not violated, in any material respect, any of the non-solicitation provisions set forth in the merger agreement, (c) we have complied with our obligation to give Kratos at least three business days’ prior written notice of our intention to take such action (including our obligation to specify the material terms and conditions of the superior proposal and to provide Kratos with a copy of the relevant transaction agreements with the party making such superior proposal), (d) if requested by Kratos, we have negotiated in good faith with Kratos during such three business day period to enable Kratos to propose changes to the terms of the merger agreement that would cause such superior proposal to no longer constitute a superior proposal, (e) our Board has considered in good faith (after consultation with its independent financial advisor and outside legal counsel) any changes to the merger agreement proposed in writing by Kratos and determined that such superior proposal would continue to constitute a superior proposal if such changes were accepted, (f) we delivered to Kratos additional notices and copies of relevant documents upon the occurrence of any material changes to the financial or other material terms of such superior proposal and provided Kratos with another three business day notice period and (g) concurrently with the termination of the merger agreement, we pay Kratos a termination fee equal to $1,788,000.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by Kratos:

•	if Kratos is not in material breach of its obligations or its representations and warranties under the merger agreement, and (a) we have breached any of our covenants or obligations under the merger agreement or (b) any of our representations and warranties set forth in the merger agreement were inaccurate when made or have become inaccurate, which such breach or inaccuracy, individually or in the aggregate, would have a material adverse effect on our ability to consummate the merger; provided, however, that if such breach or inaccuracy is capable of being cured by us through the exercise of commercially reasonable efforts, Kratos may not terminate on behalf of such breach or inaccuracy until the earlier of (i) 15 calendar days after its delivery of written notice of such breach or inaccuracy or (ii) February 28, 2011; provided, however, that our failure to comply with our non-solicitation obligations set forth in the merger agreement shall be deemed incapable of being cured;

•	at any time prior to the adoption of the merger agreement by our stockholders in the event a triggering event has occurred; and

•	if, since the date of the merger agreement, any material adverse effect on us and our subsidiaries shall have occurred or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect on us and our subsidiaries.

The merger agreement defines the term “triggering event” to mean:

•	the failure of our Board to recommend that our stockholders vote to adopt the merger agreement, or the withdrawal or modification in a manner adverse to Kratos of our Board’s recommendation;

•	our failure to include in this proxy statement our Board’s recommendation;

•	the failure of our Board to reaffirm the Board’s recommendation, within ten business days following Kratos’ written request, or to publicly state that the merger is in the best interests of our stockholders following the public announcement of the submission of an acquisition proposal (other than the merger);

•	the approval, endorsement or recommendation of any acquisition proposal (other than the merger) by our Board (whether or not a superior proposal);

•	our entry into any letter of intent or similar document or any contract relating to any acquisition proposal (other than the merger) (whether or not relating to a superior proposal);

•	a tender or exchange offer relating to our securities has been commenced and we have not sent our securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that our Board recommends rejection of such tender or exchange offer;

•	an acquisition proposal (other than a tender or exchange offer or the merger) is publicly announced, and we fail to issue a press release announcing our opposition to such acquisition proposal within ten business days after such announcement; or

•	a material violation of the non-solicitation provisions set forth in the merger agreement by us, any of our subsidiaries or any of our respective directors, officers, employees, agents, attorneys, accountants, advisors or other representatives.

Expenses and Termination Fees

Except as set forth below, the merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses.

We will be obligated to pay Kratos a termination fee of $1,788,000 upon termination of the merger agreement:

•	by us in connection with a superior proposal; or

•	by Kratos in connection with a triggering event.

In addition, we will be obligated to pay the termination fee of $1,788,000 if the merger agreement is (a) terminated by Kratos because the merger has not been consummated by February 28, 2011 or because we breached a covenant or agreement or our representations or warranties were inaccurate; or (b) terminated by Kratos or by us because we did not obtain stockholder approval at our annual meeting (or any adjournment thereof), and at the time of termination, an acquisition proposal has been made or publicly announced and not withdrawn and we enter into an acquisition agreement related to an acquisition proposal or consummate an acquisition proposal within six months following the date the merger agreement is terminated.

Further Actions

We and Kratos agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the transactions contemplated by the merger agreement, including:

•	making all filings (if any) and giving all notices (if any) required to be made or given by such party;

•	using all commercially reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any applicable legal requirements or contracts; and

•	using all commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

Public Announcements

We and Kratos agreed to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger and related transactions. Unless otherwise required by applicable law, rule or regulation, we and Kratos further agreed that neither we nor Kratos will make any disclosure regarding the merger or any of the other transactions contemplated by the merger agreement prior to receiving the other party’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that we may each make (a) public disclosure reasonably required in our public SEC filings in connection with the transactions contemplated by the merger agreement and (b) public statements in response to specific questions by the press, analysts, investors and those attending industry conferences or conference calls, so long as such statements are not inconsistent with previous public disclosures.

Director and Officer Insurance and Indemnification

For a period of six years after the effective time of the merger, Kratos agreed that it will cause us as its wholly owned subsidiary to fully comply with all rights to indemnification existing in favor of our directors and officers under the provisions existing on the date of the execution of the merger agreement in our certificate of incorporation or bylaws or in any other indemnification agreements between us and such individuals that were in effect prior to the date of the execution of the merger agreement.

For a period of six years after the effective time, we, as a wholly owned subsidiary of Kratos, are required to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by us (or policies of no less favorable coverage) only with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that in no event shall Kratos be required to expend more than 300% of the current annual premium paid by us for such insurance.

Stock Plans

At the effective time of the merger, each of our stock plans and each option which is outstanding under such stock plans immediately prior to the effective time of the merger (whether or not then vested or exercisable) shall be assumed by Kratos. Each option assumed by Kratos under the merger agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable stock plans and the stock option agreements, immediately prior to the effective time of the merger, except that (a) each option will be exercisable for that number of whole shares of Kratos common stock equal to the product of the number of shares of our common stock that were issuable upon exercise of such option immediately prior to the effective time multiplied by the option exchange ratio, as defined below, and rounded down to the nearest whole number of shares of Kratos common stock, and (b) the per share exercise price for the Kratos shares issuable upon exercise of such assumed options will be equal to the quotient determined by dividing the exercise price per share of our common stock at which such option was exercisable immediately prior to the effective time of the merger by the option exchange ratio, rounded up to the nearest whole cent.

For purposes of the merger agreement, the “option exchange ratio” shall be equal to 0.6552, which represents the fraction obtained by dividing $7.00 by the average closing sales price for one share of Kratos common stock on the NASDAQ National Market for the ten (10) trading-day period ending on the first business day immediately preceding the date of the merger agreement.

Kratos has agreed to maintain, at all times after the effective time, an effective S-8 registration statement covering the shares of Kratos common stock issuable upon exercise of any options assumed by Kratos in connection with the merger for so long as any such options are outstanding.

Amendment and Waiver

The merger agreement may be amended with the approval of the respective boards of directors of Kratos, Merger Sub and us at any time before or after our stockholders have adopted the merger agreement; provided, however, that after any such adoption of the merger agreement by our stockholders, no amendment shall be made which by law requires further approval of our stockholders without the further approval of our stockholders. Any amendment to the merger agreement must be in writing and signed on behalf of each of the parties.

The merger agreement provides that no failure on the part of any party to exercise any right, power or privilege under the merger agreement, and no delay on the part of any party in exercising any right, power or privilege under the merger agreement, operates as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise thereof or of any other right, power or privilege.

The merger agreement further provides that no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in the merger agreement.

Financing of the Merger

Kratos expects to fund the costs of the proposed merger out of available cash on hand and has represented to Henry Bros. that it has adequate cash to do so. The merger agreement does not contain any condition relating to the receipt of financing by Kratos.

Interests of Henry Bros.’ Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as Henry Bros. stockholders. Our board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated under the merger agreement.

Equity Compensation Awards

The merger agreement provides that, at the effective time, each Henry Bros. stock option (whether or not then vested or exercisable) will be converted into a Kratos stock option. Each option to purchase shares of Henry Bros. common stock that is outstanding immediately prior to the effective time of the merger will be automatically converted into an option to acquire, on substantially identical terms and conditions applicable to such Henry Bros. stock option immediately prior to the merger, a number of shares of Kratos common stock (rounded down to the nearest whole share) equal to the product of (a) each option will be exercisable for that number of whole shares of Kratos common stock equal to the product of the number of shares of our common stock that were issuable upon exercise of such option immediately prior to the effective time multiplied by 0.6552 and rounded down to the nearest whole number of shares of Kratos common stock, and (b) the per share exercise price for the Kratos shares issuable upon exercise of such assumed options will be equal to the quotient determined by dividing the exercise price per share of our common stock at which such option was exercisable immediately prior to the effective time of the merger by 0.6552, rounded up to the nearest whole cent.

Pursuant to the terms of the Stock Option Agreement dated June 24, 2010, evidencing Mr. Reach’s 100,000 options exercisable at $3.85 per share, none of which are vested or exercisable as of the date hereof, all such unvested options are accelerated and become fully vested and immediately exercisable upon the occurrence of a change of control of Henry Bros.

In addition, the terms of the respective Stock Option Agreements evidencing Mr. Reach’s 50,000 options exercisable at $3.71 per share, 10,000 of which are not vested or exercisable as of the date hereof, Mr. Hopkins’s 150,000 options exercisable at $3.71 per share, 30,000 of which are not vested or exercisable as of the date hereof, Mr. Smith’s (i) 40,000 options exercisable at $4.26 per share, 16,000 of which are not vested or exercisable as of the date hereof, and (ii) 10,000 options exercisable at $4.11 per share, 4,000 of which are not vested or exercisable as of the date hereof, and Mr. Peckham’s 50,000 options exercisable at $4.65 per share, 20,000 of which are not vested or exercisable as of the date hereof, provide that upon the occurrence of a change of control of Henry Bros. and the related, or resulting, termination without cause of such optionee’s employment with Henry Bros. or successor company, all of such optionee’s unvested options are accelerated and become fully vested and immediately exercisable.

The table below sets forth, as of [ • ], 2010, for each of our directors and executive officers, the number of stock options with vesting that will accelerate, pursuant to the terms of the executive officer’s stock option agreement with Henry Bros. at the closing of the merger and the dollar value of such accelerated stock options, as well as the number of all vested and unvested stock options held (including stock options with vesting that will accelerate at the closing of the merger) and the dollar value of all such vested and unvested stock options held. The table below does not take into account any additional acceleration of vesting of options that could occur upon termination of employment under specified circumstances pursuant to the applicable stock option agreements.

	Total Number of
	Options with Vesting	Dollar Value of
	Accelerating at	Accelerated	Total Number of	Dollar Value of
Name	the Closing	Options(1)	All Options(2)	All Options(1)

Directors:
Richard D. Rockwell	—	$—	6,000	$9,940
James E. Henry	—	$—	—	$—
Brian Reach	100,000	$315,000	150,000	$479,500
Robert De Lia, Sr.	—	$—	14,000	$28,980
James W. Power	—	$—	14,000	$26,620
Joseph P. Ritorto	—	$—	14,000	$28,980
David Sands	—	$—	14,000	$28,980
Executive Officers:
John P. Hopkins	—	—	150,000	$493,500
Brian J. Smith	—	$—	50,000	$138,500
Christopher Peckham	—	$—	50,000	$117,500

(1)	The dollar value of options is calculated by subtracting the per share exercise price of the options from $7.00 per share and multiplying the amount of this difference by the number of shares subject to the options.

(2)	The number of all options includes options with vesting that will accelerate at the closing of the merger and options that remain unvested as of the closing of the merger, which will be converted into options for Kratos common stock.

Employment Arrangements with the Surviving Corporation

Employment Agreement Between Kratos and James E. Henry

Pursuant to the terms of the Employment Agreement, Mr. Henry will be employed by Kratos as Executive Vice-President of the Public Safety & Security Business Unit of Kratos (the “PSS Business Unit”) for a period commencing at the effective time of the merger and continuing for five years, unless earlier terminated or otherwise renewed pursuant to the terms set forth therein. Mr. Henry will receive an annual base salary of $215,000, be eligible to participate in Kratos’ benefit plans, and be reimbursed for all reasonable and necessary out-of-pocket expenses incurred by him in the course of the performance of his duties under the Employment Agreement.

In addition to his base salary, the Employment Agreement also provides that Mr. Henry may, at the sole discretion of Kratos, be entitled to receive incentive compensation of up to 45% of his annual base salary, provided, however, that Mr. Henry will not be eligible for such incentive compensation for each of the years 2011, 2012, and 2013, unless Henry Bros. meets or exceeds certain annual goals based on revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”) as set forth by Kratos in a written annual bonus plan.

The Employment Agreement further provides that upon the completion of the merger Mr. Henry will be awarded 10,000 restricted stock units to acquire Kratos common stock (“RSUs”), 100% of which will vest on the five year anniversary of the date of grant, subject to Mr. Henry’s continued employment with Kratos and subject to earlier vesting upon certain events as specified below. At the discretion of Kratos’ president and the compensation committee of Kratos’ board of directors, Mr. Henry will also be eligible to receive (i) additional grants of up to 10,000 RSUs per year if Mr. Henry achieves certain EBITDA and revenue goals for Henry Bros. for each of 2011, 2012, and 2013, 100% of which will vest on the five year anniversary of the date of grant, and subject to Mr. Henry’s continued employment with Kratos, and (ii) further grants of RSUs on an annual basis. Upon Mr. Henry’s termination of employment by Kratos “without cause” or upon a “change of control” (each as defined in the Employment Agreement) of Kratos, any unvested RSUs held by Mr. Henry shall become fully vested upon the date of such termination or change of control.

Under the terms of the Employment Agreement, Kratos may terminate Mr. Henry’s employment for “misconduct or cause” (as defined in the Employment Agreement), as a result of his disability under certain circumstances, or for any other reason. Mr. Henry may terminate his employment for any reason upon 30 days written notice to Kratos. If Mr. Henry terminates his employment for any reason, he will be entitled to receive his base salary accrued through the date of termination and any accrued but unused paid time off.

If Kratos terminates Mr. Henry for misconduct or cause, he will be entitled to receive his base salary through the date of termination, reimbursement of business expenses and accrued but unused paid time off. If Mr. Henry’s employment is terminated as a result of his disability, he will be entitled to receive his base salary through the date on which his employment is terminated, reimbursement for business expenses incurred prior to the date of termination, any earned and accrued incentive compensation and any accrued but unused paid time off. If Mr. Henry’s employment is terminated as a result of his death, his estate or beneficiaries shall be entitled to receive his base salary earned prior to the date of termination, any accrued but unused vacation days, incentive compensation accrued but not yet paid and reimbursement for business expenses incurred prior to the date of termination.

If Kratos terminates Mr. Henry’s employment without cause, he will be entitled to receive (i) his base salary accrued through the date of termination, (ii) any accrued but unused paid time off, (iii) reimbursement of business expenses, (iv) continued payment of his base salary for 12 months, (v) any accrued but unpaid incentive compensation (including the vesting of any unvested RSUs) and (vi) medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 for 12 months after the date of termination. The foregoing benefits and payments may be subject to a delay of up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code and any severance payments made pursuant to the Employment Agreement shall be contingent upon Mr. Henry’s execution of a customary and standard employee release agreement.

Finally, the Employment Agreement provides that, upon his termination from employment with Kratos, Mr. Henry shall be prohibited for a period of 24 months from and after his termination for misconduct or cause; or 12 months from and after his termination without cause from (i) competing, directly or indirectly, with the Business Unit in pursuit of customers or accounts to provide security services or products provided by the Business Unit and/or (ii) will not otherwise plan or organize any business activity that will solicit, sell or provide certain specified products and services in the states of Arizona, California, Colorado, Maryland, New Jersey, New York, Texas, Utah, and Virginia.

License Agreement Between Kratos, Henry Bros. and James E. Henry

Pursuant to the terms of the License Agreement, Mr. Henry has agreed to grant Kratos and its affiliates a worldwide, perpetual, irrevocable, fully paid-up, royalty-free, transferable right and license, with the right to sublicense, to use (i) Mr. Henry’s likeness, image, voice and life story as they pertain to certain matters relating to Henry Bros. and its business and (ii) the Henry Bros. name and derivations thereof, solely in connection with the present and future products or services of Kratos and its affiliates relating to the system integration product and service field, state, federal and local government contracting, and defense and information technology products and services, which license shall be exclusive for such products and services within the specified field, and which license shall become non-exclusive upon the death of Mr. Henry. Mr. Henry has retained the right to use his likeness, image, voice and life story as they pertain to certain matters relating to Henry Bros. and its business and the Henry Bros. name and derivations thereof, outside the specified field and has the unrestricted right to use his name and biography in the specified field in a descriptive manner.

In connection with the execution of the License Agreement, Mr. Henry and Kratos also agreed, pursuant to the terms set forth in the License Agreement, that Mr. Henry enter into a trading plan, in accordance with Rule 10b5-1 of the Exchange Act, within 15 days following the effective time of the merger. The License Agreement provides that Mr. Henry will purchase between $3.0 and $4.0 million shares of Kratos common stock pursuant to the Rule 10b5-1 trading plan. Such purchases will not be contingent on the market price of Kratos common stock and the trading plan may not be terminated until all shares provided for under such plan have been purchased by Mr. Henry or at such time as Mr. Henry is no longer employed by Kratos.

The License Agreement is effective upon the effective time of the merger and continues in perpetuity, unless otherwise terminated by Kratos. Mr. Henry has no right to terminate the License Agreement.

Director and Officer Insurance and Indemnification

For a period of six years after the effective time of the merger, Kratos agreed that it will cause us as its wholly owned subsidiary to fully comply with all rights to indemnification existing in favor of our directors and officers under the provisions existing on the date of the execution of the merger agreement in our certificate of incorporation or bylaws or in any other indemnification agreements between us and such individuals that were in effect prior to the date of the execution of the merger agreement.

For a period of six years after the effective time, we, as a wholly owned subsidiary of Kratos, are required to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by us (or policies of no less favorable coverage) only with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that in no event shall Kratos be required to expend more than 300% of the current annual premium paid by us for such insurance.

OUR BOARD OF DIRECTORS IS NOT AWARE OF ANY INTEREST OF A DIRECTOR OR EXECUTIVE OFFICER IN THE MERGER EXCEPT AS SPECIFIED ABOVE.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to “U.S. Holders” (as defined below) whose shares of Henry Bros. common stock are exchanged for cash pursuant to the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to stockholders as described herein. We cannot assure you that the tax consequences described herein will not be challenged by the Internal Revenue Service (which we refer to as the “IRS”) or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein.

This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of an option or the acquisition or disposition of Henry Bros. shares other than pursuant to the merger.

In addition, this discussion does not address all aspects of U.S. federal income taxation that may affect particular Henry Bros. stockholders in light of their individual circumstances or Henry Bros. stockholders that are subject to special rules, such as:

•	insurance companies;

•	financial institutions and mutual funds;

•	banks;

•	retirement plans;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	stockholders who hold Henry Bros. common stock as part of a hedge, straddle or conversion transaction;

•	stockholders who hold Henry Bros. common stock as qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	stockholders who are liable for the U.S. federal alternative minimum tax;

•	stockholders who are partnerships or any other entity classified as a pass-through entity for U.S. federal income tax purposes;

•	stockholders who acquired their Henry Bros. common stock pursuant to the exercise of a stock option or otherwise as compensation; or

•	stockholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

The following summary also does not address the tax consequences for the holders of stock options. This discussion assumes that stockholders hold their Henry Bros. common stock as a “capital asset” (generally, property held for investment).

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Henry Bros. common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Henry Bros. common stock, the U.S. federal income tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding shares of Henry Bros. common stock, you should consult your tax advisor as to the particular U.S. federal income tax consequences of exchanging your Henry Bros. common stock for cash pursuant to the merger. The term “Non-U.S. Holder” means a beneficial owner of shares of Henry Bros. common stock who is not a U.S. Holder.

HOLDERS OF HENRY BROS. COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS, IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS. THIS DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

Taxation of U.S. Holders.  The receipt of cash in exchange for shares of Henry Bros. common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of Henry Bros. common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received (including any amount withheld) and (2) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains of non-corporate U.S. Holders, including individuals, are generally eligible for reduced rates of federal income taxation. Under current law, long-term capital gain recognized by a non-corporate U.S. Holder on an exchange of Henry Bros. common stock for cash will be subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Henry Bros. common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of Henry Bros. common stock.

Taxation of Non-U.S. Holders.  Any gain realized by a Non-U.S. Holder upon the receipt of cash in exchange for shares of Henry Bros. common stock in the merger generally will not be subject to U.S. federal income tax unless: (a) one of the following three conditions is met: (i) such gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder within the United States (or is attributable to the Non-U.S. Holder’s permanent establishment in the United States if a treaty applies); (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year during which the merger occurs and certain other conditions are met; or (iii) in the case of a Non-U.S. Holder who owned, directly or indirectly, more than 5% of the shares of Henry Bros. common stock at any time during the five-year period ending on the date of the exchange of such shares in the merger, Henry Bros. is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code (which Henry Bros. does not believe to be the case); and (b) the gain is not exempt from such tax under an applicable United States income tax treaty.

Individual Non-U.S. Holders who are subject to U.S. federal income tax because they were present in the United States for 183 days or more during the year of the merger are subject to U.S. federal income tax at a flat rate of 30% on their “net” gains (the total gains realized by them from sales or other taxable exchanges of U.S. capital assets, including any gains realized by them from the sale of shares of Henry Bros. common stock pursuant to the merger, minus any losses from sales or taxable exchanges of other U.S. capital assets recognized by them for U.S. federal income tax purposes during the year), subject to any relief to which the Non-U.S. Holder is entitled under an applicable United States income tax treaty. If a Non-U.S. Holder is engaged in a trade or business within the United States and gain from the sale of shares of Henry Bros. common stock pursuant to the merger is “effectively connected” with such trade or business (and, in the case of a Non-U.S. Holder who is eligible for benefits under an applicable U.S. income tax treaty, the gain is attributable to, or the shares of Henry Bros. common stock exchanged in the merger form part of the business property of, a permanent establishment in the United States of such Non-U.S. Holder), then the Non-U.S. Holder generally will be taxed on such gain in the same manner as if it was a U.S. Holder. In the case of a Non-U.S. Holder that is a corporation, such gain also may be subject to an additional U.S. branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding Tax and Information Reporting.  A U.S. Holder (other than certain exempt stockholders, including corporations) whose shares of Henry Bros. common stock are exchanged for cash pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%), unless such holder (i) properly establishes an exemption from backup withholding or (ii) provides a correct taxpayer identification number on IRS Form W-9, certifies under penalties of perjury that it is not currently subject to backup withholding, and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

In general, a Non-U.S. Holder will not be subject to U.S. backup withholding and information reporting with respect to the receipt of cash in exchange for shares of Henry Bros. common stock pursuant to the merger if it provides the required certification that it is not a U.S. person or otherwise establishes an exemption from backup withholding, generally by properly completing and submitting to the paying agent or withholding agent an IRS Form W-8BEN (or an IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder), provided that Henry Bros., the paying agent, or the withholding agent do not have actual knowledge (or reason to know) that the relevant Non-U.S. Holder is a U.S. person or that the conditions of any exemption are not satisfied. If the shares of common stock are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Regulatory Approvals

No filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the merger and, therefore, there is no applicable waiting period under the HSR Act for the merger to be consummated. At any time before or after completion of the proposed merger, notwithstanding that there is no requirement for a filing pursuant to the HSR Act, the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the proposed merger or seeking divestiture of assets of Kratos. At any time before or after the completion of the proposed merger, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

In addition, we do not believe that the merger is subject to or requires any filing under any foreign antitrust laws.

We are not aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the merger, except for compliance with the applicable regulations of the SEC in connection with this proxy statement.

The Voting Agreements

In order to induce Kratos and Merger Sub to enter into the merger agreement, each of our directors who collectively owned approximately 60% of our outstanding shares entitled to vote at the annual meeting as of the close of business on the record date entered into individual voting agreements with Kratos. Pursuant to the voting agreements, our directors have agreed to vote their shares of our capital stock in favor of adoption of the merger agreement and the approval of the merger, and against any proposal adverse to the merger. Our directors and executive officers have also agreed to irrevocably appoint certain persons identified by Kratos as their lawful attorneys and proxies. These proxies give Kratos the right to vote the shares of our capital stock beneficially owned by these individuals, including shares of our capital stock acquired by them after the date of the voting agreement, in favor of the adoption of the merger agreement and the approval of the merger, in favor of the adoption of any proposal to adjourn the annual meeting, if necessary, for the solicitation of additional proxies, and against any proposal adverse to the merger.

None of the individuals who are parties to the voting agreements were paid additional consideration in connection with entering into a voting agreement.

Pursuant to the voting agreements, each individual who is a party thereto agreed not to sell shares of our capital stock and options owned, either directly or indirectly, by such individual until the termination of the voting agreement.

These voting agreements will terminate upon the earlier of the termination of the merger agreement, the effective time of the merger or the date that any amendment or change to the merger agreement is effected without the individual’s consent that decreases the merger consideration. The form of voting agreement is attached to this proxy statement as Appendix B and you are encouraged to read it in its entirety.

Delisting and Deregistration of Common Stock

If the merger is completed, Henry Bros. common stock will no longer be listed on NASDAQ or any other exchange or quotation system and will be deregistered under the Exchange Act, as soon as practicable following the completion of the merger.

Required Vote

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Henry Bros. common stock as of the record date. Shares not voted at the Annual Meeting, abstentions and broker non-votes, if any, will all have the same effect as votes against the adoption of the merger agreement. Brokers who hold shares of Henry Bros. common stock as nominees do not have discretionary authority to vote such shares on this proposal.

OUR BOARD OF DIRECTORS IS UNANIMOUSLY RECOMMENDING THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

PROPOSAL NO. 2

ADJOURNMENT OF THE ANNUAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn our 2010 annual meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our annual meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn our annual meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions or broker non-votes, if any, will have no effect as they will not be counted as votes “cast” with respect to this proposal.

OUR BOARD OF DIRECTORS IS UNANIMOUSLY RECOMMENDING THAT YOU VOTE FOR THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

PROPOSAL NO. 3

ELECTION OF DIRECTORS

The persons named in the accompanying proxy will vote for the election of the following seven persons as directors, all are currently members of our Board of Directors, to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Unless directed otherwise, each proxy will be voted for the nominees named below. If a nominee becomes unable or declines to serve as a director at the date of the Annual Meeting, the persons named in the proxy card have the right to use their discretion to vote for a substitute. All of the nominees have consented to serve as directors if elected.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position(s) with Henry Bros.

Richard D. Rockwell	55	Chairman and Director
James E. Henry	56	Vice-Chairman, Chief Executive Officer, Treasurer and Director
Brian Reach.	55	President, Chief Operating Officer, Secretary and Director
Robert L. De Lia Sr.	62	Director
James W. Power	81	Director
Joseph P. Ritorto	79	Director
David Sands	53	Director
John P. Hopkins	50	Chief Financial Officer
Brian J. Smith	56	Corporate Controller
Christopher Peckham	45	Chief Information Officer/Chief Security Officer

Information about Directors and Nominees

Richard D. Rockwell has served as a director of Henry Bros. since November 2007. In December 2009, Mr. Rockwell was named Chairman of our Board of Directors, having previously served as Vice-Chairman since November 2008. Mr. Rockwell also serves our Executive Committee as Chairman. Mr. Rockwell has been Owner and Chairman of Professional Security Technologies LLC, a full service security systems integrator since 1996. Mr. Rockwell has been Owner and President of Main Security Surveillance, Inc. since 2005. From 1982 to 2003, Mr. Rockwell was Founder, Owner and Chief Executive Officer of Professional Security Bureau, Ltd. (“PSB”), a security guard services company. In 2003 PSB, with annual revenues in excess of $100 million, was divested to Allied Security. From 1997 through 2003, Mr. Rockwell was co-founder and Chairman of TransNational Security Group, LLC (“TSG”). TSG afforded the member companies with opportunities for national sales and marketing, national contracting, and combined purchasing power. From 1995 to 2005, Mr. Rockwell was founder and owner of PeopleVision, a full service advertising and display manufacturing company. From 1981 to 1982, Mr. Rockwell was vice president, legal affairs of Metropolitan Maintenance Company, a publicly-traded company listed on the Boston stock exchange. Mr. Rockwell received a Bachelor of Arts from Ithaca College and a Juris Doctor from Western New England College of Law. We believe Mr. Rockwell’s qualifications to sit on our Board include his experience as founder and executive of several companies in the security and security systems integration industries.

James E. Henry co-founded Henry Bros.’ predecessor company in 1989 and is our Chief Executive Officer, Treasurer and Director. Mr. Henry has served as the Vice-Chairman of our Board of Directors since December 2009. Mr. Henry served as President until March 2007 and served as Chairman from December

2001 to December 2009. Mr. Henry graduated from the University of New Hampshire with a Bachelor of Science degree in electrical engineering. In addition to his other responsibilities, Mr. Henry has continued to design, install, integrate and market security and communications systems as well as manage Henry Bros.’ research and development. We believe Mr. Henry’s qualifications to sit on our Board include his leadership role in founding Henry Bros., his experience as a CEO and President and business leader, and his experience in the security systems integration industry.

Brian Reach, in addition to his prior duties, was named Chief Operating Officer in August 2006 and President in March 2007. Mr. Reach has been a member of our Board of Directors since February 2004 and has served as our Vice-Chairman from June 2004 to November 2008 and as our Secretary since November 2004. From September 1999 until April 2002, Mr. Reach was the Chief Financial Officer of Globix Corporation, a provider of application, media and infrastructure management services. Globix’s common stock is traded on the OTC Bulletin Board. From May 1997 to August 1999, Mr. Reach was the Chief Financial Officer of IPC Communications, a provider of integrated telecommunications equipment and services to the financial industry. During his tenure at IPC, Mr. Reach successfully guided IPC through its leveraged recapitalization and financially restructured IPC enabling it to invest in strategic acquisitions and next generation technologies. Prior to IPC, Mr. Reach was the Chief Financial Officer of Celadon Group, Inc. and Cantel Industries, Inc. Mr. Reach became a certified public accountant in 1980 and received his Bachelor of Science degree in accounting from the University of Scranton in 1977. We believe Mr. Reach’s qualifications to sit on our Board include his experience as a President, COO, CFO and business leader, his experience financial reporting best practices and his experience with structuring and negotiating business transactions.

Robert L. De Lia, Sr. has been a member of our Board of Directors since May 2004. Currently, Mr. De Lia is vice president of TJ’s Motorsport, a privately held company dedicated to supplying quality motor sport products. From 2002 to 2003, Mr. De Lia was the President and Chief Executive Officer of Airorlite Communications, Inc., a company that specializes in designing, manufacturing and maintaining wireless communications equipment used to enhance and extend emergency radio frequency services and cellular communication for both fixed and mobile applications. In April 2004, a wholly-owned subsidiary of Henry Bros. purchased all of the issued and outstanding shares of stock of Airorlite Communications, Inc. From 1987 to 1999, Mr. De Lia was the President and Chief Executive Officer of Fiber Options, Inc. Mr. De Lia graduated from the New York Institute of Technology in 1969. We believe Mr. De Lia’s qualifications to sit on our Board include his years of experience as a CEO and business leader.

James W. Power has been a member of our Board of Directors since December 2005. Mr. Power is a director of RAE Systems, Inc., a manufacturer of equipment used to detect nuclear devices, hazardous materials and toxic chemicals; and the principal partner in J.W. Power & Associates. Mr. Power previously served as Chairman of the Board of MDI, Inc. and Chairman of the Board of InfoGraphic Systems Corp.; President and Chief Executive Officer of Martec\SAIC; President and Chief Executive Officer of Pinkerton Control Systems and has held senior executive positions with Cardkey Systems, Inc., Nitrol Corporation and TRW Data Systems. Previously, he has served as a director of National Semiconductor, ICS Corporation, and Citicorp Custom Credit and Citicorp Credit Services. We believe Mr. Power’s qualifications to sit on our Board include his experience as a CEO and business leader, and his other public company board and board committee service.

Joseph P. Ritorto has been a member of our Board of Directors since January 2002. Mr. Ritorto is the co-founder of First Aviation Services, Inc., which is located in Teterboro Airport, Teterboro, New Jersey and provides a variety of aviation support services. Mr. Ritorto has been an officer, in various capacities, of First Aviation Services since 1986. Mr. Ritorto sold First Aviation Services to a group led by Goldman Sachs in May 2008. From 1991, until he retired in May 2001, Mr. Ritorto served as the Senior Executive Vice President and Chief Operating Officer of Silverstein Properties, Inc. In this capacity, Mr. Ritorto’s responsibilities included overseeing operations and directing the lease administration of Silverstein owned and managed properties. We believe Mr. Ritorto’s qualifications to sit on our Board include his years of experience as an executive and business leader and his experience with aviation support services.

David Sands has been a member of our Board of Directors since 2005. Mr. Sands is a certified public accountant and a partner of Buchbinder Tunick & Company LLP where he is the head of the tax department.

Mr. Sands is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs. Mr. Sands has also lectured at the New York University Summer Continuing Education and the Foundation for Accounting Education Programs. Mr. Sands received a Bachelor of Science from SUNY at Buffalo and a Master of Science in Taxation from Pace University. We believe Mr. Sands’ qualifications to sit on our Board include his years of leadership as a partner in a certified public accounting firm and his expertise in financial reporting best practices.

Non-Director Executive Officers and Significant Employees

John P. Hopkins was appointed Chief Financial Officer in August 2006. Prior to joining Henry Bros., Mr. Hopkins was Chief Financial Officer for Measurement Specialties, Inc., a designer and manufacturer of sensors and sensor-based consumer products. From July 2002 to August 2006, was Vice President, Finance from April 2001 to July 2002, and was Vice President and Controller from January 1999 to March, 2001, with Cambrex Corporation, a provider of scientific products and services to the life sciences industry. From 1988 to 1998, he held various senior financial positions with ARCO Chemical Company, a manufacturer and marketer of specialty chemicals and chemical intermediates. Mr. Hopkins is a Certified Public Accountant and was an Audit Manager for Coopers & Lybrand prior to joining ARCO Chemical. Mr. Hopkins holds a B.S. in Accounting from West Chester University, and an M.B.A. from Villanova University.

Brian J. Smith was appointed Corporate Controller in April 2007. Prior to joining Henry Bros., Mr. Smith was VP-General Manager NetVersant of New York, a provider of voice and data system infrastructure from 2002. From 1991 to 2002 Mr. Smith held various senior financial positions with Insilco Technologies, a manufacturer and distributor of electronic components. Mr. Smith is a Certified Public Accountant and began his career as an auditor for KPMG Peat Marwick. Mr. Smith holds a B.S. in Accounting from Fordham University.

Christopher Peckham was appointed Chief Information Officer / Chief Security Officer in September 2007. Prior to joining Henry Bros., Mr. Peckham was Director of Operations with Sungard Higher Education from 2003. From 1999 to 2003, Mr. Peckham served in several VP positions at Globix Corporation in the areas of Network and Systems Engineering, Operations, and Information Technology. Prior to that, he held positions in networking and systems at Icon CMT, PFMC, and NJIT. Mr. Peckham received the B.S., M.S., and Ph.D. degrees in electrical engineering from the New Jersey Institute of Technology and a MBA from Rutgers University.

CORPORATE GOVERNANCE

Director Independence; Meetings and Committees

Pursuant to our By-laws, our business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members on our Board. The Board has determined that five of its members, Robert L. De Lia Sr., James W. Power, Joseph P. Ritorto, Richard D. Rockwell, and David Sands are “independent” within the meaning of Rule 5605(a)(2) of the National Association of Securities Dealers’ Marketplace Rules of the NASDAQ Stock Market (the “NASDAQ Rules”), and for purposes of Rule 10A-3 of the Exchange Act. During 2009, the Board held six meetings and acted by once by unanimous written consent and the committees held a total of seven meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board and the Board committees of which he was a member during the period he served as a Director in fiscal year 2009. The Board has established a compensation committee, an audit committee and a nominating committee. Each incumbent Director attended the 2009 Annual Meeting of Stockholders.

Audit Committee

Messrs. Power, Rockwell and Sands are the current members of the Audit Committee, each of whom is independent. Each member of the Audit Committee meets the financial literacy requirements of the NASDAQ

Rules. The Audit Committee is responsible for the appointment, compensation and oversight of the work of any independent registered public accounting firm employed by Henry Bros. The Audit Committee also reviews with Henry Bros.’ independent registered public accounting firm the adequacy and effectiveness of our system of internal financial controls and accounting practices. The Audit Committee has adopted an Audit Committee Charter. This charter is available to the stockholders on our website, www.hbe-inc.com, and is also available in print to any stockholder upon written request to: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Corporate Secretary. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis. The Audit Committee met two times during 2009. The Board has determined that Mr. Sands qualifies as an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K.

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of Henry Bros. Electronics, Inc.,

•	the independent auditor’s qualifications and independence,

•	the performance of the independent registered public accounting firm of Henry Bros. Electronics, Inc., and

•	the compliance by Henry Bros. Electronics, Inc. with legal and regulatory requirements.

The Audit Committee meets with management periodically to consider the adequacy of the internal controls of Henry Bros. Electronics, Inc. and the objectivity of its financial reporting. The Audit Committee discusses these matters with the independent registered public accounting firm of Henry Bros. Electronics, Inc. and with appropriate Henry Bros. financial personnel.

The Audit Committee regularly meets privately with the independent registered public accounting firm who have unrestricted access to the committee.

The Audit Committee selects, evaluates and, where appropriate, replaces the independent registered public accounting firm, and review periodically their performance, fees and independence from management.

Each of the Directors who serves on the committee is “independent” for purposes of the NASDAQ Rules. That is, the Board has determined that none of Messrs. Power, Rockwell, and Sands has a relationship with Henry Bros. Electronics, Inc. that may interfere with his independence from Henry Bros. Electronics, Inc. and its management.

The Board has adopted a written charter setting out the audit related functions the committee is to perform. Upon recommendation by the Audit Committee, the Board amended and restated the charter effective November 8, 2007. The Board reviews the charter on an ongoing basis to assure that the functions and duties of the Audit Committee will continue to conform to such applicable regulations as they may be amended or modified in the future. The charter is available to stockholders on our website, www.hbe-inc.com.

Management has primary responsibility for Henry Bros.’ financial statements and the overall reporting process, including Henry Bros.’ system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Henry Bros. in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent registered public accounting firm.

Compensation Committee

The Compensation Committee recommends to our Board the compensation to be paid to our officers and directors, administers our stock option plans and approves the grant of options under these plans. For a description of Henry Bros.’ processes and procedures for the consideration and determination of executive and director compensation, see the discussion contained herein under the caption “Executive Compensation — Compensation Discussion and Analysis” beginning on page 61. The Compensation Committee met five times during 2009. Messrs. Power, Ritorto and Rockwell are the current members of our Compensation Committee, each of whom is independent. We have not yet adopted a charter for the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Power, Ritorto and Rockwell. The Board made all decisions concerning executive compensation related to 2009. No executive officer of the Corporation served as a member of the Board of Directors of another entity during 2009. None of the members of the Compensation Committee has ever been an officer or employee of Henry Bros. or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal 2009.

Narrative Discussion of Compensation Policies and Practices as They Relate to Risk Management.

The Compensation Committee and our management have evaluated the risks associated with our compensation policies and practices. Based upon its review of the executive compensation programs and the assessment of other compensation programs provided by company management, the Compensation Committee has concluded that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on Henry Bros. as a whole.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and based on the review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K. The Board accepted the Compensation Committee’s recommendation. This report is made by the undersigned members of the Compensation Committee:

Joseph P. Ritorto (Chair)
Robert De Lia, Sr.
Richard D. Rockwell

Nominating Committee

Messrs. De Lia, Ritorto and Sands are the current members of our Nominating Committee, each of whom is independent. The Nominating Committee did not meet during 2009, but recommended to the Board each of the nominees who have been nominated for election to the Board at the 2010 Annual Meeting. The principal functions of the nominating committee are to: (i) develop policies on the size and composition of the Board; (ii) identify individuals qualified to become members of the Board and review candidates for Board membership; (iii) perform board performance evaluations on an annual basis and (iv) recommend a slate of nominees to the Board annually. The Board has adopted a written charter setting forth the functions of the Nominating Committee and providing direction as to nominating policies and procedures. This charter is available to the stockholders on our website, www.hbe-inc.com. The Nominating Committee’s charter is also available in print to any stockholder upon written request to: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Corporate Secretary.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. Candidates may come to the attention of the Nominating Committee through current board members, stockholders or other persons. The Nominating Committee will consider all recommendations of director nominees in a like manner. Henry Bros. has no formal procedures pursuant to which stockholders may recommend nominees to our Board and the Board believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. Any stockholder desiring to suggest a Board nominee should send the name of such nominee for consideration to the attention of: Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Corporate Secretary. Any such nomination must include:

•	As to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor regulation thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	The nominating stockholder’s name and address as they appear on our books, and the class and number of our shares beneficially owned by such stockholder.

Board Leadership Structure

Henry Bros. currently has separate individuals serving in the roles of Chairman of the board of directors and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership of Henry Bros. while the Chairman of the board of directors presides over meetings of the full board of directors in which strategic direction for Henry Bros. is determined.

Risk Oversight

Our board’s role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and regulatory. Our board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. Our board encourages management to promote a corporate culture that incorporates risk management into our day-to-day business operations.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders who wish to communicate with the Board or with specified members of the Board should do so by sending any communication to Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attention: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the stockholder making the communication. Our Corporate Secretary will forward such communication to the full Board or to any individual member or members of the Board to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table that follows sets forth, as of [ • ], 2010 certain information regarding beneficial ownership of our Common Stock by each person who is known by us to beneficially own more than 5% of our Common Stock. The table also identifies the stock ownership of each of our directors, each of our officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on [6,125,366]4 shares outstanding as of [ • ], 2010.

		Amount and Nature of	Percentage of
Title of Class	Name and Address of Beneficial Owner(1)	Beneficial Ownership	Class

Common Stock	Richard D. Rockwell, Chairman and Director(2)	2,217,416	36.2%
Common Stock	James E. Henry, Vice-Chairman, Chief Executive Officer, Treasurer and Director	1,205,519	19.7%
Common Stock	Brian Reach, President, Chief Operating Officer, Secretary, and Director(3)	172,000	2.8%
Common Stock	John P. Hopkins, Chief Financial Officer(4)	124,500	2.0%
Common Stock	Brian J. Smith, Corporate Controller(5)	30,000	*
Common Stock	Christopher Peckham, Chief Information Officer/Chief Security Officer(6)	30,000	*
Common Stock	Robert De Lia, Sr., Director(7)	68,694	1.1%
Common Stock	James W. Power, Director(8)	14,000	*
Common Stock	Joseph P. Ritorto, Director(9)	69,196	1.1%
Common Stock	David Sands, Director(10)	14,000	*
Common Stock	All executive officers and directors as a group (10 persons)(11)	3,945,325	61.6%

*	Less than 1%

(1)	Except as otherwise indicated, the address of each individual listed is c/o Henry Bros. Electronics, Inc. at 17-01 Pollitt Drive, Fair Lawn, NJ 07410.

(2)	The amount shown for Mr. Rockwell includes three currently exercisable options to purchase 2,000 shares each of Henry Bros.’ Common Stock at a price of $5.60, $6.43 and $4.00 per share, respectively, and 75,000 shares of Henry Bros. Common Stock issued to Professional Security Technologies, LLC, of which Mr. Henry is the owner and Chairman and has dispositive and voting power over.

(3)	The amount shown for Mr. Reach includes a currently exercisable option to purchase 40,000 shares of Henry Bros.’ Common Stock at a price of $3.71 per share.

(4)	The amount shown for Mr. Hopkins includes a currently exercisable option to purchase 120,000 shares of Henry Bros.’ Common Stock at a price of $3.71 per share.

(5)	The amount shown for Mr. Smith includes currently exercisable options to purchase 24,000 shares of Henry Bros.’ Common Stock at a price of $4.26 per share and 6,000 shares of Henry Bros.’ Common Stock at a price of $4.11 per share.

(6)	The amount shown for Mr. Peckham includes a currently exercisable option to purchase 30,000 shares of Henry Bros.’ Common Stock at a price of $4.65 per share.

(7)	The amount shown for Mr. De Lia, Sr. includes five currently exercisable options to purchase 2,000 shares each of Henry Bros.’ Common Stock at a price of $4.90, $3.33, $4.65, $6.43 and $4.00 per share, respectively, and one currently exercisable option to purchase 4,000 shares of Henry Bros.’ Common Stock at a price of $5.60 per share.

(8)	The amount shown for Mr. Power includes five currently exercisable options to purchase 2,000 shares each of Henry Bros.’ Common Stock at a price of $6.08, $3.33, $4.65, $6.43 and $4.00 per share, respectively, and one currently exercisable option to purchase 4,000 shares of Henry Bros.’ Common Stock at a price of $5.60 per share.

(9)	The amount shown for Mr. Ritorto includes five currently exercisable options to purchase 2,000 shares each of Henry Bros.’ Common Stock at $4.90, $3.33, $4.65, $6.43 and $4.00 per share, respectively, and one currently exercisable option to purchase 4,000 shares of Henry Bros.’ Common Stock at a price of $5.60 per share.

4 Includes 75,000 shares issued to Professional Security Technologies LLC.

(10)	The amount shown for Mr. Sands includes five currently exercisable options to purchase 2,000 shares each of Henry Bros.’ Common Stock at a price of $4.90, $3.33, $4.65, $6.43 and $4.00 per share, respectively, and one currently exercisable option to purchase 4,000 shares of Henry Bros.’ Common Stock at a price of $5.60 per share.

(11)	The amount shown includes currently exercisable options to purchase 282,000 shares of Henry Bros.’ Common Stock.

Agreements Regarding Changes in Control

The adoption of the merger agreement requires the affirmative vote of a majority of our outstanding shares of common stock. The adoption of the merger agreement by our stockholders is a condition to the completion of the merger. Concurrently with the execution of the merger agreement, Richard D. Rockwell, James E. Henry, Brian Reach, Robert De Lia, Sr., James W. Power, Joseph P. Ritorto and David Sands signed voting agreements in which they agreed, among other things, to vote all of their outstanding shares of common stock “FOR” the adoption of the merger agreement. These individuals collectively own collectively own approximately 60.4% of the outstanding shares of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Through the following questions and answers we explain all material elements of our executive compensation:

What are the objectives of our executive compensation programs?

Our corporate goal is to maximize our total return to our stockholders through share price appreciation. Towards this goal, we seek to compensate our executives at levels that are competitive with peer companies so that we may attract, retain and motivate highly capable executives. We also design our compensation programs to align our executives’ interests with those of our stockholders.

Our 2009 executive compensation reflects our effort to realize these objectives.

What are the principal components of our executive compensation programs?

Overview:  Our executive compensation programs consist of three principal components: (i) a base salary; (ii) annual bonuses; and (iii) stock option grants. Henry Bros.’ policy for compensating our executive officers is intended to provide significant annual long-term performance incentives. We describe each of these principal components below.

Relationship of the principal components:  We have allocated the three principal components of our executive compensation programs in a manner that we believe optimizes each executive’s contribution to us. We have not established specific formulae for making the allocation.

Base Salary:  We do not have employment agreements with any of our executives. Base salaries for executive officers are determined by evaluating a variety of factors, including the experience of the individual, the competitive marketplace for managerial talent, Henry Bros.’ performance, the executive’s performance, and the responsibilities of the executive. Although our Compensation Committee annually reviews salaries of our executive officers, our Compensation Committee does not automatically adjust base salaries if it concludes that adjustments to other components of the executive’s compensation would be more appropriate.

Annual Bonus:  Cash bonus awards are based on a variety of factors, including the individual performance of the executive and Henry Bros.’ performance.

Long-Term Incentive Compensation (Stock Options for Common Shares):  The Compensation Committee believes that stock-based compensation arrangements are essential in aligning the interests of management and the stockholders. Henry Bros.’ 2002, 2006 and 2007 Stock Plans provides for the issuance of stock options to its executive officers and other employees. Stock options to purchase shares of Henry Bros.’ Common Stock are issued at an exercise price equal to the fair market value of such stock on the date immediately preceding the date on which the stock option is granted. These options typically vest over a three to five year period from the date of grant and are granted to Henry Bros.’ executive officers and other employees as part of their employment with Henry Bros. or as a reward for past individual and corporate performance. The size of awards is determined by the Committee based on factors such as the executive’s position, individual performance and Henry Bros.’ performance.

What do we seek to reward and accomplish through our executive compensation programs?

We believe that our compensation programs, collectively, enable us to attract, retain and motivate high quality executives. We provide annual bonus awards primarily to provide performance incentives to employees to meet corporate performance objectives. Our corporate objectives are measured by sales increases, operating margins, net income and other items of performance as determined on an annual basis. We design long-term incentive awards primarily to motivate and reward employees over longer periods. Through vesting and forfeiture provisions that we include in awards of stock options we provide an additional incentive to executives to act in furtherance of our longer-term interests. An executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will generally forfeit the unvested portion of the award.

Why have we selected each principal component of our executive compensation programs?

We have selected programs that we believe are commonly used by public companies, both within and outside of our industry, because we believe commonly used programs are well understood by our stockholders, employees and analysts. Moreover, we selected each program only after we first confirmed, with the assistance of outside professional advisors, that the program comports with settled legal and tax rules.

How do we determine the amount of each principal component of compensation to our executives?

Our Compensation Committee exercises judgment and discretion in setting compensation for our senior executives. The Committee exercises its judgment and discretion only after it has first evaluated the recommendations of our Chief Executive Officer and Chief Operating Officer and evaluated our corporate performance.

What specific items of corporate performance do we take into account in setting compensation policies and making compensation decisions?

Our corporate performance primarily impacts the annual bonuses and long-term incentive compensation that we provide our executive officers. We use or weight items of corporate performance differently in our annual bonus and long-term compensation awards and some items are more determinative than others.

Goals for executives in 2009 varied because the areas of responsibility of executives differ. Goals are generally developed around metrics tied to our growth and profitability, including increases in revenue and operating profit, decreases in expenses, execution of acquisitions, enhanced operational efficiencies and development of additional opportunities for our long-term growth.

How do we determine when awards are granted, including awards of equity-based compensation?

Historically, our Compensation Committee has awarded annual bonuses in the quarter following the year end. The Compensation Committee makes awards of stock options on an ad hoc basis, but generally quarterly, following review of pertinent financial information and industry data. In addition, the Compensation Committee conducts a thorough review of stock option awards and grant procedures annually. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members, the timing of compilation of data requested by the Committee and the timing related to the hiring of senior management.

Over the past years our equity-based awards to executives have taken the form of stock options. The number of stock options subject to an award has been computed by taking into account Henry Bros.’ performance, the particular executive’s performance, our retention objectives, and other factors.

What factors do we consider in decisions to increase or decrease compensation materially?

Historically, we have generally not decreased the base salaries of our executive officers or reduced their incentive compensation targets due to individual performance. When an executive’s performance falls short of our expectations then we believe our interests are best served by replacing the executive with an executive who performs at the level we expect. The factors that we consider in decisions to increase compensation include the individual performance of the executive, responsibility of the executive and our corporate performance, as discussed above.

To what extent does our Compensation Committee consider compensation or amounts realizable from prior compensation in setting other elements of compensation?

The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.

How do accounting considerations impact our compensation practices?

Accounting consequences are not a material consideration in designing our compensation practices. However, we design our equity awards so that its overall cost fell within a budgeted dollar amount and so that the awards would qualify for classification as equity awards under FAS 123R. Under FAS 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our Common Stock or other assumptions used for purposes of the valuation.

How do tax considerations impact our compensation practices?

Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Internal Revenue Code limits our tax deduction each year for compensation to each of our Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our stockholders. Generally, Section 162(m) has not had a significant impact on our compensation programs.

What are our equity or other security ownership requirements for executives and our policies regarding hedging the economic risk of share ownership?

We do not maintain minimum share ownership requirements for our executives. We do not have a policy regarding hedging the economic risk of share ownership.

To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?

While the Compensation Committee does not perform formal benchmarks, they do compare the elements of total compensation to compensation provided by knowledge gained in the industry.

Do we have a policy regarding the recovery of awards or payments if corporate performance measures upon which awards or payments are based are restated or adjusted in a manner that would reduce the size of an award or payment?

For non-executive officers, we have a policy that provides for a case-by-case review to determine if a recovery of an award is necessary if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. For executive officers, we have a policy that requires a recovery of an award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award.

What is the role of our executive officers in the compensation process?

Our Compensation Committee meets periodically with our Chief Executive Officer and Chief Operating Officer to address executive compensation, including the rationale for our compensation programs and the efficacy of the programs in achieving our compensation objectives. The Compensation Committee also relies on executive management to evaluate compensation programs to assure that they are designed and implemented in compliance with laws and regulations, including SEC reporting requirements. The Compensation Committee relies on the recommendations of our Chief Executive Officer and Chief Operating Officer regarding the performance of individual executives. At meetings in 2009 the Compensation Committee received recommendations from our Chief Executive Officer and Chief Operating Officer regarding salary adjustments and annual bonus and stock option awards for our executive officers. Our Chief Executive Officer and Chief Operating Officer play a significant role in determining the annual cash compensation of our executive officers. The Compensation Committee believes that it is important for it to receive the input of the Chief Executive Officer and Chief Operating Officer on compensation matters since they are knowledgeable about the activities of our executive officers and the performance of their duties and responsibilities, as well as their contributions to the growth of Henry Bros. and its business. The Compensation Committee accepted these recommendations after concluding that the recommendations comported with the Committee’s objectives and philosophy and the Committee’s evaluation of our performance and industry data.

SUMMARY COMPENSATION TABLE

The following table sets forth summary information concerning the annual compensation for the years ended December 31, 2009, 2008 and 2007 for our principal executive officer (“PEO”), principal financial officer (“PFO”) and our most highly compensated executive officers other than our PEO and our PFO for the years ended December 31, 2009, 2008 and 2007:

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)

James E. Henry, Vice-Chairman, Chief	2009	213,927	—	—	750	214,677
Executive Officer, Treasurer and Director	2008	180,131	36,050	—	—	216,181
	2007	174,148	—	—	—	171,148
Brian Reach, President, Chief Operating	2009	213,927	—	—	7,050	220,977
Officer, Secretary and Director(3)	2008	180,131	36,050	—	6,300	222,481
	2007	173,019	—	10,626	6,281	189,926
John P. Hopkins, Chief Financial Officer	2009	199,388	—	—	6,750	206,138
	2008	180,131	33,050	—	6,000	219,181
	2007	175,000	—	31,879	6,500	213,379
Brian J. Smith(4)	2009	164,478	—	—	6,000	170,478
	2008	147,971	17,803	—	6,000	171,774
	2007	100,223	—	12,035	4,250	116,508
Christopher Peckham(5)	2009	149,260	—	—	5,550	154,810
	2008	125,926	25,189	—	4,800	155,915
	2007	36,058	—	5,407	1,400	42,865

(1)	Amounts represent the aggregate grant date fair value of stock option awards granted computed in accordance with FASB Codification Topic 718 regarding share-based payments for the listed fiscal year. In accordance with current SEC disclosure requirements, stock awards for fiscal year 2008 and fiscal year 2007, previously reported as amounts recognized, or “expensed,” for the fiscal year, are now being reported above as grant date fair values. Amounts of stock options which have been granted prior to 2007 and are being expensed over the last three fiscal years, are not reflected in the table as the transition rules only look back three years.

The value of the option granted has been computed in accordance FASB Codification Topic No. 718 (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) which requires that we recognize as compensation expense the grant date fair value of all stock-based awards granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, including the assumptions made in calculating the value of the option awards, see Note 10 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	For Messrs. Hopkins, Smith and Peckham represents auto allowances. For Mr. Reach represents medical premium reimbursement.

(3)	Effective March 23, 2007, Mr. Reach assumed the position of President.

(4)	Effective April 14, 2007 Mr. Smith became the Corporate Controller.

(5)	Effective September 10, 2007 Mr. Peckham became the Chief Information Officer / Chief Security Officer.

Grants of Plan-Based Awards at Fiscal Year-End

There were no grants of stock options under our existing stock option plans issued by us during 2009 to executive officers named in the Summary Compensation Table.

Subsequent Grants of Plan-Based Awards

On June 24, 2010, Mr. Reach was granted 100,000 incentive stock options to purchase shares at an exercise price of $3.85 per share. Such options will vest in five equal installments of 20,000 on June 23, 2011, 2012, 2013, 2014 and 2015, respectively.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have not entered into employment agreements with any of the named executive officers. Base salaries for executive officers were determined by evaluating a variety of factors, including the experience of the individual, the competitive marketplace for managerial talent, our performance, the executive’s performance, and the responsibilities of the executive. Cash bonus awards, if any, were based on a variety of factors, including the individual performance of the executive and our performance. Stock option awards were computed by taking into account our performance, the particular executive’s performance, our retention objectives, and other factors.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options held as of December 31, 2009 by the executive officers named in the Summary Compensation Table:

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying		Option
	Options		Options		Exercise	Option
	Exercisable		Unexercisable		Price	Expiration
Name	(#)		(#)		($)	Date

Brian Reach(1)	30,000	(2)	20,000	(2)	3.71	8/8/2012
John P. Hopkins	90,000	(3)	60,000	(3)	3.71	8/8/2012
Brian Smith	16,000	(4)	24,000	(4)	4.26	5/14/2013
Brian Smith	4,000	(5)	6,000	(5)	4.11	11/8/2013
Christopher Peckham	20,000	(6)	30,000	(6)	4.65	9/11/2013

(1)	On June 24, 2010, Mr. Reach was granted 100,000 incentive stock options to purchase shares at an exercise price of $3.85 per share. Such options will vest in five equal installments of 20,000 on June 23, 2011, 2012, 2013, 2014 and 2015, respectively.

(2)	Represents grant of 50,000 incentive stock options which vests in five equal installments of 10,000 on August 8, 2007, 2008, 2009, 2010, and 2011, respectively.

(3)	Represents grant of 150,000 incentive stock options which vests in five equal installments of 30,000 on August 8, 2007, 2008, 2009, 2010, and 2011, respectively.

(4)	Represents grant of 40,000 incentive stock options which vests in five equal installments of 8,000 on April 13, 2008, 2009, 2010, 2011, and 2012, respectively.

(5)	Represents grant of 10,000 incentive stock options which vests in five equal installments of 2,000 on November 8, 2008, 2009, 2010, 2011, and 2012, respectively.

(6)	Represents grant of 50,000 incentive stock options which vests in five equal installments of 10,000 on September 11, 2008, 2009, 2010, 2011, and 2012, respectively.

Potential Payments Upon Termination or Change-in-Control

Severance Agreements

We have not entered into severance agreements or similar agreements providing for payments upon termination of employment or change-in-control with the named executive officers.

Stock Option Agreements

Pursuant to the terms of the Stock Option Agreement dated June 24, 2010, evidencing Mr. Reach’s 100,000 options exercisable at $3.85 per share, all such unvested options are accelerated and become fully vested and immediately exercisable upon the occurrence of a change of control of Henry Bros.

The terms of the Stock Option Agreements evidencing Mr. Reach’s 50,000 options exercisable at $3.71 per share, Mr. Hopkins’s 150,000 options exercisable at $3.71 per share, Mr. Smith’s 40,000 options exercisable at $4.26 per share and 10,000 options exercisable at $4.11 per share, and Mr. Peckham’s 50,000 options exercisable at $4.65 per share provide that upon the occurrence of a change of control of Henry Bros. and the related, or resulting, termination without cause of such optionee’s employment with Henry Bros. or successor company, all of such optionee’s unvested options are accelerated and become fully vested and immediately exercisable.

DIRECTOR COMPENSATION

For the year ended December 31, 2009, all of our outside Directors, that is, Directors who are not employees or full-time consultants of Henry Bros., each received compensation as follows:

	Fees Earned or	Option
	Paid in Cash	Awards		Total
Name	($)(1)	($)(2)		($)

Richard D. Rockwell	13,250	5,840	(3)	19,090
Robert De Lia, Sr.	13,250	5,840	(4)	19,090
James W. Power	13,250	5,840	(5)	19,090
Joseph P. Ritorto	13,250	5,840	(6)	19,090
David Sands	13,250	5,840	(7)	19,090

(1)	Henry Bros.’ non-employee directors receive a quarterly fee of $1,250 and an annual stock option grant to purchase 2,000 shares of Henry Bros.’ common stock at the closing share price on the day of the grant and $1,000 for attendance at each Board or Committee meeting.

(2)	Amounts in this column reflect the dollar amounts that were recognized in fiscal 2009 for financial statement reporting purposes under FASB Codification Topic No. 718 with respect to option awards granted to our directors in and prior to fiscal 2009. For more information, including the assumptions made in calculating the value of the option awards, see Note 10 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	At December 31, 2009, Mr. Rockwell held options to purchase 4,000 shares of Common Stock.

(4)	At December 31, 2009, Mr. De Lia, Sr. held options to purchase 14,000 shares of Common Stock.

(5)	At December 31, 2009, Mr. Power held options to purchase 12,000 shares of Common Stock.

(6)	At December 31, 2009, Mr. Ritorto held options to purchase 14,000 shares of Common Stock.

(7)	At December 31, 2009, Mr. Sands held options to purchase 12,000 shares of Common Stock.

Directors who are also our employees receive no additional compensation for attendance at board meetings. Mr. Henry and Mr. Reach are the only members of the Board who are also employees. Henry Bros.’ non-employee directors receive a quarterly fee of $1,250 and an annual stock option grant to purchase 2,000 shares of Henry Bros.’ Common Stock at the closing share price on the day of the grant and $1,000 for attendance at each Board or Committee meeting.

TRANSACTIONS WITH RELATED PERSONS

Policy

It is our policy to not enter into any transaction with an officer, director or affiliate of ours or any member of their families unless the transaction is approved by the Audit Committee (or a majority of its disinterested members) after making the determination that the terms of the transaction are no less favorable to us than the terms available from non-affiliated third parties or are otherwise deemed to be fair to us at the time approved.

During the fiscal year ended December 31, 2009, Henry Bros. engaged in the following related party transactions:

Richard D. Rockwell, a member of our Board of Directors since November 2007, has been owner and Chairman of Professional Security Technologies LLC, a New Jersey limited liability company (“PST”), a full service security systems integrator since 1996. Henry Bros. had revenues of $120,130, $51,447 and $4,787 for the years 2009, 2008 and 2007, respectively, with respect to the sale of equipment to PST. There was a balance of $39,192 in accounts receivable as of December 31, 2009.

During the fiscal year 2010, Henry Bros. engaged in the following related party transaction:

On September 2, 2010, Henry Bros. and PST executed an Asset Purchase Agreement, whereby, effective July 31, 2010, Henry Bros. agreed to purchase certain assets of PST consisting principally of a customer list of existing and targeted potential PST customers and PST’s assignment of its rights under an existing dealer agreement with a national equipment supplier pursuant to which Henry Bros. will be authorized to sell the supplier’s products. Richard Rockwell, our Chairman, is the majority owner of PST. In addition, Henry Bros. agreed to hire certain PST employees. The total consideration being paid to PST for the assets is as follows:

•	150,000 shares of Henry Bros. common stock, 75,000 of which will be delivered at closing. The remaining 75,000 shares will be held in escrow subject to delivery as described below;

•	Payment of five (5%) percent of the net cash proceeds received by Henry Bros., during the period commencing on July 1, 2010 and ending on December 31, 2012, in connection with (a) sales to PST customers (including sales of supplier products) and (b) sales of supplier products to Henry Bros.’ other customers; and

•	75,000 shares of Henry Bros. common stock when the aggregate revenue from the sales described above, during the period commencing on July 1, 2010 and ending on December 31, 2012, equal $8,000,000; provided, however, such shares will be released, prior to reaching the revenue target, in the event there is a change in control of Henry Bros. prior to December 31, 2012. The acquisition by Kratos will constitute a change in control of Henry Bros.

Our board of directors approved the acquisition of such assets in June 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and officers, and persons who own more than 10% of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities. Our officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, for the year ended December 31, 2009, based solely on a review of the copies of such reports furnished to us and representations by these individuals that no other reports were required during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners have been timely filed.

Code of Conduct and Code of Ethics

We have a Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer and a Code of Ethics that applies to our senior financial officers. You can find our Code of Conduct and Code of Ethics on our website: www.hbe-inc.com. We will post there any amendments to these Codes, as well as any waivers that are required to be disclosed by the NASDAQ Rules or the rules of the SEC.

Required Vote

Directors are elected by a plurality of the votes cast at the Annual Meeting. Votes withheld in the election of directors and abstentions or broker non-votes, if any, will not be counted towards the election of any person as a director. Brokers who hold shares of Common Stock as nominees do not have discretionary authority to vote such shares on this proposal. In the event that any of the nominees should become unavailable before the Annual Meeting, it is intended that shares represented by the enclosed Proxy will be voted for such substitute nominee as may be nominated by the Board.

OUR BOARD OF DIRECTORS IS UNANIMOUSLY RECOMMENDING THAT YOU VOTE FOR EACH OF THE SEVEN NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF EISNERAMPER LLP AS HENRY BROS.’
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for 2010

The Audit Committee has appointed EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm for 2010. We are not required to have the stockholders ratify the selection of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain EisnerAmper LLP, but may retain such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Henry Bros. and its stockholders.

Representatives of EisnerAmper LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and available to respond to appropriate questions.

Changes in Our Independent Registered Public Accounting Firm

As noted in Henry Bros.’ Current Report on Form 8-K filed on August 24, 2010 with the SEC, Henry Bros. engaged EisnerAmper LLP to serve as Henry Bros.’ independent registered public accounting firm. EisnerAmper LLP is the successor firm in a merger of Amper, Politziner and Mattia, LLP, which has served as Henry Bros.’ independent registered public accounting firm since November 5, 2007, with Eisner LLP on August 16, 2010.

The reports of Amper, Politziner and Mattia, LLP on Henry Bros.’ financial statements for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During (1) the years ended December 31, 2009 and 2008, and (2) the period beginning January 1, 2010 through August 20, 2010, (the date of appointment of EisnerAmper LLP), there were no disagreements with Amper, Politziner and Mattia, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Amper, Politziner and Mattia, LLP, would have caused Amper, Politziner and Mattia, LLP to make reference to the matter in its report.

During the years ended December 31, 2009 and 2008 and the period beginning January 1, 2010 though August 20, 2010 (the date EisnerAmper LLP was appointed), neither Henry Bros. nor anyone acting on Henry Bros.’ behalf consulted with Eisner LLP regarding (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Henry Bros.’ financial statements or (2) any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees Paid to Our Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees paid to Amper, Politziner & Mattia, LLP for professional services rendered for the audits of Henry Bros.’ annual financial statements on Form 10-K in 2009 and the review of the financial statements on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2009 were $253,860.

The aggregate fees paid to Amper, Politziner & Mattia, LLP for professional services rendered for the audits of Henry Bros.’ annual financial statements on Form 10-K in 2008 and the review of the financial statements on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2008 were $161,710.

Audit-Related Fees

There were no audit-related fees paid to Amper, Politziner & Mattia, LLP in 2009 and 2008.

Audit related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions and review of registration statements.

Tax Fees

There were no tax fees paid to Amper, Politziner & Mattia, LLP in 2009 and 2008.

All Other Fees

There were no other fees paid to Amper, Politziner & Mattia, LLP in 2009 and 2008.

Pre-Approval Policy for Audit and Permissible Non-Audit Services

Our Audit Committee has implemented procedures for the pre-approval of all engagements of Henry Bros.’ independent registered public accounting firm for both audit and permissible non-audit services, including the fees and terms of each engagement subject to certain permitted statutory de minimus exceptions. Our Audit Committee annually meets with the independent registered public accounting firm and reviews and pre-approves all audit and audit-related services prior to commencement of the audit engagement. Our Audit Committee will discuss any non-audit services with management and, as necessary, with the independent registered public accounting firm prior to making any determination to approve or reject any such engagement.

Our Audit Committee approved 100% of the fees paid to the principal accountant for audit-related, tax and other fees. Our Audit Committee pre-approves all non-audit services to be performed by the auditor. The percentage of hours expended on the principal accountant’s engagement to audit our financial statements for the most recent year that were attributed to work performed by persons other than the principal accountant’s full-time permanent employees was 0%.

Required Vote

The affirmative vote of a majority of the votes cast on this proposal will be required to ratify the appointment of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm for the fiscal year ending December 31, 2010. Abstentions and broker non-votes, if any, will not be counted as votes “cast” with respect to this matter. Unless otherwise directed, persons named in the Proxy intend to cast all properly executed Proxies received by the time of the Annual Meeting for the ratification of the appointment of EisnerAmper LLP as Henry Bros.’ independent registered public accounting firm for the fiscal year ending December 31, 2010. Brokers who hold shares of common stock as nominees generally have discretionary authority to vote such shares on this proposal if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least 15 days before the Annual Meeting.

OUR BOARD OF DIRECTORS IS UNANIMOUSLY RECOMMENDING A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS HENRY BROS.’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

MISCELLANEOUS

Stockholder Proposals

In order to be eligible for inclusion in our proxy statement for our 2011 Annual Meeting under our By-laws and Rule 14a-8 of the federal proxy rules (relating to proposals to be included in the proxy statement and form of proxy), stockholder proposals must be received not later than [July 8, 2011]. In addition, under our By-laws, stockholder proposals submitted prior to [August 25, 2011], or after [September 14, 2011], will be excluded from consideration at our 2011 Annual Meeting. The advance notice requirement in our By-laws supersedes the notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding discretionary proxy voting authority with respect to such stockholder business. Such proposals relating to possible director nominees should be addressed to the attention of the Nominating Committee, c/o the Corporate Secretary, and all other proposals should be addressed to the Corporate Secretary, in each case at the address set forth above. If the proposed merger is completed we will not have public stockholders, and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated, we expect to hold the 2011 Annual Meeting of stockholders.

Our By-laws contain additional requirements, including as to content, to properly submit a proposal or to nominate a director. If you plan to submit a proposal or nominate a director, please review our By-laws carefully. You may obtain a copy of our By-laws by mailing a request in writing to the address set forth above. Our By-laws are also available as Exhibit 99.3 of our Current Report on Form 8-K filed with the SEC on November 15, 2007.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, including adjournment of the Annual Meeting and any other matters incident to the conduct of the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment. Discretionary authority for them to do so is contained in the enclosed proxy card.

Annual Report to Stockholders

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 have been mailed to stockholders simultaneously with the mailing of the Proxy Statement. Such reports are not incorporated herein and are not deemed to be a part of this proxy solicitation material.

Reduce Duplicate Mailings

If you are a stockholder of record and have more than one account in your name or at the same address as other stockholders of record, you may authorize us to discontinue duplicate mailings of future proxy statements and Annual Reports (commonly referred to as “householding”). To do so, or to withdraw any previously given authorizations, please direct your written request to the Corporate Secretary, at the address set forth above. “Street name” stockholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at www.hbe-inc.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Henry Bros. Electronics, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey, 07410, Attn: Corporate Secretary, telephone (201) 794-6500.

APPRAISAL RIGHTS

Under Delaware law, if you comply with the terms and provisions of Section 262 of the DGCL, you have the right, if the merger is completed, to receive payment in cash for the fair value, exclusive of any element of value arising from the accomplishment or expectation of the merger, of your shares of Henry Bros. common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. The “fair value” of your shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that you would otherwise be entitled to under the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures and failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. In addition, this summary is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix D to this proxy statement. All references in this summary to a “stockholder” are to the record holder of shares of Henry Bros. common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Henry Bros.’ stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote is taken to adopt the merger agreement. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, or consent in writing to, the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, in person or otherwise, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which is properly executed, but does not contain voting instructions, will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

•	You must continue to hold your shares of Henry Bros. common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Henry Bros. common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration if you hold shares of common stock upon completion of the proposed merger, but you will have no appraisal rights with respect to your shares of Henry Bros. common stock.

All demands for appraisal should be addressed to Henry Bros. Electronic, Inc., 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Henry Bros. common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Henry Bros., as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Henry Bros. to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Henry Bros. will file such a petition or that Henry Bros. will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder fails to perfect or successfully delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Market Information for Common Stock

Our common stock is listed on NASDAQ under the symbol “HBE.” Our common stock began trading on November 19, 2001. The closing price of our common stock on NASDAQ on October 5, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $4.60 per share of common stock. On November [ • ], 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $[ • ] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

As of November [ • ], 2010, there were approximately [ • ] beneficial holders of our common stock, including [ • ] holders of record.

We did not pay or declare dividends in fiscal 2008, fiscal 2009 or fiscal 2010 to date, and we have no present intention to pay cash dividends. We are currently restricted by the merger agreement from declaring and paying dividends.

The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock for each quarter of our two most recent fiscal years, as regularly reported on NASDAQ.

	High	Low

2008:
First Quarter	$5.00	4.14
Second Quarter	$6.55	4.95
Third Quarter	$7.10	5.52
Fourth Quarter	$6.80	4.73
2009:
First Quarter	$7.52	5.50
Second Quarter	$7.34	5.58
Third Quarter	$6.00	4.40
Fourth Quarter	$5.49	3.79
2010:
First Quarter	$4.99	3.90
Second Quarter	$4.65	3.50
Third Quarter	$4.45	3.50
Fourth Quarter (to date):	$6.93	$4.15

The merger consideration of $7.00 per share of Henry Bros. common stock represents a 52.2% premium over the closing price of Henry Bros. common stock as listed on NASDAQ on October 5, 2010, the last trading day before the date the proposed transaction with Kratos was publicly announced, a 68.7% premium over the closing price of Henry Bros. common stock on October 1, 2010, the last trading day prior to delivery of the fairness opinion and the approval of the signing of the definitive agreement; and premiums of 70.3%, 76.3%, 91.8% and 75.0%, respectively, over the Henry Bros. common stock average market price corresponding to the 30-day, 60-day, 90-day and 180-day periods prior to October 1, 2010.

You are encouraged to obtain current market quotations for Henry Bros. common stock in connection with voting your shares.

By Order of the Board of Directors,

/s/  JAMES E. HENRY
James E. Henry
Chairman of the Board

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of October 5, 2010, by and among: Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”); Hammer Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Henry Bros. Electronics, Inc., a Delaware corporation (“Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”) (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent substantially in the form attached hereto as Exhibit B (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

THE MERGER

1.1  Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2  Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3  Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parent, 4820 Eastgate Mall, San Diego, California 92121, at 10:00 a.m. Pacific time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of the parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.” The parties agree to use commercially reasonable efforts to consummate the Merger on or prior to December 31, 2010.

1.4  Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a) the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation;

(b) the Bylaws of the Company shall be the existing Bylaws of the Surviving Corporation; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5  Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

(i) any shares of Company Common Stock (the “Shares”) then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above, each share of Company Common Stock then outstanding (other than Dissenting Shares) shall be converted into the right to receive $7.00 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and each holder of a Certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Section 2.1, the Merger Consideration pursuant to this Section 1.5(a); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to the extent the record date for any such event is between the date of this Agreement and the Effective Time.

1.6  Dissenting Shares.  To the extent required by Law and notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a Person who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the applicable Merger Consideration as described in Section 1.5, but shall be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Dissenting Shares shall cease and such Shares shall be deemed canceled and converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.5. The Company shall give Parent (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct in compliance with all applicable Laws all negotiations and proceedings with respect to demands for appraisals under the DGCL. The Company shall not, except with prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

1.7  Company Determinations, Approvals and Recommendations.  The Company hereby approves of and consents to the Merger and represents and warrants to Parent and Merger Sub that the Company Board has, at a meeting duly called and held prior to the execution of this Agreement, unanimously (a) determined that this Agreement, including the Merger, is advisable, (b) declared that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company’s stockholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreements, which approval constituted approval (assuming the accuracy of the representation set forth in Section 4.9 hereof) under the provisions of Section 203(a)(1) of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Merger, are not and will not be subject to the restrictions on business combinations set forth in the provisions of Section 203 of the DGCL, (d) directed that the adoption of this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting, and (e) resolved to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Board Recommendation”). The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Proxy Statement, and, subject to Section 5.3(f), the Company hereby consents to the inclusion of the Board Recommendation in the Proxy Statement.

SECTION 2

EXCHANGE OF SECURITIES

2.1  Exchange of Certificates.

(a) As promptly as practicable after the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wells Fargo Bank, N.A. or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Section 2.1 through the Exchange Agent, an amount of cash sufficient to deliver to holders of Shares the aggregate Merger Consideration to which they are entitled pursuant to Section 1.5. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 1.5.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate formerly representing Shares (a “Certificate”), other than Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to Section 1.5 in respect of the Shares formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 1.5. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid with respect to such Shares to such a transferee if the Certificate formerly representing such transferred Shares is presented to the Exchange Agent in accordance with this Section 2.1(b), accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer Taxes have been paid.

(c) The Merger Consideration delivered upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(d) Any portion of the Exchange Fund which remains undistributed to the holders of Shares twelve months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to

Parent, any holders of Shares who have not theretofore complied with this Section 2.1 shall thereafter look only to Parent for the Merger Consideration payable in respect of such Shares.

(e) Neither Parent, Merger Sub, the Surviving Corporation, the Exchange Agent nor the Company shall be liable to any holder of Shares for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares formerly represented by such Certificate.

(g) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

(h) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 2.1(d). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

2.2  Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or mandated by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent, for any reason, in accordance with Section 2.1(b), shall be canceled against delivery of the Merger Consideration payable in respect of the Shares formerly represented by such Certificates, net of any required withholding for Tax and without any interest thereon.

2.3  Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.1  Organization and Good Standing.

(a) The Acquired Corporations are corporations or other entities duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation or organization, with full corporate power or other entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts. Each of the Acquired Corporations is duly qualified to do business as a foreign corporation or other entity and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

(b) Part 3.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Part 3.1(b) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the certificate or articles of incorporation, bylaws and other organizational documents (collectively, “Organizational Documents”) of each of the Acquired Corporations, as currently in effect.

(c) Part 3.1(c) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the charters of each committee of the Company’s board of directors and any code of conduct or similar policy adopted by the Company.

3.2  Authority; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and, subject only to obtaining the Necessary Consents, to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by certain stockholders of the Voting Agreements, the “Contemplated Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, to the extent required by applicable Law with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”)), and the filing of appropriate merger documents as required by the DGCL.

(b) Except as set forth in Part 3.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”) and (B) filing of a certificate of merger as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, adversely affect the Acquired Corporations in any material respect. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) above are referred to herein as the “Necessary Consents.”

3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. As of the date hereof, (a) 6,050,366 shares of Company Common Stock are issued and outstanding (which does not include (i) 150,000 shares reserved for issuance pursuant to the Asset Purchase Agreement dated as of September 2, 2010 with Professional Security Technologies LLC and (ii) 10,000 shares reserved for issuance pursuant to the Stock Purchase Agreement dated as of October 2, 2006, relating to the acquisition of CIS Security Systems Corporation), all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 1,000,499 shares of Company Common Stock are reserved for issuance upon the exercise of Company Stock Options, (c) 0 shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants of the Company, (d) 0 shares of Company Common Stock are reserved for issuance upon settlement of outstanding restricted stock units (the “Company Restricted Stock Units”), (e) 0 shares of Company Common Stock are held in the treasury of the Company, and (f) 163,700 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options not yet granted. No shares of Company Preferred Stock are outstanding. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in the second sentence of this Section 3.3(a), as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Stock Options and the Company warrants outstanding as of the date hereof and the settlement of the Company Restricted Stock Units outstanding as of the date hereof.

(b) Part 3.3(b) of the Company Disclosure Schedule contains a complete and correct list of (i) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock subject thereto and an indication of the Company Equity Plan and the form of award pursuant to which such Company Stock Option was granted, and (ii) all outstanding Company Restricted Stock Units, including with respect to each such unit the holder, date of grant, vesting schedule and an indication of the Company Equity Plan and form of award pursuant to which such Company Restricted Stock Unit was granted. Each grant of a Company Stock

Option was properly disclosed, and accounted for in accordance with GAAP in the financial statements included in, the Company’s filings with the SEC pursuant to the Exchange Act and all other applicable Laws. No such grant of a Company Stock Option involved any “back dating,” “market timing”, or similar practices with respect to the effective date of grant (whether intentionally or otherwise). Each Company Stock Option and Company Restricted Stock Unit was granted in accordance with the terms of the Company Equity Plan applicable thereto.

(c) Except as set forth in this Section 3.3 or in Part 3.3(c) of the Company Disclosure Schedule, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries (collectively, “Options”). Since September 29, 2010, the Company has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise or settlement, as applicable, of the Company Stock Options and the Company Restricted Stock Units referred to above.

(d) All shares of Company Common Stock subject to issuance as described above are or will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.3(d) of the Company Disclosure Schedule, none of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Acquired Corporations is free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Law. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership.

3.4  SEC Reports.

(a) The Company has filed on a timely basis all forms, reports, exhibits, statements and documents required to be filed by it with the SEC since the beginning of the fiscal year referred to in clause (i) of the second sentence of this Section 3.4(a). Part 3.4(a) of the Company Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, the Company has delivered to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after January 1, 2008, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i), (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i), (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i), (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two Business Days prior to the date of this Agreement, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC since the beginning of the fiscal year referred to in clause (i) and all responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, except as disclosed in the Company SEC Reports or as set forth on Part 3.4(a) of the Company Disclosure Schedule, each director and officer (as defined in Rule 16a-1(f) under the Exchange Act) of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the beginning of the fiscal year referred to in clause (i) of the immediately preceding sentence. No Subsidiary of the Company is, or since the beginning of the first fiscal year referred to in clause (i) of the second sentence of this Section 3.4(a) has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

(b) Each of the Company SEC Reports (i) as of the date of the filing of such report, complied with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations promulgated thereunder and the statements contained in the Certifications were true and correct as of the date of the filing thereof.

(d) The Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Part 3.4(d) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

(e) The Company is, and since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a) has been, in compliance with (i) the applicable listing and corporate governance rules and regulations of NASDAQ, and (ii) the applicable provisions of SOX. The Company has delivered to Parent true, correct and complete copies of (i) all correspondence between any of the Acquired Corporations and the SEC since the beginning of the fiscal year referred to in clause (i) of the second sentence of Section 3.4(a), and (ii) all correspondence between any of the Acquired Corporations and NASDAQ since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a).

(f) Since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a), neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any Representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Part 3.4(g) of the Company’s Disclosure Schedule, since January 1, 2008, (A) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting, (B) all significant deficiencies and material weaknesses in the design or operation of the Acquired Corporations’ internal control over financial reporting which are reasonably likely to adversely affect the Acquired Corporations’ ability to record, process, summarize and report financial information have been disclosed to the Company’s outside auditors and the audit committee of the Company’s board of directors, and (C) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal control over financial reporting. Part 3.4(g) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all reports and other documents concerning internal control filed with the SEC or delivered to the Company by its auditors since the beginning of the first fiscal year of the Company referred to in clause (i) of the second sentence of Section 3.4(a). Part 3.4(g) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

3.5  Financial Statements.

(a) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Acquired Corporations at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Balance Sheet”), and (ii) normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations). The financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subsidiaries of the Company are, or, since the beginning of the first fiscal year referred to in clause (i) of the second sentence of Section 3.4(a) have been, required by GAAP to be included in the consolidated financial statements of the Company.

(b) Part 3.5(b) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the documents creating or governing, all of the Company’s Off-Balance Sheet Arrangements.

(c) Part 3.5(c) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Acquired Corporations since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services. All such non-audit services have been approved as required by Section 202 of SOX.

3.6  Property; Sufficiency of Assets.  The Acquired Corporations (a) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except (i) statutory Encumbrances securing payments not yet due and (ii) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Acquired Corporations, and (b) are collectively the lessee of all property material to the business of the

Acquired Corporations and reflected as leased in the latest audited financial statements included in the Filed Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not have a Material Adverse Effect on the Acquired Corporations.

3.7  Receivables, Customers.

(a) All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

(b) Part 3.7(b) of the Company Disclosure Schedule lists, and sets forth the amount of revenues received during the most recent fiscal year and fiscal quarter from, each customer or other Person that accounted for (i) more than $1 million of the consolidated gross revenues of the Acquired Corporations in the most recently completed fiscal year, or (ii) more than $500,000 of the consolidated gross revenues of the Acquired Corporations in the most recently completed fiscal quarter. No Acquired Corporation has received any notice or other communication (in writing or otherwise), indicating that any customer or other Person identified in Part 3.7(b) of the Company Disclosure Schedule may cease dealing with the Acquired Corporations or may otherwise materially reduce the volume of business transacted by such Person with the Acquired Corporations below historical levels.

3.8  Real Property; Equipment; Leasehold.  All material items of equipment and other tangible assets owned by or leased to any of the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Part 3.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any material real property or any material interest in real property. Part 3.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ material real property leases.

3.9  Proprietary Rights.

(a) Except as set forth in Part 3.9(a) of the Company Disclosure Schedule, with respect to Proprietary Rights owned by the Acquired Corporations (“Owned Proprietary Rights”), each of the Acquired Corporations has exclusive right, title and interest in and to all Owned Proprietary Rights, free and clear of all Encumbrances, and with respect to Proprietary Rights used by any Acquired Corporation, other than Owned Proprietary Rights (including, without limitation, interest acquired through a license or other right to use), each Acquired Corporation has a valid right to use and otherwise exploit such Proprietary Rights, in each case in a manner in which such Proprietary Rights are currently used or currently proposed to be used in the business of such Acquired Corporation as conducted prior to or on the date of this Agreement, as proposed to be conducted by such Acquired Corporation and as necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s). To the Company’s Knowledge, all Patents, Registered Trademarks, and Registered Copyrights included in the Owned Proprietary Rights (“Company Registered IP”) are valid and enforceable. All Company Registered IP that are material to the business of the Acquired Corporations as currently conducted and currently proposed to be conducted are in full force and effect. All Acquired Corporation Contracts relating to any Proprietary Rights used by any Acquired Corporation, or that any Acquired Corporation is granted a right to use, license and otherwise exploit Proprietary Rights, are valid and in full force and effect; and the consummation of the transactions contemplated hereby will not alter or impair any such rights or the right of the Acquired Corporations to use and exploit such rights. No claims have been asserted against any Acquired Corporation (and none of the Acquired Corporations is aware of any claims which are likely to be asserted against such Acquired Corporation) by any person challenging the use of any Proprietary Right by any Acquired Corporation or challenging or questioning the validity or effectiveness of any license or agreement relating to any Proprietary Right used by any Acquired Corporation, and there is no valid basis for any such claim. No Acquired Corporation is currently infringing (directly, contributorily, by inducement, or otherwise), misappropriating, or otherwise violating any Property Right of any third person. Without limiting the generality of the foregoing, no Acquired Corporation Product or service manufactured, distributed, provided, used, or sold by an Acquired Corporation infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any Proprietary Rights of any third person or entity. No infringement, misappropriation, or similar claim or proceeding is pending or, to the best of the Company’s Knowledge, threatened against any Acquired Corporation or against any other person who may be entitled to be indemnified, defended, held harmless, or reimbursed by any Acquired Corporation with respect to such claim or proceeding.

(b) Part 3.9(b) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i) Part 3.9(b)(i)(A) lists all of the Patents owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed. Part 3.9(b)(i)(B) lists all of the Patents in which any of the Acquired Corporations has any right, title or interest (including without limitation interest acquired through a license or other right to use) other than those owned by the Acquired Corporations, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations;

(ii) Part 3.9(b)(ii)(A) lists all of the Registered Trademarks and domain names owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed. Part 3.9(b)(ii)(B) lists all of the Registered Trademarks in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations; and

(iii) Part 3.9(b)(iii)(A) lists all of the Registered Copyrights owned by or exclusively licensed to any of the Acquired Corporations, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed. Part 3.9(b)(iii)(B) lists all of the Registered Copyrights in which any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use), setting forth in each case the jurisdictions in which the Registered Copyrights have been registered and applications for copyright registration have been filed, and the nature of the right, title or interest held by any of the Acquired Corporations.

(c) The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 3.9(b)(i)(A), 3.9(b)(ii)(A) and 3.9(b)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation, free and clear of all Encumbrances, except for (i) any lien for current Taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Rights identified in Parts 3.9(b)(i)(B), 3.9(b)(ii)(B), and 3.9(b)(iii)(B) of the Company Disclosure Schedule and all Trade Secrets used by any Acquired Corporation, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use). The Acquired Corporation Proprietary Rights identified in Part 3.9(b), together with the Trade Secrets used by any Acquired Corporation, constitute (A) all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations as conducted prior to or on the date of this Agreement, or as proposed to be conducted by any of the Acquired Corporations, and (B) all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Acquired Corporation Product(s).

(d) Except as set forth in Part 3.9(d) of the Company Disclosure Schedule, no Acquired Corporation has granted any third party any right to manufacture, reproduce, distribute, market or exploit any Acquired Corporation Product or any enhancements, modifications, or derivative works based on the Acquired Corporation Products or any portion thereof. Part 3.9(d) lists all oral and written contracts, agreements, licenses and other arrangements relating to any Acquired Corporation Proprietary Rights or any Acquired Corporation Product, as follows:

(i) Part 3.9(d)(i) lists (A) any agreement granting any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute an Acquired Corporation Product, with or without the right to sublicense the same, on an exclusive basis; (B) any license of Proprietary Rights to or from any of the Acquired Corporations, with or without the right to sublicense the same, on an exclusive basis; (C) joint development agreements; (D) any agreement by which any of the Acquired Corporations grants any ownership right to any Acquired Corporation Proprietary Rights owned by any of the Acquired Corporations; (E) any agreement under which any of the Acquired Corporations undertakes any ongoing royalty or payment obligations in excess of $50,000 with respect to an Acquired Corporation Proprietary Right; (F) any agreement under which any Acquired Corporation grants an option relating to any Acquired Corporation Proprietary Right; (G) any agreement under which any party is granted any right to access Acquired Corporation Source Code or to use Acquired Corporation Source Code to create derivative works of Acquired Corporation Products; (H) any agreement pursuant to which any Acquired Corporation has deposited or is required to deposit with an escrow agent or any other Person any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby would reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code; and (I) any agreement or other arrangement limiting any Acquired Corporation’s ability to transact business in any market, field or geographic area or with any Person, or that restricts the use, transfer, delivery or licensing of Acquired Corporation Proprietary Rights (or any tangible embodiment thereof);

(ii) Part 3.9(d)(ii) lists all licenses, sublicenses and other agreements to which any Acquired Corporation is a party and pursuant to which any Acquired Corporation is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by any of the Acquired Corporations in the ordinary course of business, at a cost not exceeding $50,000 per license. Except as set forth in Part 3.9(d)(ii), there are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights;

(iii) except as set forth in Part 3.9(d)(iii), none of the Acquired Corporations has entered into any written or oral contract, agreement, license or other arrangement to indemnify any other person against any charge of infringement of any Acquired Corporation Proprietary Rights, other than indemnification provisions contained in standard sales agreements to customers or end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel;

(iv) Part 3.9(d)(iv) lists each Acquired Corporation Product that contains any software that may be subject to an open source or general public license, such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (A) could require, or could condition the use or distribution of such Acquired Corporation Product on, the disclosure, licensing, or distribution of any source code for any portion of such Acquired Corporation Product, or (B) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Acquired Corporation Product, a description of such Acquired Corporation Product and such open source or general public license applicable to such Acquired Corporation Product. None of the Acquired Corporation Products listed on Part 3.9(d)(iv) have utilized open source software in a manner which requires or could require public disclosure of any Acquired Corporation Source Code; and

(v) there are no outstanding obligations other than as disclosed in Part 3.9(d) to pay any amounts or provide other consideration to any other Person in connection with any Acquired Corporation Proprietary Rights (or any tangible embodiment thereof).

(e) No employee of any Acquired Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with such Acquired Corporation. Except as set forth in Part 3.9(e):

(i) none of the Acquired Corporations jointly owns, licenses or claims any right, title or interest with any other Person of any Acquired Corporation Proprietary Rights. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations has any right, title or interest in, to or under any Acquired Corporation Proprietary Rights in which any of the Acquired Corporations has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to the Acquired Corporations;

(ii) no Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, which would adversely affect any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights, or any contract, agreement, license or and other arrangement under which any of the Acquired Corporations claims any right, title or interest under any Acquired Corporation Proprietary Rights or restricts in any material respect the use, transfer, delivery or licensing by any Acquired Corporation of the Acquired Corporation Proprietary Rights or the Acquired Corporation Products;

(iii) none of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Acquired Corporation Proprietary Rights by any of the Acquired Corporations, the use, transfer or licensing of any Acquired Corporation Product by any of the Acquired Corporations, or which may affect the validity, use or enforceability of any Acquired Corporation Proprietary Rights; and

(iv) to the Company’s Knowledge, no Acquired Corporation Proprietary Rights have been infringed or misappropriated by any Person. To the Company’s Knowledge, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of any of the Acquired Corporations.

(f) Each person presently or previously employed by any Acquired Corporation (including independent contractors, if any) employed in a research and development or other technical position has executed a confidentiality and non-disclosure agreement, the form of which is attached to Part 3.9(f) of the Company Disclosure Schedule. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of such person, enforceable in accordance with their respective terms. Except as set forth in Part 3.9(f):

(i) all Patents owned by any of the Acquired Corporations have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned;

(ii) (A) all Patents owned by any of the Acquired Corporations have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges to any such Patents, (C) no interference has been declared or provoked relating to any such Patents, (D) to the Company’s Knowledge, all Issued Patents owned by any of the Acquired Corporations are valid and enforceable, and (E) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents owned by any of the Acquired Corporations;

(iii) to the Company’s Knowledge, there is no material fact with respect to any Patent Application owned by any of the Acquired Corporations that would (A) preclude the issuance of an Issued Patent from such Patent Application, (B) render any Issued Patent issuing from such Patent Application invalid or unenforceable, or (C) cause the claims included in such Patent Application to be narrowed; and

(iv) no Person has asserted or threatened a claim, nor are there any facts which could give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right embodied in any Acquired Corporation Product) infringes or misappropriates any third party Proprietary Rights.

(g) The Acquired Corporations have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which any Acquired Corporation has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. Without limiting the generality of the foregoing, except as set forth in Part 3.9(g) of the Company Disclosure Schedule:

(i) all current and former employees any of the Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights material to the business of such Acquired Corporation have executed and delivered to the applicable Acquired Corporation an agreement that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent in which Proprietary Rights have been assigned to such Acquired Corporation;

(ii) all current and former consultants and independent contractors to any of Acquired Corporations who are or were involved in, or who have contributed to, the creation or development of any Acquired Corporation Proprietary Rights material to the business of such Acquired Corporation have executed and delivered to the applicable Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent in which Proprietary Rights have been assigned to such Acquired Corporation. No current or former employee, officer, director, stockholder, consultant or independent contractor to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Rights; and

(iii) except as disclosed as required under Section 3.9(d)(i) above, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code.

(h) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person, including without limitation any Acquired Corporation Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(i) No Acquired Corporation is or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Corporation to grant or offer to any other Person any license or right to any Acquired Corporation Proprietary Rights.

3.10  No Undisclosed Liabilities.  Except as set forth in Part 3.10 of the Company Disclosure Schedule, the Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet, or (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.11  Taxes.

(a) Jurisdiction.  Part 3.11(a) of the Company Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) does or is required to file Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Acquired Corporations do not file Tax Returns that any Acquired Corporation (or any consolidated, combined or unitary group including any Acquired Corporation) is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) Timely Filing of Tax Returns.  The Acquired Corporations have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a consolidated, combined or unitary group of corporations, pursuant to applicable Laws. All Tax Returns filed by (or that include on a consolidated, combined or unitary basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(c) Payment of Taxes.  The Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) have, within the time and in the manner prescribed by Law, paid (and until Closing will pay within the time and in the manner prescribed by Law) all Taxes that are due and payable (whether or not shown on any Tax Return), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for payment thereof on the Company financial statements in accordance with GAAP.

(d) Withholding Taxes.  Each of the Acquired Corporations have complied (and until the Closing will comply) with all applicable Laws relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other Laws) and have, within the times and in the manner prescribed by Law, paid all such amounts required to be withheld to the proper Governmental Bodies.

(e) Audits.  Except as set forth in Part 3.11(e) of the Company Disclosure Schedule, no Tax Return of any of the Acquired Corporations (and no consolidated, combined, or unitary Tax Return including any Acquired Corporation) is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by any of the Acquired Corporations and, the Company has no Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes. Except as set forth in Part 3.11(e) of the Company Disclosure Schedule, no issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Part 3.11(e) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by any of the Acquired Corporations from any Taxing Authority. The U.S. Federal Income Tax Returns of the Acquired Corporations consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years, or all years are otherwise closed, through the taxable year ended December 31, 2006.

(f) Tax Reserves.  The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable (including Taxes which the Acquired Corporations are disputing in good faith) and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Acquired Corporations for federal income tax purposes. Except as disclosed in Part 3.11(f) of the Company Disclosure Schedule, there exists no proposed assessment of Taxes against any of the Acquired Corporations.

(g) Tax Liens.  No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations, nor will any such Encumbrance exist at Closing except for statutory liens for Taxes not yet due.

(h) Tax Sharing Agreements.  Part 3.11(h) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound. No such agreements shall be modified or terminated prior to Closing without the consent of Parent.

(i) Extensions of Time for Filing Tax Returns.  None of the Acquired Corporations has requested, either separately or as a member of a consolidated, combined or unitary group of corporations, any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(j) Waiver of Statutes of Limitations.  None of the Acquired Corporations (nor any consolidated, combined or unitary group including any Acquired Corporation) has executed any outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(k) Powers of Attorney.  No power of attorney currently in force has been granted by any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation) concerning any Taxes or Tax Return.

(l) Tax Rulings.  None of the Acquired Corporations has received or been the subject of a Tax Ruling or a request for a Tax Ruling. None of the Acquired Corporations (nor any consolidated, combined or unitary group including any Acquired Corporation) has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date.

(m) Availability of Tax Returns.  Part 3.11(m) of the Company Disclosure Schedule lists, and the Company has made available to Parent complete and accurate copies of, all Tax Returns and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods beginning after December 31, 2006 and ending on or prior to the Closing Date.

(n) Opinions of Counsel.  Part 3.11(n) of the Company Disclosure Schedule lists, and the Company has provided to Parent true and complete copies of, all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which pertain to any of the Acquired Corporations with respect to Taxes.

(o) Section 481 Adjustments.  None of the Acquired Corporations is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations (or any consolidated, combined or unitary group including any Acquired Corporation), and the Internal Revenue Service has not proposed any such change in accounting method.

(p) Net Operating Loss Carryovers.  Part 3.11(p) of the Company Disclosure Schedule sets forth, as of January 1, 2010, the amount of each Acquired Corporation’s federal, state and local net operating losses, on a consolidated basis.

(q) Tax Credit Carryovers.  Part 3.11(q) of the Company Disclosure Schedule sets forth, as of the date hereof, the amount of each Acquired Corporation’s tax credit carryover, the nature of those tax credits and the years in which they arose.

(r) Section 338 Election.  No election under Section 338 has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties.

(s) Intercompany Transactions.  None of the Acquired Corporations has engaged in any transactions with affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date. Each transaction between any Acquired Corporation and its affiliates complies with any applicable transfer pricing Laws in all material respects.

(t) Real Property Transfer Tax.  Except as set forth in Part 3.11(t) of the Company Disclosure Schedule, none of the Acquired Corporations owns any interest in real estate as a result of which ownership the Merger or any related transaction contemplated by this Agreement would be subject to any realty transfer Tax or similar Tax.

(u) Transfer Taxes.  The Company shall pay all transfer Taxes and other similar Taxes imposed due to the Merger or any other transactions contemplated by this Agreement.

(v) Section 162(m).  The disallowance of a deduction under Section 162(m) of the Code (or similar provisions under any other Laws) for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

(w) Section 409A.  None of the Acquired Corporations is party to any agreement, contract or arrangement that could result in the imposition of additional taxes to any of its current or former service providers under Section 409A of the Code (or similar provisions under any other Laws).

(x) Section 280(G).  None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code (or similar provisions under any other Laws).

(y) Section 355 Representation.  None of the Acquired Corporations has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (or similar provisions under any other Laws) (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code or similar provisions under any other Laws) in connection with the Merger.

3.12  Employees and Employee Benefits.

(a) Except as required under this Agreement, since December 31, 2009, there has not been (i) any adoption or material amendment of any Company Employee Plan, or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2009. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Acquired Corporations and all Company Employee Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant.

(b) No consent or approval of any participant in any Company Employee Plan is required to effect the Contemplated Transactions.

(c) For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412, 430 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign Laws or regulations and “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Part 3.12(d) of the Company Disclosure Schedule contains a true, correct and complete list of each written or oral Company Employee Plan.

(e) With respect to each Company Employee Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Employee Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and SAS 112 letters; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; (vii) all material written contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; and (viii) all minutes, if any, from all fiduciary and administrative committee meetings, if any, during the past three years for all Company Employee Plans that are employee pension benefit plans within the meaning of ERISA Section 2. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Company Employee Plan or any new Company Employee Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Company Employee Plan.

(f) Part 3.12(f) of the Company Disclosure Schedule identifies each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter (or such Plan is relying on a volume submitter (or the like) qualification letter) with respect to each Qualified Plan that has not been revoked, and, to the Company’s Knowledge, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Company Employee Plan is intended to meet the requirements of Code Section 501(c)(9).

(g) All contributions required to be made to any Company Employee Plan by applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

(h) Each Company Employee Plan has been maintained and administered in substantial compliance with its terms and in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Company Employee Plan. None of the Acquired Corporations, nor to the Company’s Knowledge, any other Person have engaged in any transaction with respect to any Company Employee Plan that could be reasonably likely to subject any of the Acquired Corporations to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under the Code, including Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000. Any Company Employee Plan terminated prior to the Closing Date was in compliance with all applicable qualification requirements at the time of termination, all applicable Laws were satisfied with respect to such termination, all participants in such plans were provided with adequate advance notice of such termination (if required by applicable Law) and, in the case of any terminated plan intended to be qualified under Section 401(a) of the Code, the Company filed a request for a final determination letter and received a favorable determination with respect to the qualification of such plan at termination, and a copy of each such determination has been provided to the Parent.

(i) There are no pending or, to the Knowledge of the any of the Acquired Corporations, threatened actions, claims, suits, proceedings, investigations or reviews against or of the Company Employee Plans or the assets of any of the trusts under any of the foregoing plans or the sponsor, administrator or fiduciary of any of the Company Employee Plans (other than routine benefit claims), nor do the Acquired Corporations have any Knowledge of facts that could form the basis for any such actions, claims, suits, proceedings, investigations or reviews that would reasonably be expected to result in a material liability.

(j) No Company Employee Plan is or has in the past six years been subject to Title IV or Section 302 of ERISA or Section 412, 430, or 4971 of the Code. All liabilities in connection with the termination of any

Company Employee Plan that was sponsored, maintained or contributed to by any Acquired Corporation, or with respect to which any of them had any liability, at any time within the past three years have been fully satisfied.

(k) Except as set forth on Part 3.12(k) of the Company Disclosure Schedule, no Company Employee Plan is a “Multiemployer Plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(l) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Acquired Corporation following the Closing. Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. Part 3.12(l) of the Company Disclosure Schedule lists each ERISA Affiliate of any Acquired Corporation since January 1, 2003.

(m) Except as set forth in Part 3.12(m) of the Company Disclosure Schedule and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee or independent contractor of any of the Acquired Corporations, the consummation of the Contemplated Transactions will not, either alone or together with any other event (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. Part 3.12(m) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Acquired Corporations as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(n) No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Acquired Corporation. With respect to each Company Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims under such Company Employee Plan are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements.

(o) All stock options or share appreciation rights granted by any of the Acquired Corporations were granted using an exercise price or a base price, as the case may be, of not less than the fair market value of the underlying shares in accordance with applicable guidance under Section 409A of the Code on the date of grant, and are not otherwise subject to the requirements of Section 409A of the Code. None of the Acquired Corporations is subject to any agreement or contract that would require it to “gross up” or otherwise compensate any current or former employee, officer, director, or other service provider because of the imposition of any income, excise, or other tax on a payment or benefit provided to such person.

(p) No Company Employee Plan is subject to Laws other than those of the United States and/or the States thereof.

(q) Part 3.12(q) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances in excess of $20,000 made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the ordinary course of business. None of the Acquired Corporations have, since January 1, 2007, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of and Acquired Corporation. Part 3.12(q) of the Company Disclosure Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(r) As soon as practicable after the date hereof, the Company’s board of directors or the appropriate committee thereof shall take all necessary action (including adopting resolutions or Company Equity Plan amendments, and providing any required notice to any holder of Company Stock Options) to effect the requirements, terms and conditions of Section 5.9(a).

3.13  Compliance with Laws; Governmental Authorizations.  The Acquired Corporations are, and at all times have been, in material compliance with each Law that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (a) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Law, or (b) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Acquired Corporations has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Part 3.13 of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all reports made by any attorney to the Company’s chief legal officer, chief executive officer, board of directors (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

3.14  Environmental Matters.  Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of the Acquired Corporations has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.15  Legal Proceedings.

(a) Except as set forth in Part 3.15 of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b) To the Company’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.16  Absence of Certain Changes and Events.  Except as set forth in Part 3.16 of the Company Disclosure Schedule, since June 30, 2010, the Acquired Corporations have conducted their businesses only in the ordinary course of business, consistent with past practices and there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on the Acquired Corporations, including any action or event described in Section 5.2(a)(b)(c) or (e) or any of the following:

(a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

(b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

(c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued upon the valid exercise of outstanding Company Stock Options or the valid settlement of outstanding Company Restricted Stock Units), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for Company Stock Options described in Section 3.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

(d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company’s stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Stock Option or Company Restricted Stock Unit, or (iii) any restricted stock purchase agreement;

(e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

(f) any receipt by the Acquired Corporations of any Acquisition Proposal;

(g) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

(h) any capital expenditure by any Acquired Corporation which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Balance Sheet, exceeds $25,000 in the aggregate;

(i) except in the ordinary course of business and consistent with past practice, any action by any Acquired Corporation to (i) enter into or suffer any of the assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any Material Contract;

(j) any (i) acquisition, lease or license by any Acquired Corporation of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Corporation of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Acquired Corporation of any right, except for rights or other assets acquired, leased, licensed, sold or disposed of in the ordinary course of business and consistent with past practices;

(k) any write-off as uncollectible of, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of an Acquired Corporation;

(l) any pledge of any assets of or sufferance of any of the assets of an Acquired Corporation to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(m) any (i) loan by an Acquired Corporation to any Person or (ii) incurrence or guarantee by an Acquired Corporation of any indebtedness for borrowed money;

(n) any (i) adoption, establishment, entry into or amendment by an Acquired Corporation of any Company Employee Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Corporation;

(o) any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

(p) any material Tax election by, or pertaining to, any Acquired Corporation;

(q) any commencement or settlement of any Legal Proceeding by any Acquired Corporation; or

(r) any agreement or commitment to take any of the actions referred to in clauses (b) through (q) above.

3.17  Contracts; No Defaults.

(a) Part 3.17(a) of the Company Disclosure Schedule lists, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has delivered to Parent copies of, each Acquired Corporation Contract and other instrument or document (including any amendment to any of the following):

(i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii) with any director, officer or affiliate of any Acquired Corporation;

(iii) evidencing, governing or relating to indebtedness for borrowed money;

(iv) not entered into in the ordinary course of business that involves expenditures or receipts in excess of $25,000;

(v) that in any way purports to restrict the business activity of any Acquired Corporation or any of their affiliates, or to limit the freedom of any Acquired Corporation or any of their affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $10,000 to any current or former employee or director;

(vii) (A) relating to the acquisition, transfer, development, sharing or licensing of any Proprietary Rights (except for any Contract pursuant to which (1) any Proprietary Right is licensed to any of the Acquired Corporations under any third-party software license generally available to the public, or (2) any Proprietary Right is licensed by any of the Acquired Corporations to any Person on a nonexclusive basis); or (B) of the type referred to in Section 3.9(e);

(viii) providing for indemnification of any officer, director, employee or agent;

(ix) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options;

(x) incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses previously delivered by the Company to Parent;

(xi) relating to any currency hedging;

(xii) (A) imposing any confidentiality obligation on any of the Acquired Corporations or any other Person, or (B) containing “standstill” or similar provisions;

(xiii) except in the ordinary course of business and consistent with past practices (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xiv) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv) contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $1 million in the aggregate, or contemplating or involving the performance of services having a value in excess of $500,000 in the aggregate;

(xvi) that would reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations or on any of the transactions contemplated by this Agreement; and

(xvii) any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a “Material Contract.”

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

(c) Except as set forth in Part 3.17(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 2010, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.18  Sale of Products; Performance of Services.

(a) Except as set forth in Part 3.18(a) of the Company Disclosure Schedule, each product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws; and (ii) to any Acquired Corporation’s Knowledge, was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Proprietary Right or other asset (or the operation or performance thereof).

(b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws.

(c) Except as set forth in Part 3.18(c) of the Company Disclosure Schedule, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations, except in each such case for claims that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.19  Insurance.  The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by any of the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

3.20  Labor Matters.  Except as disclosed in the Filed Company SEC Reports, (a) none of the Acquired Corporations has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees; (b) to the Company’s Knowledge, none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (d) to the Company’s Knowledge, no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against any of the Acquired Corporations; (e) to the Company’s Knowledge, no grievance is pending or threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. No labor organization or group of employees of the Acquired

Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied with the Worker Adjustment and Retraining Notification Act and any similar state Law, such as California Labor Code Section 1400, et seq (collectively, the “WARN Act”) and during the 5 years preceding and including the Closing Date none of the Acquired Corporations has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the any of the Acquired Corporations; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of the WARN Act. Each of the Acquired Corporations has been and is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. None of the current or former independent contractors of the Acquired Corporations was improperly classified as a non-employee and no current or former employees classified as “exempt” from overtime requirements were improperly classified as exempt. None of the Acquired Corporations engage any individual to perform services pursuant to an employee leasing or similar agreement with any outside agency. None of the employees of the Acquired Corporations is or has been employed outside of the United States by or on behalf of any of the Acquired Corporations. Part 3.20 of the Company Disclosure Schedule lists each Employment Loss with annual compensation in excess of $50,000, occurring during the preceding 90 days (and will be updated by the Company to reflect such Employment Losses occurring during the 90 days preceding the Closing Date) and sets forth the name of each Person suffering such an employment loss and the location at which he or she worked.

3.21  Business Relationships.  The relationships of the Acquired Corporations with their customers, distributors, licensors, designers and suppliers are satisfactory in all material respects.

3.22  Interests of Officers and Directors.  None of the officers or directors of any of the Acquired Corporations or any of their respective affiliates (other than the Acquired Corporations), or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Company Employee Plans, Company Equity Plans, Company Stock Options and the Company Restricted Stock Units. Each officer, director and stockholder beneficially owning 5% or more of the Company’s Common Stock is set forth in Part 3.22 of the Company Disclosure Schedule.

3.23  Anti-Takeover Law.  The respective boards of directors of the Acquired Corporations have taken all action necessary or required to (i) render inapplicable to this Agreement and the consummation of the Merger and the other Contemplated Transactions the restrictions contained in (a) any state takeover Law that may purport to be applicable to this Agreement and the consummation of the Merger and the other Contemplated Transactions, including, but not limited to, Section 203 of the DGCL, (b) any takeover provision in the Organizational Documents and (c) any takeover provision in any Acquired Corporation Contract and (ii) approve the Voting Agreements under Section 203 of the DGCL prior to execution.

3.24  Opinion of Financial Advisor.  The Company’s board of directors has received the opinion of Imperial Capital, LLC (the “Company Financial Advisor”) (a copy of whose engagement letter has been provided to Parent) dated October 4, 2010, to the effect that, as of such date, the consideration to be received by the holders of the Shares in the proposed Merger is fair to the Company’s stockholders from a financial point of view. A copy of that opinion has been delivered to Parent. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor’s analysis in preparing such opinion in the Proxy Statement.

3.25  Brokers; Fees and Expenses.  No broker, finder, investment banker or other Person (other than the Company Financial Advisor) is entitled to any brokerage, finder’s other similar fee or commission in connection with the Merger and the other Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. The Company has heretofore furnished to Parent copies of all Acquired Corporation Contracts between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions. The fees and expenses of any broker, finder, or investment banker retained by the Company in connection with the Merger and the other Contemplated Transactions incurred or to be incurred by the Company in connection with the Merger and the other Contemplated Transactions will not be inconsistent with the fees and expenses set forth in Part 3.25 of the Company Disclosure Schedule.

3.26  Proxy Statement.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, on the date of mailing to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub expressly for the purpose of inclusion or incorporation by reference in the Proxy Statement.

3.27  No Discussions.  As of the date of this Agreement, none of the Acquired Corporations, their respective boards of directors, or any of its or their respective Affiliates or Representatives, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. None of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill” non-solicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1  Organization and Good Standing.  Parent and each of its Subsidiaries are corporations duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

4.2  Authority; No Conflict.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of a Certificate of Merger as required by the DGCL and the adoption of this Agreement by Parent as sole stockholder of Merger Sub which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by Parent, and assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(b) Except for violations and defaults that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the board of directors or the stockholders of Parent or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries; (iv) cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect.

(c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, and (B) filing of appropriate merger documents as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

4.3  SEC Reports.  Parent has filed on a timely basis all forms, reports, exhibits, statements and documents required to be filed by it with the SEC since January 1, 2008 (“Parent SEC Reports”). Each of the Parent SEC Reports (i) as of the date of the filing of such report, complied with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.4  Financial Statements.  Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presented the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Parent at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Reports since Parent’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Parent Balance Sheet”), and (ii) normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to Parent).

4.5  Legal Proceedings.

(a) Except as set forth in Part 4.5 of the Parent Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against Parent or any Subsidiary of Parent, and (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b) To Parent’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

4.6  Proxy Statement.  None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company’s stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7  Funds.  Parent has, and upon the Effective Time, Parent and Merger Sub will have sufficient funds to cause the Surviving Corporation to consummate the Merger, to make the payments contemplated by this Agreement and to pay all fees and expenses in connection therewith.

4.8  Ownership and Activities of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Encumbrance.

4.9  Ownership of Company Common Stock.  None of Parent or Merger Sub or any of their affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

4.10  No Additional Representations.  Each of Parent and Merger Sub acknowledges and agrees that except as expressly set forth in Section 3 of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective representatives has made any representation or warranty, express or implied, to Parent, Merger Sub or any of their respective representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of its Subsidiaries nor any of their respective representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries made available to Parent, Merger Sub and their representatives, except as expressly set forth in Section 3 of this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s having made available to Parent, Merger Sub or their representatives such information, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, neither the Company nor any of its Subsidiaries nor any of their respective representatives makes any representation or warranty to Parent, Merger Sub or their representatives with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

SECTION 5

CERTAIN PRE-CLOSING COVENANTS

5.1  Access and Investigation.

(a) During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to (i) applicable Antitrust Laws relating to the exchange of information, (ii) applicable Laws protecting the privacy of employees and personnel files, (iii) applicable undertakings given by the Company to others requiring confidential treatment of documents, and (iv) appropriate limitations on the disclosure of other information to maintain attorney-client privilege, the Company shall, and shall cause the Acquired Corporation’s Representatives, (1) to provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding the Acquired Corporations and (2) to cause its officers to confer regularly with Parent concerning the status of the Company’s business, in each case as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with, or afford Parent the right to make, copies of (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement; and (D) any material notice of alleged violations or legal non-compliance received by any of the Acquired Corporations from any Governmental Body.

5.2  Pre-Closing Operations; Notification Obligations.

(a) During the Pre-Closing Period the Company shall:

(i) ensure that each of the Acquired Corporations (A) conducts its business and operations in the ordinary course of business consistent with past practices and (B) complies with all applicable Laws and all Material Contracts (which for the purpose of this Section 5.2 shall include any Contract that would be a Material Contract if existing on the date of this Agreement);

(ii) use commercially reasonable efforts so that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations;

(iii) use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 3.19;

(b) During the Pre-Closing Period (except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its Parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of any Acquired Corporation or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company Stock Options or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock) or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any Acquired Corporation;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with their present terms and shares reserved for issuance noted in Section 3.3(a);

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents) or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(iv) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability Company, joint venture, association or other entity or division thereof;

(v) acquire any material assets or a license therefor other than in the ordinary course of business consistent with past practices or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $75,000 during any fiscal quarter;

(vi) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

(vii) sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its material properties or assets other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practices;

(viii) other than contract bonding requirements in the ordinary course of business consistent with past practices, repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and except for customary travel advances to employees;

(x) (a) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practices, (b) waive, release, grant or transfer any right of material value under a Material Contract other than in the ordinary course of business consistent with past practices or (c) commence any Legal Proceeding;

(xi) enter into any Material Contract (a) except in the ordinary course of business consistent with past practices, (b) if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of any Acquired Corporation or Parent or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract; (c) containing any restriction on the ability of any Acquired Corporation to assign all or any portion of its rights, interests or obligations there under, unless such restriction expressly excludes any assignment to Parent and its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement; or (d) of the type described in Section 3.17(a);

(xii) change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims there under, in each case in a manner materially adverse to the Acquired Corporations, taken as a whole;

(xiii) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any Acquired Corporation or cause more than 20 Employment Losses to occur at any single site of employment;

(xiv) hire any new employee at the level of manager or above or with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose engagement may not be terminated by the Company on 30 days’ notice or less;

(xv) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Corporation, except for increases in the ordinary course of business consistent with past practices in base compensation for any employee, officer, director or independent contractor that were communicated to such employee, officer, director or independent contractor prior to the date hereof;

(xvi) except as required to comply with applicable Law or any Contract or Company Employee Plan in effect on the date of this Agreement, (A) pay to any employee, officer, director or independent contractor of any Acquired Corporation any benefit not provided for under any Contract or Company Employee Plan in effect on the date of this Agreement, (B) grant any awards under any Company Employee Plan (including the grant of Company Stock Options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Company Employee Plan or awards made there under), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Employee Plan, (E) adopt, enter into or amend any Company Employee Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practices that provide, except as required by applicable Law, for “at will employment” with no severance benefits or (F) make any material determination under any Company Employee Plan that is not in the ordinary course of business consistent with past practices;

(xvii) (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by, or with respect to, the Acquired Corporations, (B) settle or compromise any Legal Proceeding relating to any material Tax or (C) make or revoke any material Tax election;

(xviii) except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices;

(xix) take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xx) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practices) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practices) to be made in subsequent fiscal quarters or (C) any practice which would have the effect of postponing to subsequent fiscal quarters expenses by any Acquired Corporation that would otherwise be expected (based on past practices) to be accrued in prior fiscal quarters (including the current fiscal quarter);

(xxi) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, in any material respect;

(xxii) permit, or take any action or fail to take any action that could result in or increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and

(xxiii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii) any material breach of any covenant of the Company;

(iv) any material Legal Proceeding pending against or with respect to the Acquired Corporations in respect of any Tax matter;

(v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and

(vi) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations or the transactions contemplated by this Agreement.

No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

(i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii) any material breach of any covenant of Parent;

(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent; and

(v) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent or the transactions contemplated by this Agreement.

No notification given to the Company pursuant to this Section 5.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

(e) During the Pre-Closing Period and at least one Business Day prior to the Closing the Company shall take or cause to be taken all required action (including adopting appropriate resolutions of the board of directors and plan amendments) to terminate the benefit plans set forth on Schedule 5.2(e) of the Company Disclosure Schedule in a manner reasonably acceptable to Parent.

5.3  Solicitation of Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern Time on the 40th calendar day after the date of this Agreement (the “No-Shop Period Start Date”), the Acquired Corporations and their respective Representatives shall have the right to: (i) initiate, solicit, facilitate, induce and encourage any inquiry or the making, submission or announcement of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to nonpublic information to any Person pursuant to confidentiality agreements on terms with respect to confidentiality not more favorable to such Person than those contained in the Confidentiality Agreement, dated as of April 28, 2010, between the Company and Parent (the “Confidentiality Agreement”); provided, however, that the Company shall promptly (and in any event within 24 hours thereafter) make available to Parent and Merger Sub any nonpublic information concerning the Acquired Corporations that the Company provides to any Person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 5.3, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to (except that the Company may take actions described in clauses (ii) and (iii) in connection with the continuation of discussions with any Person who shall have submitted an Acquisition Proposal prior to the No-Shop Period Start Date), (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any Acquisition Agreement; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 5.3(b) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal or an Acquisition Proposal that is reasonably likely to result in a Superior Proposal if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have knowingly and intentionally violated, in any material respect, any of the restrictions set forth in this Section 5.3, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, (3) at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company, and (4) at least 24 hours prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.3 by the Company.

(c) From the date of this Agreement and until the No-Shop Period Start Date, the Company shall advise Parent orally and in writing of the receipt by the Company of any written Acquisition Proposal, or a material modification to such written Acquisition Proposal, no later than two Business Days after the receipt of such written Acquisition Proposal or material modification thereto and shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto. From and after the No-Shop Period Start Date, the Company shall promptly (and in no event later than two Business Days after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal) advise Parent orally and in writing of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, or indication of interest, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. From and after the No-Shop Period Start Date, the Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations and will use its commercially reasonable efforts to enforce or cause to be enforced any obligation to do so.

(e) Except as expressly provided by Section 5.3(f), at any time after the date hereof (whether before or after the No-Shop Period Start Date), neither the Company Board nor any committee thereof shall: (i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Board Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (C) after the public announcement of the submission of an Acquisition Proposal, fail to publicly reaffirm the Board Recommendation within 10 Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Acquisition Proposal on a Schedule TO or (E) fail to include the Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); or (ii) cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company may effect a Recommendation Change if:

(i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (A) the Company has not knowingly and intentionally violated, in any material respect, the terms of Section 5.3, (B) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day notice period (so long as Parent and its Representatives are negotiating in good faith) to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed by Parent in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the three (3) Business Day notice period shall have recommenced; or

(ii) a material fact, event, change, development or set of circumstances that was not known by the Company Board as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 5.3(f)(i)) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing; provided that (A) the Company Board determines in good faith (after consultation with independent financial advisors and outside legal counsel) that the failure to take such action in light of the Intervening Event would reasonably be expected to be a breach of its fiduciary duties, (B) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action and, no later than the time of such notice, provided Parent with a written explanation of the Company Board’s basis for proposing to effect such Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day notice period (so long as Parent and its Representatives are negotiating in good faith) to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the three (3) Business Day notice period shall have recommenced.

(g) Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (iii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.3(e) (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed a modification of the Company Board’s approval or recommendation of the Merger and this Agreement).

5.4  Stockholder Approval and Proxy Statement.

(a) The Company shall use commercially reasonable efforts to prepare and file with the SEC, within 15 calendar days of the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company will use commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing Parent a reasonable opportunity to review and comment thereon. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Laws, disseminated to the Company’s stockholders.

(b) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock for the purpose of considering the approval and adoption of this Agreement (the “Company Stockholders Meeting”), a proposal to adjourn the Company Stockholders Meeting as deemed advisable by the Company Board, the election of directors and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. The Company Stockholders Meeting shall be held within 30 calendar days of the date of mailing the definitive Proxy Statement; provided, however, for the avoidance of doubt, the Company, at the request of Parent, or if the Company Board deems appropriate (in each case with the consent of Parent in case of the Company Board’s determination, and with the consent of the Company, in case of Parent’s request, which consents shall not be unreasonably withheld or delayed) shall postpone or adjourn the Company Stockholders Meeting (i) for the absence of a quorum; (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure prior to the Company Stockholders Meeting; (iii) if required by Law; or (iv) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 5.3(f) that it intends to make a Recommendation Change in connection with a Superior Proposal or an Intervening Event and the applicable deadline contemplated by Section 5.3(f) with respect to such notice has not been reached. Subject to Section 5.3, the Company Board shall include the Board Recommendation in the Proxy Statement. Unless the Company Board shall have made a Recommendation Change in compliance with Section 5.3, the Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 5.4(b) shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or a Recommendation Change.

(c) The Company agrees and acknowledges that it will nominate for election as directors at the Company Stockholders Meeting only individuals who have agreed and acknowledged in writing to abide by the terms of this Agreement.

5.5  Regulatory Approvals.

(a) Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent, Merger Sub and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

5.6  Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.7  Disclosure.

(a) Parent and the Company will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the business combination contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange on which the Shares or the Parent Company Stock, as applicable, are listed, will not issue any such press release or make any such public statement prior to receiving the other party’s consent (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that each of Parent and the Company may make (a) public disclosure reasonably required in the public SEC filings made by the respective parties in connection with the transactions contemplated hereby and (b) public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.7.

(b) Before any written communications related to the Merger of any party hereto or any of their respective “participants” (as defined in Rule 165 of the Securities Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of such party or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) used by any executive officer, key employee or advisor of such party or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such written communications related to the Merger for purposes of, among other things, determining whether that communication is required to be filed pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act, as applicable. Each party shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such written communications related to the Merger. For purposes of the foregoing, written communications related to the Merger shall include, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise).

5.8  Section 16 Matters.  Prior to the Effective Time, the Company Board shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is subject to Section 16 of the Exchange Act of Shares or Company Stock Options pursuant to this Agreement or the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

5.9  Company Equity Awards; Warrants.

(a) At the Effective Time, all rights with respect to Company Common Stock under each Company Stock Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Stock Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Stock Option shall be equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price under such Company Stock Option by the Option Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged; provided, however, that each Company Stock Option assumed by Parent in accordance with this Section 5.9(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. The “Option Exchange Ratio” shall be 0.6552, which represents the fraction obtained by dividing $7.00 by the average closing sales price for one share of Parent Common Stock on the Nasdaq National Market for the ten (10) trading-day period ending on the first business day immediately preceding the date hereof. Parent shall at all times after the Effective Time maintain an effective S-8 registration statement with respect to all Company Stock Options assumed hereunder for so long as any such Company Stock Options are outstanding.

(b) Prior to the Closing, the Company shall take all action necessary to ensure that as of the Effective Time, each warrant to purchase shares of Company Common Stock (a “Company Warrant”) then outstanding, whether or not then exercisable or vested, shall be canceled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time, cash without interest thereon in an amount (if any) equal to the difference of (i) the product of (A) the number of shares of Company Common Stock subject to such Company Warrant, and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, minus (ii) all applicable federal, state and local Taxes required to be withheld, if any. If the terms of any Company Warrant do not themselves provide for or authorize the treatment thereof set forth in this Section 5.9(b), the Company shall use commercially reasonable efforts to obtain the consent of the holder thereof to such treatment; provided, however, that without Parent’s consent, the Company shall not pay any additional consideration to any such holder to obtain such consent.

5.10  Indemnification of Officers and Directors, etc.

(a) All rights to indemnification under the Company’s certificate of incorporation, bylaws or indemnification contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (each, a “Covered Party”) shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware Law for a period of six years from the Effective Time.

(b) The Company shall purchase one or more prepaid policies to provide to the Company’s current directors and officers an insurance and indemnification policy that provides for six years from the Effective Time, coverage for events occurring prior to the Effective Time that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage for the period of six years from the Effective Time; provided, however, that the total cost to the Company for such prepaid policies shall not exceed 300% of the current annual premium.

(c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

5.11  Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation or any similar provision of the Organizational Documents shall become applicable to the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such actions as are necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and otherwise act to eliminate or minimize the effects of such statute, regulation or provision on the transactions described herein.

5.12  Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 6

CONDITIONS TO THE MERGER

6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable Laws:

(a) Stockholder Approval.  This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Required Company Stockholder Vote.

(b) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

(c) No Litigation.  There shall not be pending or threatened any Legal Proceeding by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are further subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable Laws:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement, other than those contained in Section 3.3, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The representations and warranties of the Company contained in Section 3.3 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for de minimus inaccuracies.

(b) Performance of Obligations of the Company.  The Company shall have performed and complied in all material respects with each of its agreements, obligations and covenants under the Agreement; provided, however, that this condition shall be deemed satisfied if any failure to perform or comply with such other agreements, obligations or covenants shall have been cured to the good faith satisfaction of Parent.

(c) No Legal Restraints.  No Law or Order shall have been enacted, enforced, promulgated, amended, issued or deemed applicable to the Merger by any Governmental Body, that has had or is reasonably likely to have, any of the following consequences:

(i) make illegal, or restrain or prohibit the consummation of the Merger;

(ii) obtain material damages in connection with the Merger;

(iii) restrain, prohibit, adversely affect or limit the ownership or operation by Parent, Merger Sub or any of their respective Affiliates, of the business conducted by the Company or any of its Affiliates, or materially restrict the exercise or use, of all or any material portion of the business or assets of the Company or any its Affiliates, or compel Parent, Merger Sub or any of their respective Affiliates to dispose of, license or hold separate all or any material portion of the business or assets of the Company or any its Affiliates, or seek to impose any material limitations on the ability of Parent, Merger Sub or any of their respective Affiliates to conduct the Company’s business or own such assets; or

(iv) impose material limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares or any shares of common stock of the Surviving Corporation acquired by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders.

(d) No Litigation.  There shall not have been instituted, pending or overtly threatened in writing, indicating a present intention and capability to initiate, any action or proceeding by or before any Governmental Body that has resulted or is reasonably likely to result in any of the consequences referred to in clauses (i), (iii) and (iv) of Section 6.2(c); except for any legal proceedings made or brought by any stockholders of the Company (on their own behalf or on behalf of the Company) arising out of the transactions contemplated by this Agreement.

(e) No Material Adverse Effect.  No Material Adverse Effect on the Acquired Corporations shall have occurred following the execution and delivery of the Agreement that has not been cured prior to the Closing Date.

6.3  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are further subject to the satisfaction, on or before the Closing, of each of the following conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable Laws:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Performance of Obligations of Parent and Merger.  Each of Parent and Merger Sub shall have performed and complied in all material respects with each of its agreements, obligations and covenants under the Agreement; provided, however, that this condition shall be deemed satisfied if any failure to perform or comply with such other agreements, obligations or covenants shall have been cured to the good faith satisfaction of the Company.

SECTION 7

TERMINATION

7.1  Termination.  This Agreement may be terminated prior to the Effective Time (whether before or, subject to the terms hereof, after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before February 28, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if (i) the Company Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

(e) by the Company:

(i) if the Company is not in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, that would have, in either case, individually or in the aggregate, a Material Adverse Effect on Parent’s or Merger Sub’s ability to consummate the Merger; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e)(i) until the earlier of (x) 11 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (y) the Outside Date;

(ii) if, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties, (ii) the Company has not violated, in any material respect, the terms of Section 5.3, (iii) the Company shall have given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (iv) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day period (so long as Parent and its Representatives are negotiating in good faith) to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (v) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed by Parent in a written offer capable of acceptance, and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were accepted by the Company, (vi) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent, an additional notice and copies of the relevant proposed transaction agreement and other material documents and have provided to Parent another three (3) Business Day notice period and (vii) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee in accordance with Section 7.3(b)(i); or

(f) by Parent:

(i) if Parent is not in material breach of its obligations or its representations and warranties under this Agreement, and (A) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, that would have, in either case, a Material Adverse Effect on the Company’s ability to consummate the Merger; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts (it being understood that a failure to comply with Section 5.3 shall be deemed incapable of being cured), then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f)(i) until the earlier of (x) 15 calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (y) the Outside Date;

(ii) at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, in the event that a Company Triggering Event shall have occurred; or

(iii) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Acquired Corporations, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

7.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent a termination fee of $1,788,000.00 (the “Company Termination Fee”) by wire transfer of immediately available funds in the event that this Agreement is terminated as follows:

(i) if the Company shall terminate this Agreement pursuant to Section 7.1(e)(ii), the Company shall pay to Parent the Company Termination Fee prior to or at the time of the termination of this Agreement;

(ii) if Parent shall terminate this Agreement pursuant to Section 7.1(f)(ii), the Company shall pay to Parent the Company Termination Fee within five Business Days of such termination; and

(iii) if (x) Parent shall terminate this Agreement pursuant to Section 7.1(b) or 7.1(f)(i) or (y) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(d) and (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been made to the Company Board or the Company or publicly announced and not irrevocably withdrawn, and (B) the Company enters into an Acquisition Agreement with respect to, or consummates, an Acquisition Proposal within 6 months following the date this Agreement is terminated, the Company shall pay to Parent the Company Termination Fee within five Business Days of the consummation of the transactions contemplated by such Acquisition Agreement. For purposes of this Section 7.3(b)(iii), “Acquisition Proposal” shall have the meaning ascribed thereto in Exhibit A except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced by “50%”.

(c) If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 3% over the “prime rate” (as announced by Wells Fargo Bank N.A.) in effect on the date such overdue amount was originally required to be paid.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1  Amendment.  This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by Law requires further approval or authorization by the stockholders of the Company without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2  Remedies Cumulative; Waiver.

(a) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.3  No Survival.  None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

8.4  Entire Agreement.  This Agreement (including the documents relating to the Merger referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

8.5  Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7  Consent to Jurisdiction; Venue.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware.

8.8  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9  Disclosure Schedules.

(a) The Company Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 3. The information disclosed in any numbered or lettered Part shall, unless it shall be reasonably apparent from its context, be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty.

(b) If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule), the statements in this Agreement will control.

(c) Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Section 3.

8.10  Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3(c), the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11  Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights hereunder may be assigned by such party without the prior written consent of the other parties hereto. Any attempted assignment of this Agreement or of any such rights by the Company, Parent or Merger Sub without the consent of the other parties hereto shall be void and of no effect.

8.12  No Third Party Rights.  There are no third party beneficiaries of this Agreement, except (a) as otherwise expressly set forth in Section 5.10, and (b) for the right of holders of Shares to pursue claims for damages and other relief (including equitable relief) for any breach of this Agreement by Parent or Merger Sub after the Effective Time.

8.13  Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company (before the Closing):

Henry Bros. Electronics, Inc.

Attention:	Mr. James E. Henry Vice-Chairman, Chief Executive Officer, Treasurer and Director
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410
Fax No.: (201) 794-8341
E-mail Address: jhenry@hbe-inc.com

with a copy to:

Moses & Singer LLP
Attention: Arnold N. Bressler, Esq.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1299
Fax No.: (212) 377-6036
E-mail Address: ABressler@mosessinger.com

Parent and Merger Sub:

Kratos Defense & Security Solutions, Inc.
Attention: Chief Financial Officer
4820 Eastgate Mall
San Diego, California 92121
Fax No.: (858) 812-7303
E-mail Address: deanna.lund@kratosdefense.com

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

Attention:	Deyan P. Spiridonov, Esq.
Teri E. O’Brien, Esq.
4747 Executive Drive, 12th Floor
San Diego, California 92121
Fax No.: (858) 458-3005

E-mail Address:	spiri@paulhastings.com
teriobrien@paulhastings.com

8.14  Cooperation; Further Assurances.  Each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by such other parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.15  Construction; Usage.

(a) Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c) Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.16  Enforcement of Agreement.  Each party acknowledges and agrees that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the other parties may be entitled, at law or in equity, such parties shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.17  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.18  Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Kratos Defense & Security
Solutions, Inc.

By:
Name:
Title:

Hammer Acquisition Inc.

By:
Name:
Title:

Henry Bros. Electronics, Inc.

By:
Name:
Title:

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Corporation” shall mean the Company or any of its Subsidiaries, and “Acquired Corporations” shall mean the Company and all of its Subsidiaries.

“Acquired Corporation Contract(s)” shall mean any Contract (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Acquired Corporation Product(s)” shall mean each and all of the products of any Acquired Corporation (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of an Acquired Corporation.

“Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (b) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person with the meaning of the Securities Act, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local or foreign.

“Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Blue Sky Laws” shall have the meaning set forth in Section 3.2(c).

“Board Recommendation” shall have the meaning set forth in Section 1.7.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

“Certificate” shall have the meaning set forth in Section 2.1(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall mean the board of directors of the Company.

“Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Employee Plan” shall mean an (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance (including any self-insured arrangements), employee assistance program, supplemental unemployment benefits, profit-sharing, fringe benefit, pension or other retirement, vacation, or sick leave program, agreement or arrangement and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Corporations or any ERISA Affiliate of the Acquired Corporations.

“Company Equity Plans” shall mean: (a) the Incentive Stock Option Plan of Integcom Corp.; (b) the Diversified Security Solutions, Inc. 2002 Stock Option Plan; (c) the Henry Bros. Electronics, Inc. 2006 Stock Option Plan; and (d) the Henry Bros. Electronics, Inc. 2007 Stock Option Plan.

“Company Financial Advisor” shall have the meaning set forth in Section 3.24.

“Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

“Company Registered IP” shall have the meaning set forth in Section 3.9(a).

“Company Restricted Stock Units” shall have the meaning set forth in Section 3.3(a).

“Company SEC Reports” shall have the meaning set forth in Section 3.4(a).

“Company Stock Certificate” shall mean a valid certificate previously representing any shares of Company Common Stock.

“Company Stock Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company or otherwise).

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.4(b).

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Company Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (a) the Company Board or any committee thereof shall have for any reason effected a Recommendation Change or resolved to do so; (b) the Company shall have failed to include in the Proxy Statement the Board Recommendation; (c) the Company Board fails to reaffirm (without material qualification, which would be viewed by a reasonable stockholder as having the effect of failing to reaffirm the Board Recommendation) the Board Recommendation, or fails to publicly state that Merger is in the best interests of the Company’s stockholders, within 10 Business Days after Parent requests in writing, after the public announcement of the submission of an Acquisition Proposal, that such action be taken; (d) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal (whether or not a Superior Proposal); (e) the Company shall have entered into any Acquisition Agreement (whether or not relating to a Superior Proposal); (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days after such Acquisition Proposal is announced; or (h) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have, in any material respect, breached or taken any action inconsistent with any of the provisions set forth in Section 5.3.

“Company Warrant” shall have the meaning set forth in Section 5.9(b).

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).

“Contemplated Transactions” shall have the meaning set forth in Section 3.2(a).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group Liability” shall have the meaning set forth in Section 3.12(c).

“Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Covered Party” shall have the meaning set forth in Section 5.10(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 1.6.

“EDGAR” shall have the meaning set forth in Section 3.4(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff, (iii) a reduction in hours of work of more than fifty percent (50%) or (iv) any other event that, if aggregated with enough such other events, would trigger the notification requirements of the WARN Act.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and responses, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” shall mean any Law that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.1(a).

“Exchange Fund” shall have the meaning set forth in Section 2.1(a).

“Filed Company SEC Reports” shall have the meaning set forth in Section 3.4(a).

“Filed Parent SEC Reports” shall have the meaning set forth in Section 4.5(a).

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Sections 3.5 and 4.4 were prepared.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-Governmental Body of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof, or synthetic substitutes therefor, and asbestos or asbestos-containing materials.

“HMO” shall have the meaning set forth in Section 3.12(n).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intervening Event” shall have the meaning set forth in Section 5.3(f)(ii).

“Issued Patents” shall mean all issued, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry and investigation, of the executive officers of each of the Acquired Corporations.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Material Adverse Effect on the Acquired Corporations” shall mean an event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, operations or financial performance of the Acquired Corporations taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; but excluding any such event, change, development or occurrence resulting from or arising out of (i) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (ii) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations taken as a whole, (iii) conditions affecting the security integration industry, general national or international economic, financial or business conditions affecting generally the security integration industry, that, in each case, do not have a disproportionate effect (relative to other industry participants) on the Acquired Corporations taken as a whole, (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war (including, but not limited to, thermonuclear war), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (vi) any actions taken or failure to take action, in each case, which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (vii) changes in the Company’s stock price or the trading volume of the Company’s stock, and (viii) any legal proceedings made or brought by stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, arising out of the transactions contemplated by this Agreement.

“Material Adverse Effect on Parent” shall mean an event, violation, inaccuracy, circumstance or other matter if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; but excluding any such event, change, development or occurrence resulting from or arising out of (i) changes in Law, GAAP or the adoption or amendment of financial accounting standards by the Financial Accounting Standards Board, (ii) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism that do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole, (iii) conditions affecting the security integration industry, general national or international economic, financial or business conditions affecting generally the security integration industry, that, in each case, do not have a disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries taken as a whole, (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war (including, but not limited to, thermonuclear war), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (vi) any actions taken or failure to take action, in each case, which the Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement, (vii) changes in the Parent’s stock price or the trading volume of the Parent’s stock, and (viii) any legal proceedings made or brought by stockholders of Parent or the Company (on their own behalf or on behalf of Parent or the Company) against the Parent, arising out of the transactions contemplated by this Agreement.

“Material Contract” shall mean any contract listed in Section 3.17(a) of the Agreement.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NASDAQ” shall mean the NASDAQ Stock Market, LLC.

“Necessary Consents” shall have the meaning set forth in Section 3.2(c).

“No-Shop Period Start Date” shall have the meaning set forth in Section 5.3(a).

“Occupational Safety and Health Law” shall mean any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Off-Balance Sheet Arrangement” shall mean with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation, (i) obligations that are not classified as a liability according to generally accepted accounting principles; (ii) contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii) liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

“Option Exchange Ratio” shall have the meaning set forth in Section 5.9(a).

“Options” shall have the meaning set forth in Section 3.3(c).

“Order” shall mean any Law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decision, decree, rule, regulation or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Organizational Documents” shall have the meaning set forth in Section 3.1(b).

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Owned Proprietary Rights” shall have the meaning set forth in Section 3.9(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Balance Sheet” shall have the meaning set forth in Section 4.4.

“Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

“Parent Contract(s)” shall mean any Contract (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent and delivered by Parent to the Company on the date of this Agreement.

“Parent SEC Reports” shall have the meaning set forth in Section 4.3.

“Part” shall mean a part or section of the Company Disclosure Schedule or the Parent Disclosure Schedule.

“Patents” shall mean Issued Patents and Patent Applications.

“Patent Applications” shall mean all published or unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Proprietary Rights” shall mean any (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable Laws, such other intangible assets, properties or rights); or (b) any right to use or exploit any of the foregoing in any jurisdiction throughout the world.

“Proxy Statement” shall have the meaning set forth in Section 5.4(a).

“Qualified Plans” shall have the meaning set forth in Section 3.12(f).

“Recommendation Change” shall have the meaning set forth in Section 5.3(e).

“Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

“Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any other applicable Governmental Body.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 3.2(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 1.5(a)(i).

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (in the absence of any material violation of Section 5.3) that the Company Board determines, in its good faith judgment, (a) after consultation with an independent financial advisor, to be more favorable from a financial point of view to the Company’s stockholders than the terms of the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement that the Company Board determines to be relevant (including, but not limited to, (i) the expected timing and likelihood of consummation, (ii) any governmental, regulatory and other approval requirements and (iii) any terms relating to break-up fees and expense reimbursement) and (b) to be reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and, in the good faith judgment of the Company Board, is not otherwise reasonably capable of being obtained by such third party; provided, further, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean (a) any federal, state, local or foreign tax (including, but not limited to, income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any Tax sharing agreement or other contractual arrangement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments, attachments or supplements thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tax Ruling” shall mean a written ruling of a Governmental Body with respect to Taxes.

“Taxing Authority” shall mean any Governmental Body charged with the responsibility for the assessment and collection of Taxes and the administration or enforcement of Tax Law.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Law.

“Trademarks” shall mean all (a) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, whether or not registered or applied for registration, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registration has been obtained.

“Voting Agreements” shall have the meaning set forth in the Recitals.

“WARN Act” shall have the meaning set forth in Section 3.20.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

Kratos Defense & Security Solutions, Inc.,
a Delaware corporation;
Hammer Acquisition Inc.,
a Delaware corporation; and
Henry Bros. Electronics, Inc.,
a Delaware corporation

Dated as of October 5, 2010

i

ii

APPENDIX B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 5, 2010 by and between Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Henry Bros. Electronics, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Hammer Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as is indicated on the signature page of this Agreement.

C. As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed to, enter into this Agreement and vote the Shares as described herein.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.  Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated in accordance with its terms, (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (iii) any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that decreases the Merger Consideration.

(b) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(c) “Shares” shall mean (i) all securities of the Company (including all shares of Company Common Stock and all Options, Warrants and other Rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer”. A Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

2.  Transfer of Shares.

(a) Transfer Restrictions.  The Stockholder shall not cause or permit any Transfer of any of the Shares to be effected.

(b) Transfer of Voting Rights.  The Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3.  Agreement to Vote Shares.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (solely in the Stockholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

(b) In the event that a meeting of the stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.  Agreement Not to Exercise Appraisal Rights.  The Stockholder shall not exercise any rights under Section 262 of the DGCL to demand appraisal of any Shares that may arise with respect to the Merger.

5.  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company or any designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).

6.  Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the ‘‘Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

7.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

8.  Representations and Warranties of the Stockholder.

(a) Power; Binding Agreement.  The Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the

Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts.  Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets.

(c) Ownership of Shares.  The Stockholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances disclosed on Schedule A attached hereto or arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, indicated on the signature page of this Agreement.

(d) Absence of Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its or his properties or assets (including the Shares) that could reasonably be expected to impair the ability of the Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) No Finder’s Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f) Reliance by Parent.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

9.  Notification.  The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

10.  Disclosure.  The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

11.  Consents and Waivers.  The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

12.  Further Assurances.  Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

13.  Legending of Shares.  If so requested by Parent, the Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

14.  Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

15.  Miscellaneous.

(a) Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

(b) Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(c) Specific Performance.  The parties hereto agree that irreparable damage would occur to Parent in the event that the provisions contained in this Agreement were not performed by the Stockholders in accordance with its specific terms or were otherwise breached by the Stockholders. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(d) Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:

if to Parent:

Kratos Defense & Security Solutions, Inc.
Attention: Chief Financial Officer
4820 Eastgate Mall
San Diego, California 92121
Fax No.: (858) 812-7303

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
Attention: Deyan P. Spiridonov, Esq.
4747 Executive Drive, 12th Floor
San Diego, California 92121
Fax No.: (858) 458-3144

if to the Stockholder:

Henry Bros. Electronics, Inc.
Attention: [Name of Stockholder]
17-01 Pollitt Drive
Fair Lawn, New Jersey 07410
Fax: (201) 794-8341

with a copy to:

Moses & Singer LLP
Attention: Arnold N. Bressler, Esq.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1299
Fax No.: (212) 377-6036

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

(e) No Waiver.  The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(f) Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.

(g) Governing Law.  This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

(h) Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(i) Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) Entire Agreement.  This Agreement and the documents and instruments and other agreements between the parties hereto as contemplated by or referred to herein, and other Exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(k) Severability.  In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(m) Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses; provided, however, that the Company will pay the expenses of the Stockholder.

(n) Counterparts.  This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(o) Facsimile.  The delivery of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.	STOCKHOLDER:

By:	By:

Name:	Name:

Title:

Schedule A
Shares Beneficially Owned

           shares of Company Common Stock

           shares of Company Common Stock issuable upon exercise of outstanding options or warrants

**** VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Henry Bros. Electronics, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares inconsistent with this Irrevocable Proxy until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Hammer Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As used herein, the term “Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated in accordance with its terms, (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (iii) any amendment or change to the Merger Agreement is effected without the Stockholder’s consent that decreases the consideration payable in the Merger.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER:

By:

Name:

Title:

Dated:          , 2010

***** IRREVOCABLE PROXY *****

APPENDIX C

CONFIDENTIAL

October 4, 2010

The Board of Directors
Henry Bros. Electronics, Inc.
17-01 Pollitt Drive
Fair Lawn, NJ 07410

Members of the Board:

We understand that Henry Bros. Electronics, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Kratos” or the “Parent”), will acquire the Company. Under the terms of an Agreement and Plan of Merger, draft dated as of October 1, 2010 (the “Merger Agreement”), by and among the Company, Parent and Kratos Defense & Security Solutions Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Parent shall cause Merger Sub to merge (the “Transaction”) with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent, and all of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”) will be converted into the right to receive $7.00 in cash per share, without interest (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested that we provide our opinion as to the fairness, from a financial point of view, of the Consideration to the holders of the Company Common Stock in connection with the Transaction. We are not opining on, and this opinion does not constitute an opinion with respect to, the Company’s underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, or any terms of the Transaction (other than the Consideration).

In connection with this opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. We have, among other things:

(i) Analyzed certain publicly available information of the Company that we believe to be relevant to our analysis, including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

(ii) Reviewed certain internal financial forecasts and budgets for the Company prepared and provided by the Company’s management;

(iii) Met with and held discussions with certain members of the Company’s management to discuss the Company’s operations and future prospects;

(iv) Reviewed public information with respect to certain other public companies with business lines and financial profiles which we deemed to be relevant;

(v) Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which we deemed to be relevant;

The Board of Directors of Henry Bros. Electronics, Inc.
October 4, 2010

(vi) Reviewed current and historical market prices of the Company Common Stock, as well as the trading volume and public float of the Company Common Stock;

(vii) Reviewed the Merger Agreement, including material schedules and exhibits, and related agreements; and

(viii) Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic and monetary conditions.

In giving our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of the Company or any appraisal or estimate of liabilities of the Company. With respect to the financial forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We have also relied upon the assurances of management of the Company that it is unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based.

Our opinion is based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Consideration as of any other date. These conditions have been and remain subject to volatility and uncertainty, and we express no view as to the impact of such volatility and uncertainty after the date hereof on the Company or the contemplated benefits of the Transaction. In rendering this opinion, we have assumed, with your consent that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction.

Our opinion expressed herein has been prepared at the request of the Company for the information of the Board of Directors of the Company in connection with its consideration of the Transaction. Our opinion does not constitute a recommendation as to how holders of the Company Common Stock should vote or act in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of any alternative transactions discussed by the Board of Directors of the Company. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent, except that a copy of the opinion may be reproduced in full and otherwise referred to in the Company’s proxy statement and related filings describing the Transaction.

Pursuant to the terms of the engagement letter between Imperial Capital, LLC (“Imperial Capital”) and the Company, no portion of Imperial Capital’s fee for the delivery of this fairness opinion is contingent upon the consummation of the Transaction or the conclusions reached in this opinion. In addition to the fairness opinion fee, Imperial Capital is also entitled to an additional fee from the Company upon consummation of the Transaction. Additionally, pursuant to the terms of the engagement letter between Imperial Capital and the Company, the Company has agreed to indemnify Imperial Capital from certain liabilities arising from this engagement and the delivery of this fairness opinion.

The Board of Directors of Henry Bros. Electronics, Inc.
October 4, 2010

In the past, Imperial Capital has provided investment banking services to Parent unrelated to the Transaction, for which Imperial Capital received compensation, including having acted as co-manager to Parent in connection with Parent’s May 2010 high yield notes offering and as financial advisor to Parent in connection with its acquisition of Digital Fusion, Inc. in December 2008. Imperial Capital also acted as advisor to SYS in connection with its sale to Parent in July 2008.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of Imperial Capital.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Company Common Stock in connection with the Transaction.

Very truly yours,

Imperial Capital, LLC

APPENDIX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.;

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION, OCTOBER 25, 2010

PROXY	PROXY
HENRY BROS. ELECTRONICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned stockholder(s) of Henry Bros. Electronics Inc., a Delaware corporation, which we refer to as the Company, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Company’s Annual Meeting of Stockholders to be held on December [•], 2010, starting at [•] Eastern Time, which we refer to as the Annual Meeting. The Annual Meeting will be held at the Company’s offices at 17-01 Pollitt Drive, Fair Lawn, New Jersey 07410. The undersigned stockholder(s) of the Company hereby appoint(s) James E. Henry and Brian Reach, or any of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting, or at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card and with discretionary authority on all other matters that may properly come before the Annual Meeting including adjournments or postponements of the Annual Meeting and other matters incident to the conduct of the meeting. Any prior proxy is hereby revoked by the undersigned.
Please complete, sign, date and return the proxy card promptly using the enclosed envelope.
(Continued, and to be signed and dated on the reverse side.)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	Please mark your votes like this
1.	To adopt the Agreement and Plan of Merger dated as of October 5, 2010, by and among Kratos Defense & Security Solutions, Inc, a Delaware corporation, Hammer Acquisition Inc., a Delaware corporation, and Henry Bros. Electronics, Inc., a Delaware corporation, as such agreement may be amended from time to time.

FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	To approve a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the annual meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To elect the following seven directors to serve until the 2011 annual meeting of stockholders and until their respective successors are duly elected and qualified:
Richard D. Rockwell
James E. Henry
Brian Reach
Robert L. De Lia Sr.
James W. Power
Joseph P. Ritorto
David Sands
Please check either “FOR ALL” or “WITHHOLD AUTHORITY TO VOTE ON ALL.”

FOR ALL (except as indicated below)	WITHHOLD AUTHORITY TO VOTE ON ALL
☐	☐
To withhold authority to vote for any individual nominee(s), please write the name(s) of those nominee(s) on the line provided below:

(The nominees are Richard D. Rockwell, James E. Henry, Brian Reach, Robert L. De Lia Sr., James W. Power,
Joseph P. Ritorto and David Sands)
4.	To ratify the appointment of EisnerAmper LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010.

FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
Our board of directors recommends a vote “FOR” the adoption of the merger agreement listed under Item 1 (Adoption of Merger Agreement), “FOR” the approval of the adjournment proposal listed under Item 2 (Adjournment Proposal), “FOR” each of the seven director nominees listed under Item 3 (Election of Directors), “FOR” the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 listed under Item 4 (Auditor Ratification). This proxy, when properly executed, will be voted as specified by the undersigned.
If no specification is made, this proxy will be voted FOR the Adoption of Merger Agreement, FOR the Adjournment Proposal, FOR the Election of Directors and FOR the Auditor Ratification.
If any other matters properly come before the meeting that are not specifically set forth on the Proxy and in the Proxy Statement, it is intended that the proxy will vote in accordance with his best judgment.
Date:                                                                , 2010

Signature	Signature

Name of Stockholder (Please print)	Name of Stockholder (Please print)
(Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title. )